EXECUTION VERSION

Share Purchase Agreement relating to the sale and purchase of shares in the capital of Iveagh New Opportunities Limited
Dated December 15, 2025
The Sellers (details of whom are set out in Schedule 1) ABM Industries Incorporated (Purchaser)
Dentons Ireland LLP 20 Kildare Street Dublin 2 D02 T3V7 Ireland

Contents
2    Sale of the Sale Shares    18
3    Consideration    18
4    Exchange    20
5    Leakage    20
6    Conditions    23
7    Covenants by the Sellers    25
8    Pre-Completion Obligations    28
9    Completion    30
10    Warranties and Limitation of the Sellers’ Liability    31
11    Warranties and Undertakings of the Purchaser    33
12    Tax Covenant    35
13    Access to Information    35
14    Seller Matters    35
15    Confidentiality and Announcements    36
16    D&O Insurance    38
17    Further Assurance    38
18    Entire Agreement and Remedies    38
19    Post-Completion Effect of Agreement    39
20    Waiver and Variation    39
21    Invalidity    40
22    Assignment and Successors    40
23    Third Party Rights    40
24    Payments, Set Off and Default Interest    40
25    Notices    42
26    Electronic Signature    44
27    Costs    44
28    Counterparts    44
29    Governing Law and Jurisdiction    44
30    Process Agent    45
Schedule 1 – The Sellers    47
Schedule 2 – The Shares    51
Schedule 3 – Group Information    55
Contents (i)

Schedule 4 – Pre-Completion Obligations    60
Schedule 5 – Completion Obligations    64
Schedule 6 – Leakage    70
Schedule 7 – Permitted Leakage    71
Schedule 8 – The Warranties    73
Schedule 9 – Limitations on Seller Liability    102
Schedule 10 – Tax Covenant    107
Schedule 11 - Escrow Arrangements    116
SIGNATURE    121

Contents (ii)

Agreement
Dated            2025
Between
(1)    PW RED OCTOBER S.À R.L., a private limited liability company (société à responsabilité limitée) organised and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Trade and Companies (Registre de commerce et des sociétés, Luxembourg) under number B234261, further details of which are set out in Part 1 of Schedule 1 (the Institutional Seller);
(2)    WATCHMAN INVESTMENT HOLDINGS UNLIMITED COMPANY, a company incorporated in Ireland with registered number 418567 and having its registered office at Westerwood House, Tyrone, Kilcolgan, County Galway, further details of which are set out in Part 2 of Schedule 1 (the Corporate Seller);
(3)    THE SEVERAL PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN PART 3 OF SCHEDULE 1 (each a Management Seller and together the Management Sellers. The Institutional Seller, the Corporate Seller and the Management Sellers together the Sellers and each a Seller); and
(4)    ABM INDUSTRIES INCORPORATED, a Delaware corporation with registered number 2057350 and having its registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, USA (the Purchaser).
Whereas
A.    The Sellers are the legal and beneficial owners of the Shares.
B.    The Sellers wish to sell, and the Purchaser wishes to purchase, the Sale Shares on the terms and subject to the conditions, set out in this Agreement.
C.     The Irish Management Option Shares will be subject to the terms and conditions of the Irish Management Put and Call Option Agreement.
It is agreed:
1Definitions and Interpretation
1.1In this Agreement, unless the context otherwise requires:
Affiliate means, in respect of any person:
(a)any other person directly or indirectly Controlled by, or Controlling of, or under common Control with, that person (but, in respect of the Institutional Seller, shall exclude any portfolio company of the Institutional Seller or any of its Affiliates);
(b)any Fund of which that person is a general partner, trustee, nominee or manager;
(c)any general partner, limited partner, trustee, nominee or manager of, or holder of interests (whether directly or indirectly) in, that person;
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(d)any Affiliate of any of the foregoing; and
(e)additionally, in respect of any Management Seller that is an individual, shall include, any spouse, co-habitee and/or lineal descendants by blood or adoption of such person;
Agreed Form means, in relation to a document, the form of that has been identified as by or on behalf of the Sellers' Representatives and the Purchaser as in agreed form with such changes as the Sellers' Representatives and the Purchaser may agree before Completion;
Agreed Leakage Amount has the meaning given in Clause 5.3;
Agreed Proportions means, in relation to any Seller, that Seller’s pro rata proportion as set out in the Consideration Allocation Schedule, based on being the proportion of the Consideration amounts receivable by such Seller pursuant to the terms of the Transaction Documents bears expressed as a percentage of to the aggregate Consideration amounts receivable by all Sellers pursuant to the Transaction Documents (including, in each case, any portion of the Consideration payable to Sellers pursuant to this Agreement, taken together with the Irish Management Option Consideration, and any amounts payable to the UK Management Seller and the US Management Sellers pursuant to paragraph 3(e) and 3(f) of Schedule 5, respectively); provided that, for the avoidance of doubt, under no circumstances shall the aggregate of all Agreed Proportions exceed 100%;
Anti-trust Authority means any Authority that enforces Anti-trust Laws;
Anti-trust Conditions has the meaning given in Clause 6.1(a);
Anti-trust Laws means all Laws governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;
Authority means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;
Bank Pay-Off Amount means the amount provided by the facility agent under the Existing Facility as set out in the Pay-off Letter to discharge all amounts owed by or any Group Company at Completion (including all amounts of principal, accrued and unpaid interest, fees, penalties, expenses, prepayment costs and any breakage fees) under the Existing Facilities;
Business Day means a day (other than a Saturday or Sunday or a public holiday) on which banks in Dublin, Ireland and New York City, New York, United States are open for ordinary banking business;
Business Warranties means the warranties given pursuant to Clause 10.2 and set out in Part 2 of Schedule 8;
Business Warranty Claim means any claim for breach of a Business Warranty;
CARES Act means the Coronavirus Aid, Relief, and Economic Security Act Pub. L. 116-136 (03/27/2020) and any similar or successor legislation in any US jurisdiction, and any official
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guidance issued thereunder and any other applicable law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, including IRS Notices 2020-22, 2020-65 and 2021-11.
Claim means any demand or claim made by the Purchaser against any of the Sellers, whether in contract or otherwise, under or in relation to or for any breach of any Transaction Document, but shall not include any claim in respect of Clause 5.1 or any Tax Claim;
Code means the United States Internal Revenue Code of 1986, as amended;
Company means Iveagh New Opportunities Limited, a company incorporated in Ireland with registered number 654533 and having its registered office at Unit 1, Block H, Maynooth Business Campus, Maynooth, Co. Kildare, Ireland;
Completion means completion of the sale and purchase of the Sales Shares in accordance with Clause 9;
Completion Date has the meaning given in Clause 9.1;
Completion Disclosure Letter has the meaning given in Clause 10.4;
Conditions means the conditions set out in Clause 6.1;
Confidential Information has the meaning given in Clause 15.1;
Consideration has the meaning given in Clause 3.1;
Consideration Allocation Schedule has the meaning given in Clause 8.2;
Control means the power of a person to secure, directly or indirectly, (whether by the holding of shares, possession of voting rights or by virtue of any other power conferred by the articles of association, constitution, partnership deed or other documents regulating another person or otherwise) that the affairs of such other person are conducted in accordance with his or its wishes and Controlled and Controlling shall be construed accordingly
Corporate Seller has the meaning given in the description of the parties to the Agreement;
Covenantors means those parties defined as the Warrantors and who give the covenants contained in Schedule 10;
D&O Insurance has the meaning given in Clause 16;
Data Protection Laws means the General Data Protection Regulation (EU) 2016/679 (GDPR), the UK GDPR, the e-Privacy Directive 2002/58/EC (or successor thereto) and any national implementing law, regulations and secondary legislation, as amended or updated from time to time, in Ireland or any other jurisdiction whose laws apply to the Group Companies processing of Personal Data;
Data Room means the electronic data room hosted by Datasite in connection with the Transaction;
Debt Security means each of the security agreements, mortgages, collateral assignments, pledge agreements or other similar agreements delivered to the security agent under the
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Existing Facilities and each of the other agreements, instruments or documents that creates or purports to create a lien in favour of the security agent (for the benefit of the secured parties) and/or the secured parties under the Existing Facilities;
Deed of Release means one or more deeds of release (and any equivalent release document(s), notice(s) or form(s) required in applicable jurisdictions) in the Agreed Form pursuant to which all of the Debt Security shall be released on the Completion Date, subject to receipt by the relevant recipient(s) of the Bank Pay-Off Amount;
Deferred Consideration means an amount equal to 40% of the Net Consideration payable to the Key Management Sellers (except for the Irish Management Sellers);
Deferred Payment has the meaning given in Clause 3.2(e);
Director means a director of the Company (and Directors shall be construed accordingly);
Disclosed means fairly disclosed in the Disclosure Letter or the Completion Disclosure Letter with sufficient detail as to enable the Purchaser to make a reasonably informed assessment of the nature, scope and consequences to the Group of the fact, matter or circumstance concerned;
Disclosed Exit Bonuses means the Exit Bonuses payable to certain employees of the Group being a total aggregate amount equal to $330,150;
Disclosed Transaction Costs means the Transaction Costs which are set out in the Consideration Allocation Schedule;
Disclosure Letter means the disclosure letter dated the date of this Agreement delivered by or on behalf of the Warrantors to the Purchaser immediately before signing of this Agreement, together with any documents annexed to it;
Encumbrance means any adverse claim, right, third-party right, interest or equity, trust or equitable interest of any person (including any right to acquire, call for the issue of, redemption, repayment or conversion into stock, shares or loan capital, option or right of pre-emption), any mortgage, charge, debenture, pledge, lien, right of pre-emption, right of retention, right to restrict, assignment, hypothecation, security interest (including any created by Law), title retention or other security agreement or arrangement (including any conditional obligation), or other encumbrance or the right to create any of the foregoing;
Equitable Exceptions means applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);
Equity means, with respect to any person, any and all shares or interests of such person’s capital stock, partnership interests, membership interests, limited liability company interests or other equivalent equity or ownership interests and any rights, warrants or options exchangeable or exercisable for or convertible into such capital stock or other equity or ownership interests;
Equity Rights means, with respect to any person, (a) any options, warrants, convertible or exchangeable securities, subscriptions, commitments, pre-emptive rights, agreements, arrangements or calls, relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any Equity of such person; (b) any stock
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appreciation, phantom stock, profit participation or similar rights with respect to the Equity or the voting rights of such person; and (c) any bonds, debentures, notes or other indebtedness issued by such person, the holders of which have the right to vote on matters of such person or are otherwise convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote;
ERISA means the federal Employee Retirement Income Security Act of 1974, as amended;
ERISA Affiliate means any trade or business (whether or not incorporated) that would, at the relevant time, be considered a single employer with any Group Company under Section 414(b) or (c) of the Code or Section 4001 of ERISA, and with respect to matters relating to Section 412 of the Code or Section 303 of ERISA, Section 414(m) or (o) of the Code;
Escrow Accounts means the Leakage Escrow Account and the Specified Tax Claim Escrow Account, together, and each maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement;
Escrow Agent means US Bank, N.A.;
Escrow Agreement means the agreement in Agreed Form to be entered into by the Purchaser, each of the Sellers’ Representatives, and the Escrow Agent at Completion;
Escrow Amount means the Leakage Escrow Amount and the Specified Tax Claim Escrow Amount, together;
Exchange Rate means with respect to a particular currency for a particular day, the foreign exchange reference rate published by the European Central Bank on its website (https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html) for such currency on such date or, where no such rate is published for such date, the most recently available foreign exchange reference rate published by the European Central Bank on such website;
Existing Facilities means the senior multicurrency term and revolving facilities provided by Allied Irish Banks, p.l.c. as original lender to Candystick Limited as borrower pursuant to an Irish law facilities agreement dated 12 June 2024 between (1) Candystick Limited, as borrower, (2) the companies listed in Schedule 1 as original guarantors, (3) Allied Irish Banks, p.l.c. as original lender, (4) the financial institutions listed in Part I of Schedule 12 thereto as ancillary lenders and (5) Allied Irish Banks, p.l.c. as sustainability coordinator as amended and restated on 11 July 2024 and as further amended on 20 August 2024;
Exit Bonuses means the gross amount of any bonuses, retention payments, change of control payments, or similar payments to be paid to any employee, advisor, director, contractor or consultant of any Group Company by any Group Company in connection with the Transaction, including any applicable Taxes payable by the employer or to be withheld by the employer thereon;
Expert means, except the auditor of the Group at the applicable time, an accountant or tax advisor (as applicable) in an agreed accountancy firm practising in Ireland, independent of the parties, appointed by agreement between the Purchaser and the Sellers' Representatives or, in the absence of such agreement within five Business Days of the Purchaser or the Sellers' Representatives notifying the other of its wish to appoint an Expert, such accountant or tax advisor as is appointed by the President for the time being of Chartered Accountants Ireland on the application of the first of the Purchaser or the Sellers' Representatives to so apply. For
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the purposes of this definition, “agreed accountancy firm” means any of EY, KPMG, Deloitte, PricewaterhouseCoopers, BDO International Limited, Grant Thornton International Ltd, or such other accountancy firm with similar reputation and standing, as is agreed between the Purchaser and the Sellers’ Representatives;
FDI Condition has the meaning given in Clause 6.1(b);
Fund means any unit trust, investment trust, investment company, limited partnership, general partnership, collective investment scheme, pension fund, insurance company or any other body corporate or other entity, in each case the assets of which are managed professionally for investment purposes;
Fundamental Warranties means the warranties set out in Clause 10.1 and the term Fundamental Warranty shall be construed accordingly;
Group and Group Companies means the Company and the Subsidiaries and Group Company means any one of them;
Held-over Amount has the meaning given to it in paragraph 3.5 of Schedule 11;
Initial Consideration means an amount equal to 60% of the Net Consideration payable to the Key Management Sellers (except for the Irish Management Sellers);
Institutional Seller has the meaning given in the description of the parties to the Agreement;
Irish FDI Approval means (i) a screening decision issued by the Minister for Enterprise, Tourism and Employment of Ireland that the Transaction does not affect, or would not be likely to affect, the security or public order of Ireland; or (ii) a screening decision issued by the Minister for Enterprise, Tourism and Employment of Ireland that the Transaction affects, or would be likely to affect, the security or public order of the State and that the Transaction may only be completed in accordance with a direction made under section 18(3) of the Irish FDI Regime, provided such direction is in a form that is acceptable to the Purchaser (acting reasonably); such a decision is deemed to have been made on the earlier of the date (a) when a copy of the decision in question is received by the Purchaser, or (b) of the expiry of the relevant review periods under the Irish FDI Regime without the Minister having made a screening decision; or (iii) when the Purchaser is informed by the Minister for Enterprise, Tourism and Employment of Ireland that the Transaction does not satisfy the criteria under Section 9(1) of the Irish FDI Regime, provided that no screening notice has been issued by that date;
Irish FDI Regime means the foreign investment screening regime set out in the Irish Screening of Third Country Transactions Act 2023;
Irish Management Consideration means the price payable to the Irish Management Sellers in respect of the Irish Management Sellers' Sale Shares;
Irish Management Option Consideration means the Option Price (as defined in the Irish Management Put and Call Option Agreement;
Irish Management Option Shares means the shares set out opposite each Irish Management Seller’s name in Part 2 of Schedule 2;
Irish Management Put and Call Option Agreement means the put and call option agreement in relation to the Irish Management Option Shares in the Agreed Form;
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Irish Management Sellers means those individuals listed in Column 2 of Part 2 of Schedule 2 and each an Irish Management Seller;
Irrecoverable VAT means any VAT paid which is not recoverable as input tax by a person or representative member of any VAT group of which it forms part, subject to that person or representative member using reasonable endeavours to recover such amount of VAT;
IRS means the United States Internal Revenue Service;
Joint Transfer Instruction means the Release Notice (as such term is defined in the Escrow Agreement) as referred to in the Escrow Agreement and in the form set out in Schedule D to the Escrow Agreement;
Key Management Sellers means each of the Irish Management Sellers, each of the US Management Sellers, and the UK Management Seller;
Known Leakage Amount has the meaning given in Clause 5.2;
Laws means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;
Leakage means those items listed in Schedule 6;
Leakage Claim has the meaning given in Clause 5.5;
Leakage Escrow Account has the meaning given to it in paragraph 1.1(a) of Schedule 11;
Leakage Escrow Amount means USD2,000,000;
Leakage Escrow Period means the period starting on the Completion Date and ending on the date falling six months after the Completion Date (or, if such date is not a Business Day, on the next Business Day);
Leakage Escrow Release Date means six (6) months following the Completion Date;
Leakage Notice has the meaning given in Clause 5.5;
Liability or Liabilities means, with respect to any person, any and all debts, liabilities (including Taxes) and obligations whether deriving from contract, the common law, equity statute or otherwise (in each case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, subordinated or unsubordinated, due or to become due, secured or unsecured, matured or otherwise).
Locked Box Accounts means the unaudited consolidated accounts of the Group as at the Locked Box Date located at document 11.4 in the Data Room;
Locked Box Date means 30 September 2025;
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Longstop Date means 5:30 p.m. on 30 April 2026 or such later time and date as may be agreed between the Sellers' Representatives and the Purchaser;
Losses means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, penalties and legal and other professional fees, but excluding any direct or indirect consequential losses, loss of profit and loss of reputation;
MAE Condition has the meaning given to it in Clause 6.1(c);
Management Sellers has the meaning given in the description of the parties to the Agreement;
Material Adverse Effect means a material adverse effect on the business, assets, liabilities, operations or financial condition of the Group; provided, that no effect of any fact, circumstance or change arising out of or resulting from any of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:
(f)the global economy or capital or financial markets, including changes in interest or exchange rates, monetary policy, inflation, tariffs, trade wars or changes in equity markets and related changes in the value of the investment assets of the Group;
(g)political conditions generally and any natural disasters, hostilities, pandemics, acts of war (whether declared on not), civil disobedience, social unrest, sabotage, terrorism or military actions whether perpetrated or encouraged by a state or non-state actor or actors or any other force majeure event;
(h)any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Group operates or competes, except to the extent such adverse effect has a disproportionate effect on the Group as compared to any other companies in such industry or industry sector operating in the geographic markets in which the Group operates (in which case, only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition);
(i)public announcement of this Agreement and the transactions contemplated hereby, or any changes attributable to the fact that the Purchaser or any of its Affiliates is the prospective owner of the Group or to the Purchaser’s future plans for the business of the Group;
(j)any changes in applicable law or the enforcement or interpretation thereof or changes to applicable accounting standards, in each case, after the date of this Agreement;
(k)any action taken by or failed to be taken by the Purchaser or its affiliates, or taken by any of the Sellers, any Group Company or any of their respective affiliates at the request of the Purchaser;
(l)any change (or threatened change) in the credit, financial strength or other ratings (other than the facts underlying any such change (or threatened change)) of the Group (provided, that this paragraph (g) shall not exclude the impact of such change (or threatened change) on the Group, including contractual arrangements and relationships with distribution channels resulting therefrom from being considered in
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determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); or
(m)any failure by the Group to achieve any earnings, premiums written or other financial projections or forecasts (other than the underlying facts and circumstances that may have given rise or contributed to such failure so long as such facts or circumstances are not otherwise excluded by any other clause in this definition);
Material Completion Obligation means:
(n)in respect of the Sellers, the deliverables set out in paragraphs 1(a)(i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xiv), (xv), (xviii), (xix) and (xx) of Schedule 5 and paragraph 1(b) of Schedule 5; and
(o)in respect of the Purchaser, the deliverables set out in paragraphs 2(a), 2(b), 2(d), 2(e), 2(f), 2(g) and 2(h) of Schedule 5;
Net Consideration has the meaning given to it in Clause 3.2;
Non-Substantiated Claim has the meaning given in paragraph 2.2(b) of Schedule 11;
Non-U.S. Benefit Plan means any plan, program, policy, practice, contract, agreement, or arrangement providing for compensation or benefits that is maintained outside the United States for the benefit of any current or former employee, director, consultant or officer of a Group Company whose performance of services for the benefit of the Group occurs or occurred outside of the United States;
Notified Leakage Amount has the meaning given to it in Clause 5.5;
Paying Agent means the paying agent appointed by the Sellers’ Representatives on behalf of the Management Sellers to receive and distribute the proceeds of sale due to the Management Sellers;
Pay-Off Letter means the payoff letter to be provided by a lender (or agent on behalf of a lender) under the Existing Facilities, setting out the amount (including all ancillary amounts) required to be paid by a particular date under the relevant Existing Facilities to the relevant finance parties in order to discharge and repay that Existing Facilities in full on that date in the Agreed Form;
Permitted Leakage means those items identified in Schedule 7;
Personal Data has the meaning given in Article 4(1) of the GDPR;
Postponed Longstop Date has the meaning given in Clause 6.9;
PPP Loan means any Indebtedness pursuant to the “Paycheck Protection Program” of the CARES Act.
Pre-Completion Tax Period means any Tax period ending on or before the Completion Date, and, with respect to a Straddle Period, the portion of such Tax period through the ending of the Completion Date;
Processor has the meaning given to it in Article 4(8) of GDPR;
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Purchaser has the meaning given in the description of the parties to the Agreement;
Purchaser Group means the Purchaser and each of its Affiliates including, for the avoidance of doubt, the Group Companies from Completion;
Purchaser’s Solicitors means Sidley Austin LLP, 787 Seventh Avenue, New York, New York, United States 10019;
Regulatory Condition has the meaning given in Clause 6.1(b);
Relevant Authority means:
(p)the relevant Anti-trust Authorities in relation to the Anti-trust Conditions set out in Clause 6.1(a);
(q)the Minister for Enterprise, Tourism and Employment of Ireland in relation to the FDI Condition set out in Clause 6.1(b);
Relevant Business means the business carried on by the Company or any Group Company as of the date of Completion;
Relevant Seller has the meaning given in Clause 5.3.
Relevant Territory means the Republic of Ireland and the United States;
Relief any loss, allowance, credit, relief, deduction, set-off, charge, exemption, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax;
Representatives means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;
Retention Letters mean each of the agreements to be entered into between each of the Key Management Sellers and the Purchaser on or about the date of this Agreement in relation to the terms and payment of certain performance bonuses.
Sale Shares means the shares in the capital of the Company set out opposite each Seller’s name in Part 1 of Schedule 2;
Sellers' Representatives has the meaning given in Clause 14;
Sellers’ Group means the Sellers and each of their respective Affiliates, excluding, the Group Companies and any portfolio company of the Institutional Seller or any of its Affiliates;
Sellers’ Solicitors means Dentons Ireland LLP, 20 Kildare Street, Dublin 2, D02 T3V7, Ireland;
Settled Claim means:
(r)in the case of a Tax Claim or any other claim in respect of any claim, notice, demand, assessment, determination letter or other document has been issued by any Tax Authority (a “Tax Assessment”):
(i) no steps have been taken to appeal against that Tax Assessment within the applicable time limit for so appealing;
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(ii)where such claim is agreed in writing between the Purchaser, the Institutional Seller and the Sellers' Representatives (as relevant);
(iii)an appeal against that Tax Assessment is determined by a court of competent jurisdiction (the Tax First Instance Judgment) and, in relation to which:
(A)no court of competent jurisdiction has granted leave to appeal the Tax First Instance Judgment within the applicable time limit for doing so; or
(B)where a court of competent jurisdiction has granted leave to appeal the Tax First Instance Judgment, such appeal has not been lodged within the applicable time limit for doing so;
(iv)where a court of competent jurisdiction has granted leave to appeal the Tax First Instance Judgment and such appeal has been lodged with an appeal court of competent jurisdiction (the Tax Appeal Court) within the applicable time limit for doing so, the appeal against the Tax Assessment is determined by the Tax Appeal Court;
(v)the Purchaser has confirmed in writing to the Institutional Seller of the Sellers' Representatives (as relevant) that it has been withdrawn or abandoned (in which case, the value of that Settled Claim shall be nil),
(vi)or
(s)in any other case:
(i)a claim under this Agreement or part of such claim which is agreed in writing between the Purchaser, the Institutional Seller and the Sellers' Representatives (as relevant);
(ii)a claim under this Agreement or part of such claim which is determined by a court of competent jurisdiction (the First Instance Judgment) and, in relation to which:
(A)no court of competent jurisdiction has granted leave to appeal the First Instance Judgment within 21 days of the First Instance Judgment; or
(B)where a court of competent jurisdiction has granted leave to appeal the First Instance Judgment, such appeal has not been lodged with a court of competent jurisdiction within 21 days of the First Instance Judgment;
(iii)where a court of competent jurisdiction has granted leave to appeal the First Instance Judgment and such appeal has been lodged with a court of competent jurisdiction within 21 days of the First Instance Judgment (the Appeal Court), a claim under this Agreement or part of such claim which is determined by the Appeal Court; or
(iv)a claim under this Agreement or part of such claim which the Purchaser has confirmed in writing to the Institutional Seller of the Sellers' Representatives
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(as relevant) that it has been withdrawn or abandoned (in which case, the value of that Settled Claim shall be nil);
Shareholders’ Agreement means the shareholders’ agreement related to the Company between (1) the Company, (2) the Corporate Seller, (3) the Managers (as defined therein), (4) the Institutional Seller and (5) Perwyn Advisors UK Limited entered into on 24 June 2020, as amended and restated on 21 December 2021 and 1 February 2023 and as further amended and restated pursuant to a Deed of Amendment and Restatement dated 13 June 2024;
Shares means the entire issued share capital of the Company;
Specified Tax Claim means a claim under or in respect of paragraph 2.2.1 of Schedule 10 (Tax Covenant);
Specified Tax Claim Escrow Release Date means the fourth anniversary of the Completion Date;
Specified Tax Claim Escrow Account has the meaning given to it in paragraph 1.1(b) of Schedule 11;
Specified Tax Claim Escrow Amount means USD2,700,000;
Subsidiaries means the corporate bodies particulars of which are set out in Part 2 of Schedule 3;
Substantiated Claim has the meaning given to it in paragraph 1.2 of Schedule 11;
Tax means or Taxation means (a) any United States federal, state, local or non-US taxes and all other forms of taxation, levies, duties, imposts, charges, contributions, minimum, sales, use, transfer, real property, registration, withholdings or other amounts in the nature of taxation imposed by an Authority (including on account of a failure to make any withholding, failure to file any Tax Return, or a failure to file a correct Tax Return), whether or not disputed, including any net income, gross income, gross receipts, severance, capital stock, real property, personal property, tangible, withholding, employment, unemployment compensation, escheat, disability, excise, license, occupation, registration, stamp, premium, environmental, customs, duties, tariffs, alternative or add-on minimum, estimated, gross receipts, value added, sales, use transfer, franchise and payroll taxes, unclaimed property and any national insurance or social security contributions, together with all penalties, charges, surcharges, fees, interest, additional amounts or additions to tax associated therewith relating to any of the foregoing or to any late or incorrect return in respect of any of them and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or by contract or otherwise;
Tax Authority means any taxation, revenue, customs, governmental, state, municipal or other authority (whether within or outside the Republic of Ireland) competent to impose, administer or collect any charge or liability to Tax;
Tax Claim means a claim under the Tax Covenant, including a Specified Tax Claim, or a claim for breach of the Tax Warranties;
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Tax Covenant means the tax covenant set out in Schedule 9;
Tax Return means any return, report or similar statement required to be filed or sent with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax;
Tax Sharing Arrangement means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis;
Tax Warranties means the warranties given pursuant to Clause 10.2 and set out in Part 3 of Schedule 8;
Tax Warranty Claim means any claim for breach of a Tax Warranty;
TCA means the Taxes Consolidation Act 1997;
Transaction means the transactions contemplated by this Agreement and/or the other Transaction Documents or any part thereof;
Transaction Costs means those fees, costs or expenses paid or agreed to be paid or incurred by any Group Company in connection with the Transaction (including fees and expenses relating to diligence and negotiation of the Transaction Documents) since the Locked Box Date (or which were incurred prior to the Locked Box Date but in respect of which an express provision has not been made in the Locked Box Accounts) including any Irrecoverable VAT thereon);
Transaction Documents means this Agreement, the Disclosure Letter, the Completion Disclosure Letter, the Retention Letters, the Irish Management Put and Call Option Agreement, the UK Loan Note Instrument, the UK Loan Note Certificate, any document in Agreed Form and any other document to be delivered on Completion (as set out in Schedule 5);
United States or US means the United States of America;
UK Loan Note Certificate means the certificate, in the Agreed Form, which evidence the issue of the UK Loan Notes;
UK Loan Note Instrument means the unsecured loan note instrument, in the Agreed Form, pursuant to which the UK Loan Notes are issued;
UK Loan Notes means the loan notes to be issued by the Purchaser to the UK Management Seller (as lender) and the Purchaser (as borrower), pursuant to the UK Loan Note Instrument, as evidenced by the UK Loan Note Certificates, in satisfaction of UK Management Seller’s Agreed Proportion of the Deferred Consideration;
UK Management Seller means Geoffrey Stoddart;
US Management Sellers means each of Nigel Wenden, Darrell McDaniel, James Lyngar and Andy Jones;
U.S. Benefit Plan means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other plan, program, policy, practice, contract, agreement, or arrangement
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providing for compensation or benefits, whether or not reduced to writing, and whether covering a single individual or group of individuals, including, as applicable, but not limited to any bonus, commission, employment, consulting, equity or equity-based, equity option, restricted equity, equity purchase, equity appreciation, phantom equity, profits interest, incentive compensation, profit-sharing, deferred compensation, life insurance, pension, retirement, supplemental retirement, medical, hospital, disability, welfare benefit, change of control, transaction, severance or retention, post-termination or post-employment health and welfare, salary continuation or paid time-off, in each case, that is maintained, contributed to or sponsored by any Group Company for the benefit of any current or former employee, director, consultant or officer of a Group Company whose performance of services for the benefit of the Group occurs or occurred, as applicable, within the United States or with respect to which any Group Company has or could reasonably be expected to have any liability or obligation, including, as applicable, on account of any ERISA Affiliate thereof;
VAT means value added tax imposed in compliance with the European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112/EC) and any other tax of a similar nature, whether imposed in a Member State of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere;
VATCA means the Value Added Tax Consolidation Act 2010;
VAT Group means a group of companies for the purposes of section 15 of VATCA or pursuant to any similar legislative provision in another jurisdiction other than the Republic of Ireland;
W&I Insurance has the meaning given in paragraph 8.1(a) of Schedule 9;
W&I Insurer means Berkley Specialty London, a Berkley Company;
Warrantors means Nigel Wenden, Mark Morris, Shane Cox, Geoffrey Stoddart and Darrel McDaniel; and
Working Hours means 9:30 am to 5:30 pm on a Business Day.
1.2In this Agreement, unless the context otherwise requires:
(a)every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;
(b)references to Clauses and Schedules are references to clauses of and schedules to this Agreement, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Agreement include the Schedules;
(c)references to the singular shall include the plural and vice versa and references to one gender include any other gender;
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(d)references to a party means a party to this Agreement and includes its successors in title, personal representatives and permitted assigns;
(e)references to a person includes any individual, corporation, partnership, limited liability company, association, body corporate, corporation sole or aggregate, state or agency of a state, including a government or political subdivision or any agency or instrumentality thereof, association, trust or other entity or organisation, and any unincorporated association or organisation, in each case whether or not having separate legal personality;
(f)references to a company includes any company, corporation or other body corporate wherever and however incorporated or established;
(g)references to euro, EUR or € are references to the single currency from time to time of any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union;
(h)references to dollar, US dollars, USD or $ are references to the lawful currency from time to time of the United States;
(i)for the purposes of applying a reference to a monetary sum expressed in US dollars, an amount in a different currency shall be deemed to be an amount in US dollars translated at the Exchange Rate at the relevant date;
(j)references to times of the day are to Dublin time unless otherwise stated;
(k)references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(l)references to any Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than Ireland be deemed to include what most nearly approximates in that jurisdiction to the Ireland legal term;
(m)words introduced by the word other shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;
(n)general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words includes and including shall be construed without limitation;
(o)material or materially, where used in the context of the Business Warranties or the Tax Warranties, shall be construed as a reference to materiality in the context of the business of Group (taken as a whole); and
(p)references to documents or other materials provided or made available to Purchaser mean that such documents or other materials were delivered to Purchaser or its Representatives or were present in the Data Room as of 5:00 pm, New York City time on 12 December 2025 (unless otherwise agreed in writing by or on behalf of the Purchaser).
1.3The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.
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1.4Each of the schedules to this Agreement shall form part of this Agreement.
1.5References to this Agreement include this Agreement as amended or varied in accordance with its terms.
1.6All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one Seller or Warrantor under this Agreement are given or entered into severally and not jointly or jointly and severally.
2Sale of the Sale Shares
2.1On the terms set out in this Agreement and subject to the Conditions, each Seller shall sell (or procure to be sold) as legal and beneficial owner and the Purchaser shall purchase the Sale Shares set forth against that Seller’s name in Schedule 1 with effect from Completion, free from all Encumbrances, together with all rights and advantages attaching or accruing to them from Completion including without limitation the right to receive all dividends, distributions and return of capital declared, paid, created or arising on or after the Completion Date.
2.2Each of the Sellers irrevocably waives (and shall procure the waiver by any third party of) any right of pre-emption or other restriction on transfer in respect of the Shares pursuant to the Transaction Documents and any right or restriction on transfer in respect of the Shares it holds conferred on such Seller under the constitution of the Company, the Shareholders’ Agreement or otherwise in connection with the sale of the Shares pursuant to the Transaction Documents.
3Consideration
3.1The purchase price for the sale of the Sale Shares shall be the sum of:
(a)USD263,780,154; minus
(b)an amount equal to the Disclosed Transaction Costs; plus
(c)an amount of additional consideration calculated on the basis of USD40,488 multiplied by the number of days elapsed from (and excluding) the Locked Box Date up to (and including) the Completion Date; minus
(d)the Agreed Leakage Amount (if any); minus
(e)the Known Leakage Amount (if any)
(such amount being the Consideration).
3.2Subject to Clause 24.2, the Consideration (less the Escrow Amount) (the Net Consideration) shall be satisfied by:
(a)the payment by the Purchaser to the Institutional Seller of an amount in cash equal to the Institutional Seller’s Agreed Proportion of the Net Consideration, in accordance with paragraph 2(a)(i) of Schedule 5;
(b)the payment by the Purchaser to the Corporate Seller of an amount in cash equal to the Corporate Seller’s Agreed Proportion of the Net Consideration, in accordance with paragraph 2(a)(ii) of Schedule 5;
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(c)the payment by the Purchaser to each Management Seller other than the Key Management Sellers of an amount in cash equal to such Management Seller’s Agreed Proportion of the Net Consideration, in accordance with paragraph 2(a)(iii) of Schedule 5;
(d)the payment by the Purchaser to each Irish Management Seller of an amount in cash equal to such Irish Management Seller’s Agreed Proportion of the Irish Management Consideration, in accordance with paragraph 2(a)(iii) of Schedule 5;
(e)the payment by the Purchaser to each US Management Seller of an amount in cash equal to such US Management Seller’s Agreed Proportion of the Initial Consideration, in accordance with paragraph 2(a)(iii) of Schedule 5;
(f)the payment by the Purchaser to each US Management Seller of an amount in cash equal to such US Management Seller’s Agreed Proportion of the Deferred Consideration (each, a Deferred Payment) in accordance with paragraph 3(d) of Schedule 5.
(g)the payment by the Purchaser to the UK Management Seller of an amount in cash equal to the UK Management Seller’s Agreed Proportion of the Initial Consideration, in accordance with paragraph 2(a)(iii) of Schedule 5;
(h)the issuance of the UK Loan Notes by the Purchaser to the UK Management Seller on the Completion Date in principal amount equal to the UK Management Seller’s Agreed Proportion of the Deferred Consideration.
3.3On Completion, the Purchaser shall pay the Escrow Amount to the Escrow Accounts in accordance with paragraph 2(b) of Schedule 5. Each Seller shall be deemed to have contributed its Agreed Proportion of the Escrow Amount to the Escrow Accounts.
3.4Following payment of the Escrow Amount into the Escrow Accounts by the Purchaser pursuant to Clause 3.3, the Escrow Amount shall be held in the Escrow Accounts in accordance with the terms of Clause 5, Schedule 11 and the Escrow Agreement.
3.5Each Management Seller irrevocably authorises the Purchaser to pay all sums due to such Management Seller in cash under this Agreement to the account specified by the Paying Agent in accordance with Clause 24.1. Receipt by the bank of the Paying Agent of such amount or amounts shall be good and valid discharge by Purchaser of its payment obligations in respect of each such Management Seller.
3.6Subject to Clause 3.7, the Sellers agree, inter se, that the Consideration shall be apportioned among the Sellers by reference to the Shareholders’ Agreement and the constitution of the Company, as if the Company had been wound up and liquidated at Completion but the Purchaser shall not be concerned with, or have any liability whatsoever with respect to, such apportionment or for any failure by the Sellers or any other person to apportion such sum among the Sellers in accordance herewith.
3.7The Sellers agree that the Irish Management Option Shares will be held by the Irish Management Sellers subject to and in accordance with the Irish Management Put and Call Option Agreement. The Irish Management Consideration to be apportioned among the Irish Management Sellers by reference to the Shareholders’ Agreement and the constitution of the Company will be apportioned among the Irish Management Sellers by reference to the number of Sale Shares held by each of them rather than the number of Shares held by each
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of them. Each of the Sellers, other than the Irish Management Sellers, hereby waive any entitlement they may have to the Irish Management Option Consideration.
3.8Where any payment is made by or on behalf of a Seller in satisfaction of a liability arising under this Agreement, including from the Escrow Accounts to the Purchaser in accordance with the provisions of this Agreement and the Escrow Agreement, it shall, to the extent possible, be treated as a reduction of that part of the Consideration paid to such Seller in respect of the Sale Shares.
3.9For the avoidance of doubt, payment of the Deferred Payments, amounts owing under the UK Loan Note Instrument or any amounts owing under the Irish Management Put and Call Option Agreement, shall not subject to or conditional upon on the relevant Key Management Seller(s) continuing to be employed by the Group when such amounts become due and payable to such Key Management Seller(s). If any Key Management Seller ceases to be employed by the Group in any circumstance, all amounts outstanding of the Deferred Consideration owing to the relevant Key Management Seller(s) shall continue to be payable on the schedule set forth in this Agreement, the UK Loan Note Instrument or the Irish Management Put and Call Option Agreement, as applicable.
4Exchange
4.1The exchange shall take place electronically on the date of this Agreement immediately after all the business referred to in Clauses 4.2 and 4.3 has been transacted.
4.2At the exchange the Sellers shall deliver to the Purchaser or the Purchaser’s Solicitors:
(a)a counterpart of this Agreement duly executed by the Warrantors;
(b)the Disclosure Letter duly executed by the Warrantors;
(c)in respect of any Seller that is a corporate body, a copy of the resolution of that Seller’s board of directors authorising execution of this Agreement, the Disclosure Letter and approving the form of the other Transaction Documents;
(d)evidence of the authority of any person or persons executing or attesting the execution of this Agreement or any Transaction Document on behalf of a Seller and any other document on its behalf to do so and in each case, where the relevant Seller is a corporate entity, certified to be a true copy by a director or secretary of the relevant Seller; and
(e)a counterpart of each Retention Letter for each of the Key Management Sellers, duly executed by each such Key Management Seller.
4.3At the exchange the Purchaser shall deliver to the Seller or the Sellers’ Solicitors:
(a)a counterpart of this Agreement, and signed acknowledgment of the Disclosure Letter, in each case, duly executed by the Purchaser;
(b)a copy of the resolution of the Purchaser’s board of directors authorising execution of this Agreement, the Disclosure Letter and approving the form of the other Transaction Documents;
(c)a copy of the final W&I Insurance policy; and
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(d)a counterpart of each Retention Letter for each of the Key Management Sellers duly executed by the Purchaser.
5Leakage
5.1Each Seller severally undertakes to the Purchaser (in respect of itself only) that if:
(a)there has been any Leakage from any Group Company to or for the benefit of any such Seller or any of its Affiliates during the period commencing on (and excluding) the Locked Box Date up to (and including) the date of this Agreement; or
(b)there is any Leakage from any Group Company to or for the benefit of any such Seller or any of its Affiliates during the period commencing on (and excluding) the date of this Agreement up to (and including) Completion, then, subject to Completion occurring each Seller severally (but not jointly or jointly and severally) shall pay to the Purchaser on demand on a dollar for dollar basis an amount in cash equal to the aggregate amount of such Leakage actually received by or for the benefit of such Seller or any of its Affiliates and such amount shall not exceed an amount equal to the Consideration actually received by such Seller, provided that the limitation contained in this Clause 5.1 shall not apply to any claim for fraud.
5.2Without prejudice to Clause 8.2(d), each Seller severally undertakes to the Purchaser to notify the Purchaser in writing as soon as is reasonably practicable upon becoming aware of any Leakage having taken place at any time in the period from (but excluding) the Locked Box Date to (and including) the Completion Date (a Known Leakage Amount). The Purchaser shall be entitled to reduce the Consideration to be paid to the Sellers pursuant to Clause 3 by the full amount of any Known Leakage Amount and the payment of the amount of the Consideration so reduced shall be an absolute discharge of the Purchaser’s obligations hereunder in respect of the Consideration.
5.3If any Leakage is notified or comes to the attention of the Purchaser on or prior to Completion then, subject to the relevant Seller (the Relevant Seller) agreeing that the Leakage has occurred and agreeing the amount to be paid by the Relevant Seller pursuant to Clause 5.1 in respect of such Leakage (an Agreed Leakage Amount) the Purchaser shall be entitled to reduce the Consideration to be paid to the Relevant Seller pursuant to Clause 3 by the full amount of such Agreed Leakage Amount and the payment of the amount of the Consideration so reduced shall be an absolute discharge of the Purchaser’s obligations hereunder in respect of the Consideration to be paid to the Relevant Seller pursuant to this Agreement.
5.4For the avoidance of doubt:
(a)the fact that any Leakage is notified or comes to the attention of the Purchaser on or prior to Completion but no Agreed Leakage Amount is agreed in respect of it pursuant to Clause 5.3, shall not affect the Seller’s obligations or the Purchaser’s rights pursuant to Clause 5.1 or otherwise under this Agreement in respect of that Leakage; and
(b)the fact that, in respect of any Leakage, a Known Leakage Amount has been notified to the Purchaser pursuant to Clause 5.2, or an Agreed Leakage Amount has been agreed pursuant to Clause 5.3, shall not preclude the Purchaser from recovering any further amounts payable under Clause 5.1 in respect of such Leakage and not taken
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into account in the Known Leakage Amount or Agreed Leakage Amount (as applicable).
5.5Any claim to be made by the Purchaser pursuant to Clause 5.1 (a Leakage Claim) must be made in writing to the Sellers' Representatives within six months following the Completion Date (a Leakage Notice) and shall set out the Purchaser’s calculation of the amount of such Leakage Claim (the Notified Leakage Amount) and all relevant details (as far as they are known by the Purchaser at the time, provided that failure to provide such details shall not effect the validity of the claim), and each Seller shall cease to be under any liability to the Purchaser in respect of all and any such claims not included in a Leakage Notice prior to the expiration of such period.
5.6For the avoidance of doubt, the Purchaser acknowledges and agrees that the only remedy available to it in respect of a Leakage Claim, other than a claim for fraud, is contained in Clause 5.
5.7In the event that more than one Seller or any of its Affiliates receives or benefits from Leakage, such Leakage shall be treated as being paid for the benefit of all such Sellers in their Agreed Proportions.
5.8The Purchaser shall not be entitled to make any claim under Clause 5.1 to the extent the relevant Leakage has resulted in a deduction to the Consideration.
5.9If and to the extent that the Sellers' Representatives do not agree with the Purchaser’s determination of the amounts set out in the Leakage Notice, and the Purchaser and the Sellers' Representatives cannot reach agreement on the relevant amount of Leakage within fifteen (15) Business Days after the date of the Leakage Notice, the Purchaser or the Sellers' Representatives may refer the dispute to an Expert, on the basis that the Expert is to make a decision on the determination of the disputed amounts set out in the relevant Leakage Notice and to notify the Purchaser and the Sellers' Representatives (on behalf of the Sellers) of its decision within twenty (20) Business Days of receiving the reference or such longer reasonable period as the Expert may determine; provided that no such determination as to any item in dispute shall be more favourable to Purchaser than that proposed by Purchaser in the Leakage Notice or more favourable to the Sellers' Representatives than that being disputed by the Sellers' Representatives. The Expert shall act as an expert and not as an arbitrator and their determination of any matter falling within their jurisdiction shall be final and binding on the Sellers and the Purchaser save in the event of manifest error or fraud. The relevant Seller(s) shall procure that any Leakage agreed or determined in accordance with this Clause 5.9 is paid to the Purchaser within ten (10) Business Days of agreement or determination pursuant to this Clause 5.9. The fees and costs of any Expert shall be borne by Purchaser and the relevant Sellers in inverse proportion as they may prevail on matters resolved by the Expert, which proportionate allocations shall also be determined by the Expert at the time its determination is rendered on the merits of the matters submitted.
5.10In calculating the amount of any claim pursuant to Clause 5.1, there shall be deducted the amount of any Relief accruing to the Purchaser Group or the Group Companies which results in an actual cash Tax saving in the taxable period in which Completion occurs (or any earlier period) to the extent such Relief is attributable to the fact, event or matter giving rise to such a claim pursuant to Clause 5.1.
5.11If a Leakage Claim has been made by the Purchaser in accordance with this Clause 5, the Purchaser must first seek recourse from (and exhaust) funds in the Leakage Escrow Account
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before seeking recourse directly against any Seller (on a several and not joint and several basis).
5.12If any Leakage Claim is not satisfied in full from the Leakage Escrow Account, such Leakage Claim(s) (to the extent not so satisfied) shall remain enforceable against the Sellers strictly on a several basis and subject to and in accordance with the terms of this Agreement, and any Seller who received or benefited from such Leakage (or who are deemed to have received or benefited from such Leakage in accordance with 5.7) severally undertakes (in respect of itself only) to pay to the Purchaser, to the extent not otherwise recovered from the Leakage Escrow Account, the amount of such Leakage as agreed or determined in accordance with this Clause 5, within ten (10) Business Days of such agreement or determination.
5.13For the purposes of this Clause 5, any Tax falling within paragraph (n) of the definition of “Leakage” in Schedule 6 shall be deemed to be to or for the benefit of the Seller or relevant Affiliate that received or benefitted from the item of Leakage as a consequence of which such Tax became payable.
6Conditions
6.1Completion shall be subject to the following conditions being satisfied or waived in accordance with Clause 6.2 by the Longstop Date:
(a)the approval by Anti-trust Authorities having been obtained and such approval not having expired, or any relevant waiting periods after filing a complete notification to Anti-trust Authorities having expired or been terminated without the applicable Anti-trust Authority having made a decision, in:
(i)Ireland; and
(ii)The United States;
(the Anti-trust Conditions); and
(b)Irish FDI Approval having been obtained (the FDI Condition and, together with the Anti-trust Conditions, the Regulatory Conditions); and
(c)the Fundamental Warranties being true and accurate in all respects as of the date of this Agreement and as of Completion as if made at Completion; and (ii) the Business Warranties and/or Tax Warranties being true and accurate (without giving effect to any limitations as to materiality set forth therein) as of the date of this Agreement and as of Completion as if made at Completion, except, with respect to the Business Warranties and/or Tax Warranties at Completion, where the failure of such Business Warranties and/or Tax Warranties, individually or in the aggregate, to be true and accurate has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Group, taken as a whole (the MAE Condition),
(together, the Conditions).
6.2The Institutional Seller and the Purchaser may, to the extent they are legally entitled to do so, jointly waive any of the Regulatory Conditions, in whole or in part, by written agreement.
6.3The Purchaser shall use all reasonable endeavours to procure that the Regulatory Conditions are satisfied as soon as practicable and, in any event, no later than the Longstop Date.
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6.4The Purchaser shall, and shall procure that its Representatives shall, co-operate fully in all actions necessary to procure the satisfaction of the Regulatory Conditions including:
(a)submitting the Agreed Form notifications to each relevant Regulatory Authority within five (5) Business Days of the date of this Agreement and obtaining all consents, permits, approvals, clearances, waivers or actions of any Relevant Authority, in order to satisfy the Regulatory Conditions as soon as possible after the date of this Agreement and in accordance with any relevant time limit;
(b)promptly notifying the Institutional Seller of any material communication (whether written or oral) from any such Relevant Authority, keeping the Sellers regularly and reasonably informed of the progress of any notification or filing and providing such assistance as may reasonably be required in relation thereto;
(c)responding to any request for information from any such Relevant Authority, promptly and in any event in accordance with any relevant time limit;
(d)consulting with, and taking into account the views of the Institutional Seller as to the mode, content and timing of all material communications (whether made orally or in writing) with any such Relevant Authority, giving the Institutional Sellers and their Representatives a reasonable opportunity to comment on drafts of such communications and to participate in telephone calls and meetings with any such Relevant Authority (save to the extent that such Relevant Authority expressly requests that such Representatives should not participate in such meetings or telephone calls);
(e)providing the Institutional Seller with copies of all such communications, without delay, to the extent that doing so would not entail the disclosure of commercially sensitive information, which shall only be provided to the Sellers’ legal advisors on a “counsel to counsel” basis;
(f)as promptly as possible after a Relevant Authority indicates that it will not approve the Transaction without commitments, or, in the case of an Anti-trust Authority, indicates that it will open an in-depth investigation (Phase II, second request or similar), propose, negotiate, accept and/or enter into any and all commitments, undertakings or disposals, including those relating to the Purchaser or any of its Affiliates and the Group, in order to satisfy the Regulatory Conditions; provided that, nothing in this clause shall require the Purchaser's Group to take (and the Sellers shall not take, without the prior written consent of the Purchaser) any action (i) with respect to any entities, businesses, activities, or assets of the Purchaser’s Group or its Affiliates, or (ii) that, individually or in the aggregate, would be reasonably expected to directly result in a Material Adverse Effect on the Group Companies, taken as a whole;
(g)complying with all notification and other requirements arising as a result of the entry into of this Agreement and the Transaction under any relevant competition or other similar laws anywhere in the world (except where such requirements are the sole responsibility of the Sellers); and
(h)not taking any action that could reasonably be expected to adversely affect or delay the satisfaction of any of the Regulatory Conditions. Without limiting the generality of the foregoing, the Purchaser Group shall not, directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any person or other business organisation or division thereof, or otherwise acquire or agree to acquire any
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assets if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to impose any delay in satisfying, or risk of not satisfying, the Regulatory Conditions.
6.5The Purchaser agrees to bear the filing fees associated with the notifications and filings to the Relevant Authority, pursuant to Clause 6.1.
6.6If at any time the Purchaser or any of the Sellers become aware of any event, circumstance or condition that would be reasonably likely to prevent the Regulatory Conditions from being satisfied, it shall forthwith inform the other party, giving full details of the relevant facts or circumstances.
6.7The Sellers shall, or shall procure that the Company shall, co-operate fully in all actions necessary to procure the satisfaction of the Regulatory Conditions, including:
(a)providing such assistance and co-operation (including the provision of information in connection with the preparation of the notification and filings) as the Purchaser may reasonably request in connection with the satisfaction of the Regulatory Conditions;
(b)promptly notifying the Purchaser of any material communication (whether written or oral) from any such Relevant Authority, and consulting with, and taking into account the views of the Purchaser as to the mode, content and timing of all material communications (whether made orally or in writing) with any such Relevant Authority, giving the Purchaser a reasonable opportunity to comment on drafts of such communications and to participate in telephone calls and meetings with any such Relevant Authority (save to the extent that such Relevant Authority expressly requests that such Representatives should not participate in such meetings or telephone calls);
(c)subject to Clause 6.7(b), responding to any request for information from any such Relevant Authority, promptly and in any event in accordance with any relevant time limit; and
(d)not taking any action that could reasonably be expected to adversely affect or delay the satisfaction of any of the Regulatory Conditions.
6.8Upon any party becoming aware that any of the Regulatory Conditions have been satisfied, that party shall promptly notify the Purchaser in the case of the Sellers or the Institutional Seller in the case of the Purchaser.
6.9If any of the Regulatory Conditions are not satisfied by the Longstop Date, the Institutional Seller may, at its sole discretion (subject to the consent of the Corporate Seller), either:
(a)terminate this Agreement by notice in writing to the Purchaser; or
(b)postpone the Longstop Date to a date which shall not be later than two months after the Longstop Date (the Postponed Longstop Date).
In the event the Conditions are not satisfied (or waived to the extent permitted by Law) by the Postponed Longstop Date, this Agreement shall automatically terminate on the Postponed Longstop Date.
6.10Notwithstanding the termination of this Agreement pursuant to Clause 6.9, the provisions of this Clause 6.10 and Clauses 1, 14.6(d), 18 and 20 to 30 and any rights or liabilities that have accrued prior to that time shall continue in full force and effect.
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7Covenants by the Sellers
7.1For the purpose of assuring to the Purchaser the full benefit of the ownership of the Group, and in consideration for the Purchaser agreeing to buy the Sale Shares on the terms of this Agreement each of the Key Management Sellers covenants and undertakes with the Purchaser that it will not, directly or indirectly, or through the ownership or control of any body corporate, or through influencing any person or otherwise howsoever, and will procure that none of its Affiliates will:
7.1.1for a period of one year beginning on the Completion Date:
(a)engage or become involved or interested in the Relevant Business in the Relevant Territory;
(b)canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of any Group Company;
(c)interfere or take any steps as may interfere with the continuance of supplies (or the terms relating to those supplies) to any Group Company from any suppliers who are at the Completion Date or who have been at any time during the period of 12 months immediately preceding that date supplying materials, components, products, goods or services to any Group Company; or
(d)offer, or procure or facilitate the making of any offer of, employment to, or enter into a contract for services with, solicit or attempt to entice away from the Company any individual who is at the time of the offer or attempt, and was at the Completion Date, an employee of any Group Company;
7.1.2do any of the following:
(a)use, in the course of a business similar to that being carried on by Group at Completion, any name which is capable of being confused with Wgnstar, Nstar, Westerwood, Westerwood Global or Principal Service Solutions.
(b)use any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Group; or
(c)use anything which is capable of confusion with such words, mark, name, design or logo.
7.2For the purpose of assuring to the Purchaser the full benefit of the ownership of the Group, and in consideration for the Purchaser agreeing to buy the Sale Shares on the terms of this Agreement each of the Institutional Seller and the Corporate Seller covenants and undertakes with the Purchaser that it will not, directly or indirectly, or through the ownership or control of any body corporate, or through influencing any person or otherwise howsoever, and will procure that none of their respective Affiliates will:
7.2.1for a period of 3 years following Completion:
(a)canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of any Group Company;
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(b)interfere or take any steps as may interfere with the continuance of supplies (or the terms relating to those supplies) to any Group Company from any suppliers who are at the Completion Date or who have been at any time during the period of 12 months immediately preceding that date supplying materials, components, products, goods or services to any Group Company; or
(c)offer, or procure or facilitate the making of any offer of, employment to, or enter into a contract for services with, solicit or attempt to entice away from the Company any individual who is at the time of the offer or attempt, and was at the Completion Date, a key or senior employee of any Group Company;
7.2.2do any of the following:
(a)use, in the course of a business similar to that being carried on by Group at Completion, any name which is capable of being confused with Wgnstar, Nstar, Westerwood Global or Principal Service Solutions;
(b)use any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Group; or
(c)use anything which is capable of confusion with such words, mark, name, design or logo.
7.2.3Nothing in Clause 7.2, shall prohibit the Institutional Seller or any member of the Institutional Seller's Group from advertising generally for staff or employing any employee who responds to such advertisement provided that such advertisement is not specifically targeted at any member of the Group or any employee.
7.2.4The undertaking in Clause 7.2, shall not apply to any portfolio company (or its subsidiaries) of the Institutional Seller's Affiliates, provided that the Institutional Seller shall not permit or knowingly or intentionally take any active steps to encourage, advise or request such portfolio company (or its subsidiaries) to solicit or entice away or knowingly encourage a customer or client or supplier to the Group, or to interfere or seek to interfere with the continuance of supplies to the Group from any such person in breach of the undertakings in Clause 7.2.
7.2.5Nothing in this Clause 7 prevents any relevant Key Management Seller from:
(a)holding (as legal or beneficial owner) for investment purposes not more than 5% of the nominal value of any class of securities listed or dealt with on a recognised stock exchange; or
(b)performing his duties as a director, officer, employee or consultant of a member of the Purchaser's Group after Completion.
7.2.6The restrictions in this Clause 7 shall apply to a Seller acting in any capacity whatsoever, whether directly or indirectly, solely or jointly, on its own behalf or on behalf of any other person, in any company or firm, as principal, director, officer, employee or shareholder or as consultant or partner.
7.2.7Each covenant and undertaking contained in Clause 7 shall be construed as a separate covenant and undertaking and:
(a)if any one or more of the covenants and undertakings or any part of a covenant and undertaking or the extent of the Relevant Territory is held to be against the public
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interest or unlawful or in any way unreasonable (for example, by reason of the area, duration or type or scope of the covenant and undertaking) the remaining covenants and undertakings, or, as the case may be, the remaining part of the covenants and undertakings shall continue in full force and effect and shall bind each of the Sellers; and
(b)the parties consent to a court giving effect to a covenant and undertaking in such reduced form as may be decided by any court of competent jurisdiction in order that it be held to be reasonable.
7.2.8Each of the Sellers shall, with effect from the Completion, procure the change of name of any company in the Seller’s Group to such company name which does not contain any name used in the business as carried on by any Group Company in the 12 month period prior to and including the Completion Date.
8Pre-Completion Obligations
8.1During the period from the date of this Agreement to Completion, each Seller shall perform its obligations as set out in Schedule 4.
8.2Not less than three Business Days prior to the Scheduled Completion Date (as defined below), or at such other date and time as the Purchaser and the Sellers' Representatives agree in writing, the Sellers' Representatives shall provide the Purchaser with a schedule (the Consideration Allocation Schedule) setting out their determination of:
(a)the amount of the Bank Pay-Off Amount (together with currency, payee and account details) together with a copy of the Pay-Off Letter;
(b)the amount of the Disclosed Transaction Costs (together with currency, payee and account details);
(c)the amount of the Disclosed Exit Bonuses payable to each relevant employee, setting out which Group Company is liable to pay them;
(d)any Known Leakage Amount(s);
(e)details of the bank accounts for payment of the portion of the Net Consideration which, in accordance with Clause 3.2, is to be satisfied in cash in accordance with Clause 24.1;
(f)the Agreed Proportion applicable to each Seller; and
(g)the net amount of Consideration payable pursuant to paragraph 2(a) of Schedule 5.
8.3The Purchaser shall provide such information and assistance as the Sellers may reasonably request in connection with the release of all Encumbrances granted or entered into by any Group Company under the Existing Facilities.
8.4In the event that Completion is deferred in accordance with Clause 9.6(a) and the Sellers have delivered a Consideration Allocation Schedule prior to the such deferral occurring, the Sellers shall be entitled to deliver a revised Consideration Allocation Schedule to the Purchaser in accordance with Clause 8.2 and the Consideration Allocation Schedule previously submitted to the Purchaser shall cease to apply for all purposes. For the avoidance of doubt, in the event that Completion is deferred in accordance with Clause 9.6(a), any
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revised Consideration Allocation Schedule shall be provided to the Purchaser by the Sellers' Representatives not less than three Business Days prior to the deferred Completion Date.
8.5Prior to Completion, the Company shall (i) use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code, and (ii) submit to its shareholders (together with adequate disclosure in a manner intended to satisfy Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder) for a vote all such waived payments in a manner such that, if such vote is adopted by the shareholders in a manner that satisfies the equityholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. Purchaser agrees to furnish to the Company and its counsel as promptly as practicable such information as may be reasonably requested or required by the Company or its counsel to prepare documentation sufficient to satisfy the requirements of Section 280G of the Code in regards to a waiver and obtaining the equityholder approval as contemplated hereunder. The Company shall provide to Purchaser for its reasonable review and approval, at least five (5) days prior to submission of the waived payments to its shareholders for approval, draft copies of all documents prepared by the Company in connection with this Clause 8.5, including the parachute payment calculations prepared by the Company and/or its advisors.
8.6Each of the Sellers irrevocably and unconditionally appoints the Purchaser solely to the extent set out in this Clause 8.6 as its lawful attorney (and to the complete exclusion of any rights that it may have in that regard) for the purpose of exercising all rights attaching to the Sale Shares held in each of the Sellers’ name or exercisable by each of the Sellers in its capacity as a member of the Company including:
(a)exercising any voting and other rights and receiving any benefits and entitlements which attach to or arise in respect of any of the Sale Shares in each of the Sellers’ names and on each of the Sellers’ behalf;
(b)receiving notices of and attending all meetings of any members of the Company in each of the Sellers’ names and on each of the Sellers’ behalf as a member of the Company; and
(c)to the extent necessary in furtherance of Clauses 8.6.1 and 8.6.2 above, generally approving or executing documents and doing any acts or things in relation to any of the Sale Shares as the Purchaser thinks fit in each of the relevant Sellers’ names and on each of the relevant Sellers’ behalf, from Completion to the earlier of (i) the day on which the Purchaser or its nominee is entered in the register of members as the holder of the Sale Shares; or (ii) the date falling 44 days after the date of Completion. For this purpose, each of the Sellers authorises and instructs the Company to send all communications and payments in respect of the Sale Shares to the Purchaser during such period.
8.7Dated not earlier than five (5) Business Days prior to the Completion Date, the Sellers shall deliver to the Purchaser or the Purchaser’s Solicitors, a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that Westerwood Global USA Corporation is not, and has not been, a “United States real property holding
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corporation” for purposes of Sections 897 and 1445 of the Code, with respect to which Purchaser shall have no actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treasury Regulation Section 1.1445-4 and (ii) proof reasonably satisfactory to the Purchaser that the Seller has provided the notification to the IRS described in Treasury Regulation Section 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (i), signed by a responsible corporate officer of the Seller.
8.8The Corporate Seller and the Institutional Seller agree to procure that the Company shall engage with the Purchaser prior to Completion to agree a reasonable process to notify customers listed in Section 4.2 of the Disclosure Letter (CoC Customers) of the change of control pursuant to the Transaction. For the avoidance of doubt, the Purchaser shall have no remedy under this Agreement or otherwise delay Completion for any failure by the Company to obtain any consent that may be required under the CoC Contracts.
8.9Following the date of this Agreement, the Sellers shall, and shall cause the Group Companies, to, provide to the Purchaser, as soon as reasonably practicable, any and all documentation reasonably requested by Purchaser, including, a description of sales (e.g., labour services only, installation/repair, etc.) made to each customer in New York or Texas, in each case, since 2021, and such other information reasonably requested by the Purchaser relating thereto.
9Completion
9.1Closing shall take place electronically on the later to occur of (a) the fifth Business Day following notification of the satisfaction or waiver of the Conditions and (b) February 2, 2026 (or at any other time and place as agreed in writing by the Sellers' Representatives and the Purchaser) (the Completion Date).
9.2At Completion:
(a)each Seller shall severally do or procure the carrying out of all those things listed in paragraph 1 of Schedule 5; and
(b)the Purchaser shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 5.
9.3From Completion, the Purchaser shall do or procure the carrying out of all those things listed in paragraph 3 of Schedule 5.
9.4All documents and items delivered and payments made in connection with Completion shall be held by the recipient to the order of the person delivering them until such time as Completion takes place.
9.5Neither the Sellers nor the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.
9.6Without prejudice to any other remedies or accrued rights which the Sellers (or any of them) may have against the Purchaser or the Purchaser may have against the Sellers (or any of them), if the Purchaser has not complied with its Material Completion Obligations, or if the Sellers have not complied with their Material Completion Obligations, in each case on or prior to the Scheduled Completion Date (a Completion Default), the Sellers' Representatives, in
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the case of a Completion Default by the Purchaser, or the Purchaser, in the case of a Completion Default by any Seller, shall be entitled (in each case in addition to and without prejudice to other rights and remedies available, including the right to claim damages), at its discretion:
(a)to defer Completion to any subsequent Business Day falling not more than 20 Business Days after the Scheduled Completion Date or any later date set for Completion in accordance with this Clause 9.6(a). In such event this Clause 9.6 shall apply to Completion so deferred, except that (unless agreed in writing by the Sellers' Representatives and the Purchaser) such deferred Completion may not be further deferred in accordance this Clause 9.6(a);
(b)to waive the requirement to fulfil those obligations in whole or in part and following such waiver to complete the sale and purchase of the Sale Shares;
(c)so far as practicable, to complete the sale and purchase of the Sale Shares in accordance with Clause 9.2 and Schedule 5; or
(d)provided Completion has previously been deferred in accordance with Clause 9.6(a), to terminate this Agreement immediately by notice in writing to the party responsible for the Completion Default, it being understood that, if this Agreement is so terminated, such termination shall not affect any accrued rights or liabilities in respect of any damages for non-performance of any obligation under this Agreement (including those set out in Clause 9.2(a) and 9.2(b), as applicable) falling due for performance prior to the termination of this Agreement.
9.7The date on which Completion is required to take place in accordance with Clause 9.1 is referred to in this Agreement as the Scheduled Completion Date and such expression shall include any later date set for Completion in accordance with Clause 9.6(a).
10Warranties and Limitation of the Sellers’ Liability
10.1Each Seller severally warrants to the Purchaser in respect of itself only, as at the date of this Agreement and as at Completion, that (the Fundamental Warranties):
(a)where such Seller is a corporate body, it is validly incorporated, in existence and duly registered under the laws of its country of incorporation;
(b)each Seller has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which that Seller is a party in accordance with their terms;
(c)this Agreement and the other Transaction Documents to which that Seller is a party constitute (or shall constitute when executed) valid, legal and binding and enforceable obligations on each Seller in accordance with their respective terms;
(d)the execution and delivery of this Agreement and any document referred to in it (to which that Seller is a party) by it and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of such Seller (where such Seller is a corporate body), any agreement or instrument to which any such person is a party or by which it is bound, or any Law that applies to or binds any such person or any of its property;
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(e)no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority (other than a Relevant Authority) is required to be obtained, or made, by such Seller to authorise the execution or performance of this Agreement or any Transaction Documents by such Seller;
(f)it is the sole legal and beneficial owner of the Shares set out against its name in column (2) of the table set out in Part 1 or Part 2 or Part 3 of Schedule 1 (as appropriate) and, save for the satisfaction of the Regulatory Conditions, is entitled to transfer the full legal and beneficial ownership of such Shares to the Purchaser on the terms set out in the Transaction Documents free from any Encumbrance or any agreement to create any such Encumbrance;
(g)the Shares set out against its name in column (2) of the table set out in Part 1 or Part 2 or Part 3 of Schedule 1 (as appropriate) have been properly allotted and issued and are fully paid or credited as fully paid;
(h)each such Seller:
(i)is able to pay its debts as they fall due;
(ii)is not subject to any circumstance that would render it capable of being deemed to be insolvent or unable to pay its debts as they fall due pursuant to any applicable law;
(iii)has not had repayment of any debt demanded before its stated maturity, unless same has been discharged in full;
(iv)has not sought protection from enforcement action by its creditors, or take steps preparatory to so doing pursuant to any applicable law;
(v)is not subject to any unsatisfied judgement for debt;
(vi)has not had a receiver appointed or invited the appointment of a receiver, over any part of its property or undertaking;
(vii)being an individual, has not:
(A)been served with a demand capable of grounding a bankruptcy summons, if unsatisfied, or had a bankruptcy summons or petition presented against him;
(B)presented a debtor’s petition for bankruptcy or taken any action in preparation for presenting same;
(C)been adjudicated bankrupt; or
(D)availed of any of or sought to avail of any mechanisms provided under the Personal Insolvency Act 2012;
(viii)being a body corporate, has not,
(A)called a meeting to pass a resolution for its winding up; or
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(B)taken any steps to present a petition, had a petition presented or presented a petition for its winding up or for the appointment of an examiner;
(C)has not entered or proposed to enter into any composition or arrangement with or for its creditors (including an individual voluntary arrangement); or
(D)has not been the subject of any other event analogous to any of the foregoing in any jurisdiction.
10.2Each Warrantor severally warrants to the Purchaser in the terms of the Business Warranties and Tax Warranties, as at the date of this Agreement, subject to the terms of this Agreement.
10.3Immediately prior to Completion each Warrantor shall be deemed to warrant to the Purchaser that each of the Business Warranties and Tax Warranties is true and accurate by reference to the matters, facts and circumstances persisting as at the Completion Date, except where the failure of such Business Warranties and/or Tax Warranties, individually or in the aggregate, to be true and accurate has not had, and would not reasonably be expected to have a Material Adverse Effect on the Group taken as a whole. For these purposes, any express or implied reference in such warranties to the date of this Agreement shall be substituted by a reference to the Completion Date.
10.4The Warrantors shall, solely in respect of the Warranties given pursuant to Clause 10.3, disclose against such Warranties by providing a further letter addressed from the Warrantors to the Purchaser on the Completion Date (but a substantially final draft of which shall be provided by the Warrantors to the Purchaser at least two (2) Business Days prior to Completion) (the Completion Disclosure Letter), provided that any such Completion Disclosure Letter:
(a)may contain only disclosures against the Business Warranties and Tax Warranties in relation to facts, matters or circumstances occurring or arising after the date of this Agreement; and
(b)shall, save for the specific disclosures contained therein, be in the same form and written on the same basis as the Disclosure Letter.
10.5The disclosure of any facts, matters or circumstances in the Completion Disclosure Letter is without prejudice to any remedy the Purchaser may have for any may breach of the Sellers’ obligations in Schedule 4.
10.6Any statement in this Agreement which refers to the awareness, knowledge or belief of the Warrantors, or analogous expression, shall be deemed to refer only to the actual awareness, knowledge or belief of the Warrantors having made due and reasonable enquiry.
10.7The warranties set forth in Clause 10.1 and the Business Warranties and Tax Warranties (collectively, the Warranties) shall continue in full force and effect notwithstanding Completion. Each Warranty shall be separate and independent and shall not be limited by reference to any other Warranty or any other provision in this Agreement. The Sellers acknowledge that the Purchaser has relied on the Warranties in entering into this Agreement.
10.8For the avoidance of doubt no warranty, express or implied, is given in relation to any information or expression of opinion, intention or expectation or any forecast or projection
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contained or referred to in the Disclosure Letter, the Completion Disclosure Letter or the documents contained in Data Room.
10.9The provisions of Schedule 9 shall operate to limit and exclude the liability of each of the Sellers under or in connection with this Agreement.
11Warranties and Undertakings of the Purchaser
11.1The Purchaser warrants to each Seller as at the date of this Agreement and as at Completion (by reference to the matters, facts and circumstances persisting as at the Completion Date), that:
(a)the Purchaser is validly incorporated, in existence and duly registered under the laws of its country of incorporation;
(b)the Purchaser has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents in accordance with their terms;
(c)this Agreement and the other Transaction Documents constitute (or shall constitute when executed) valid, legal and binding obligations on the Purchaser in accordance with their terms;
(d)the execution and delivery of this Agreement and the other Transaction Documents by the Purchaser and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of the Purchaser, any agreement or instrument to which the Purchaser is a party or by which it is bound, or any Law or order that applies to or binds the Purchaser or any of its property;
(e)save for the satisfaction of the Condition(s), no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by the Purchaser to authorise the execution or performance of this Agreement by the Purchaser;
(f)the Purchaser has fully committed funds which are (or no later than the Completion Date will be) immediately available to it and such funds are sufficient to satisfy its obligations under the Transaction Documents at Completion;
(g)in entering into this Agreement and in pursuing the Transaction, it is acting on its own behalf and not for the benefit of any other person; and
(h)the Purchaser is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency binding upon the Purchaser.
11.2The Purchaser undertakes to each Seller that (save in the case of fraud) it:
(a)has no rights against (and waives any rights it may have against); and
(b)shall not make any claim against (and waives any claim it may have against), any Group Company, any direct or indirect shareholder of the Sellers, any provider of finance to any of the Sellers, any person otherwise connected with the Sellers or their current or former Representatives in connection with the transactions contemplated by the Transaction
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Documents (except as may be expressly agreed between the Purchaser and any particular Representative).
11.3If any person alleges that any of the Sellers or other person appointed by either of them has breached the duty he or she owes or owed to any Group Company in his or her capacity as director, the Purchaser shall procure (to the extent that it is able through the exercise of its voting and contractual rights) that the relevant Group Company in relation to which such breach is alleged, to the fullest extent permitted by law, ratify any act or omission of such director which it is alleged constitutes a breach of duty.
12Tax Covenant
The provisions of Schedule 10 shall apply from Completion.
13Access to Information
The Purchaser shall, and shall procure that each Group Company shall:
(a)for a period of seven years from Completion, make all books, records and documents which relate to the Group (insofar as the same record matters occurring on or before Completion) available for inspection to the extent reasonably required by any of the Sellers and their Representatives: (i) for the purposes of complying with any reporting or filing obligations relating to financial reporting, tax, accounting, regulatory or compliance matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Group Companies; and (iii) to enable the Sellers to comply with their own tax obligations; and
(b)on reasonable advance notice being given to the Purchaser, permit each of the Sellers and their Representatives to have access during normal Working Hours to, and to take copies (at such person’s own expense) of, such books, records and documents which relate to the Group as they reasonably require: (i) for the purposes of complying with any reporting or filing obligations relating to financial reporting, tax, accounting, regulatory or compliance matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Group Companies; and (iii) to enable the Sellers to comply with their own tax obligations.
14Seller Matters
14.1Subject to Clause 14.4 each Seller hereby irrevocably appoints Maxime Menu and Nigel Wenden to act as its representatives and to represent each other Seller for the purposes contemplated by this Agreement (the Sellers' Representatives, and each, a Sellers' Representative).
14.2Each Seller hereby irrevocably authorises the Sellers' Representatives to withhold such proportion of any amounts received from the Purchaser pursuant to this Agreement as such Sellers' Representative sees fit in order to pay the costs and expenses of the Sellers in connection with this Agreement and the Transaction Documents in accordance with the terms of the Shareholders’ Agreement (if and to the extent applicable).
14.3Each Seller hereby irrevocably agrees that it shall be bound by any steps or actions taken or any agreement entered into by the Sellers' Representatives acting in accordance with this
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Agreement. Each Seller hereby irrevocably agrees that it shall be bound by any steps or actions taken or any agreement entered into by the Sellers' Representatives acting in accordance with authority granted under this Agreement.
14.4If for any reason Maxime Menu or Nigel Wenden shall not be able to act as a Sellers' Representative and a majority of the Sellers nominate in writing another Seller to be a Sellers' Representative, such other person as shall be so notified in writing to the Purchaser by the relevant majority of the Sellers shall be a Sellers' Representative in substitution for Maxime Menu or Nigel Wenden from time to time.
14.5Each Seller irrevocably and unconditionally undertakes severally to indemnify and hold the Sellers' Representatives harmless against all Losses arising from the exercise or the purported exercise in good faith of any of the rights or duties of such Sellers' Representative contemplated by this Agreement.
14.6Each Seller irrevocably:
(a)subject to Clause 3.7, agrees that the apportionment of the Consideration between the Sellers in accordance with Clause 3 is in accordance with the Shareholders’ Agreement and the constitution of the Company, and accordingly each Seller waives any rights it may have under any agreement governing the distribution of proceeds on any sale of all or any part of the share capital of the Company, as the case may be, other than the Shareholders’ Agreement and the constitution of the Company and agrees and consents to the apportionment of the Consideration as set out in this Agreement and to the apportionment of the Irish Management Option Consideration as set out in the Irish Management Put and Call Option Agreement;
(b)agrees and consents to the entering into of this Agreement and the Transaction and releases each other Seller from any breach by such Seller of any part of the constitution of the Company, the Shareholders’ Agreement or any other agreement, by reason of the entering into of this Agreement or any of the Transaction Documents or the consummation of any part of the Transaction except with respect to the allocation of the Consideration;
(c)agrees that no other Seller shall have any liability to it to settle or make payment towards any Tax liability arising on the consideration receivable by it (in whatever form), and that it has not been induced by, or relied on any, representation or warranty in relation to any Taxation payable or Relief which may be available, made by any other Seller; and
(d)agrees that the Shareholders’ Agreement will terminate with effect from Completion (provided that, subject to Clause 3.7, the obligations in the Shareholders’ Agreement with respect to the payment of the Consideration apportioned among the Sellers shall remain in full force and effect until the full and final payment of such proceeds) and the obligations and liabilities of each other Seller and the Company shall be released with effect from Completion without prejudice to any rights accruing to the parties thereto up to the date of termination. With effect from Completion, the Sellers acknowledge and agree that each of the Group Companies will be released from any obligations and liabilities under the Shareholders Agreement, including any obligations or liabilities that accrued prior to the date of termination.
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15Confidentiality and Announcements
15.1Subject to Clause 15.6, each party:
(a)shall treat as strictly confidential:
(i)any information relating to the Transaction, the provisions of this Agreement and the other Transaction Documents (including the names of the parties to such agreements) and the process of their negotiation;
(ii)in the case of the Sellers, any information received or held by the Sellers or any of their Representatives which relates to the Purchaser Group or, following Completion, to any of the Group Companies; and
(iii)in the case of the Purchaser, any information received or held by the Purchaser or any of its Representatives which relates to the Sellers or, prior to Completion, to any of the Group Companies,
(together, the Confidential Information); and
(b)shall not, except with the prior written consent of the Sellers' Representatives, in the case of the Purchaser, or the Purchaser, in the case of the Sellers (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person (other than its Representatives and providers of finance for the purposes of the Transaction in accordance with Clause 15.2 and in the case of the Sellers to the persons described in Clause 15.3) any Confidential Information.
15.2Each party undertakes that it shall only disclose Confidential Information to its Representatives and providers of finance for the purposes of the Transaction where it is reasonably required for the purposes of performing its obligations under this Agreement or the other Transaction Documents and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 15 and agree to comply with this Clause 15 as if they were a party to it.
15.3Clause 15.1 shall in no way prevent or restrict the Institutional Seller or any of its Representatives from disclosing Confidential Information described in Clause 15.1(a)(i) to:
(a)any general partner, limited partner, trustee, nominee or manager of, or adviser to, such Institutional Seller or of or to any of its Affiliates on a need-to-know basis to the extent strictly necessary to inform such person about the Transaction;
(b)any company or fund (including any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed by (whether solely or jointly with others) such Institutional Seller or in respect of which such Institutional Seller is a general partner, or which is advised or managed by such Institutional Seller’s general partner, trustee, nominee, manager or adviser on a need-to-know basis to the extent strictly necessary to inform such person about the Transaction;
(c)any co-investment scheme of the Institutional Seller or any person holding shares under such scheme or entitled to the benefit of shares under such scheme on a need-
Page (37)

to-know basis to the extent strictly necessary to inform such person about the Transaction;
(d)the Management Sellers and each of their respective Affiliates; or
(e)any actual or potential provider of financing on a need-to-know basis to the extent strictly necessary to provide financing to the Institutional Seller.
15.4Subject to Clauses 15.5 and 15.6, no party shall make any announcement (including any communication to the public, to any customers suppliers or employees of any of the Group Companies) concerning the subject matter of this Agreement without the prior written consent of, in the event of an announcement by the Purchaser, the Institutional Seller (which shall not be unreasonably withheld or delayed) or, in the event of an announcement by any of the Sellers, the Purchaser and the Institutional Seller (which shall not be unreasonably withheld or delayed).
15.5As soon as practicable after Completion, the Sellers' Representatives and the Purchaser shall procure that a joint announcement of the Transaction is made in the Agreed Form.
15.6Clause 15.1 shall not apply if and to the extent that the party using or disclosing Confidential Information or making such announcement can demonstrate that:
(a)such disclosure or announcement is required by Law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction;
(b)such disclosure or announcement is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by Clause 22; or
(c)the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 15.6.
15.7The provisions of this Clause 15 shall survive termination of this Agreement or Completion, as the case may be, and shall continue for a period of five years from the date of this Agreement.
16D&O Insurance
The Purchaser shall put in place and maintain at the cost and expense of the Company until the sixth anniversary of the Completion Date directors’ and officers’ insurance (D&O Insurance) in respect of those directors of any Group Company who resign from any board of a Group Company at or prior to Completion providing a level of cover no less extensive than that which is in place as at the date of this Agreement.
17Further Assurance
Each party shall (at its own expense), from time to time, do, or procure to be done, all such other things and/or execute and deliver or procure the execution and delivery of, all such documents, as the other parties may reasonably require for the purpose of giving full effect to the provisions of this Agreement.
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18Entire Agreement and Remedies
18.1This Agreement and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the Shares and, save to the extent expressly set out in this Agreement or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.
18.2Each party to this Agreement acknowledges and agrees that in entering into this Agreement and the Transaction Documents it has not relied and is not relying on any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision, whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Agreement or any other Transaction Document.
18.3Each party to this Agreement acknowledges and agrees that neither it nor any of its Representatives has any rights against and shall not make any claim or bring any action against, any Representative of any other party to this Agreement in relation to the Transaction.
18.4Save as expressly set out in this Agreement (including Clauses 6.9 and 9.6(d)) or any other Transaction Document or any other Transaction Document, the only right or remedy of any party to this Agreement in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute). Save as expressly set out in Clause 9.6(d), the Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after Completion, and the Purchaser waives any rights of rescission or termination it may have.
18.5If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between the Sellers/any members of the relevant Sellers’ Group and any members of the Purchaser Group) unless:
(a)such other agreement expressly states that it overrides this Agreement in the relevant respect; and
(b)the Sellers and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.
18.6This Clause 18 shall not exclude any liability for or remedy in respect of fraud.
19Post-Completion Effect of Agreement
Notwithstanding Completion but subject to paragraph 2.1 of Schedule 9, each provision of this Agreement and any other Transaction Document not performed at or before Completion but which remains capable of performance will remain in full force and effect.
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20Waiver and Variation
20.1A failure or delay by a party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.
20.2A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.
20.3No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of the Purchaser and the Sellers' Representatives and the Corporate Seller. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.
21Invalidity
Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.
22Assignment and Successors
22.1Except as provided in this Clause 22 or as the Sellers' Representatives and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.
22.2Subject to Clause 22.3, the Purchaser may assign the benefit of this Agreement and/or of any other Transaction Document to which it is a party, in whole or in part, to, and it may be enforced by any bank or financial institution lending money or making other banking facilities available to the Purchaser for the acquisition of the Shares, by way of security, or any refinancing thereof. Any such person to whom an assignment is made under this Clause 22.2 may itself make an assignment as if it were the Purchaser under this Clause 22.2.
22.3Any assignment made pursuant to this Clause 22 shall be on the basis that:
(a)the Sellers may discharge their obligations under this Agreement to the assignor until they receive notice of the assignment;
(b)the liability of any of the Sellers to any assignee shall not be greater than such Seller’s liability to the Purchaser;
(c)the assignment shall not result in any other Taxes, costs or expenses for which any of the Sellers would be responsible; and
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(d)the Purchaser will remain liable for any obligations under this Agreement.
22.4This Agreement shall be binding on and continue for the benefit of the successors and assignees of each party.
23Third Party Rights
23.1A person who is not party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
24Payments, Set Off and Default Interest
24.1Unless otherwise expressly stated (or as otherwise agreed in writing in the case of a given payment), each payment to be made under this agreement or any of the other Transaction Documents shall be made in USD by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date and in immediately available funds and payment shall only be treated as having been made when the relevant amount is received in the relevant account in immediately available funds. The relevant account for a given payment is:
(a)if that payment is to the Institutional Seller, such account as the Institutional Seller shall, not less than three days before the date that payment is due, have specified for payments to the Institutional Seller by giving notice to the Purchaser for the purpose of that payment;
(b)if that payment is to the Corporate Seller, such account as the Corporate Seller shall, not less than three days before the date that payment is due, have specified for payments to the Corporate Seller by giving notice to the Purchaser for the purpose of that payment;
(c)if that payment is to a Management Seller, such account as the Paying Agent shall, not less than three days before the date that payment is due, have specified for the purpose of that payment by giving notice to the Purchaser; or
(d)if that payment is to the Purchaser, such account as the Purchaser shall, not less than three days before the date that payment is due, have specified for payments to the Purchaser by giving notice to the Sellers' Representative for the purpose of that payment.
24.2Subject to Clause 24.3, all payments made by or on behalf of any party to another party shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law.
24.3Notwithstanding any other provision to the contrary, the Purchaser shall be entitled set-off any Claim (other than a Business Warranty Claim or Tax Claim) that has become a Settled Claim:
(a)in respect of each US Management Seller, against any of the Deferred Payments or any of the payments under such US Management Seller’s Retention Letter;
(b)in respect of each Irish Management Seller, in accordance with the Irish Management Put and Call Option Agreement and against any of the payments under such Irish Management Seller’s Retention Letter; and
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(c)in respect of the UK Management Seller, in accordance with the UK Loan Note and against any of the payments under such UK Management Seller’s Retention Letter.
24.4If any deductions or withholdings are required by Law to be made from any payments under or in respect of a breach of this Agreement, or any of the other Transaction Documents, then (other than where such deduction or withholding is in respect of employee/payroll taxes or the payment of the Consideration), the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
24.5If any sum payable by (or on behalf of) any party in respect of a breach of this Agreement, pursuant to Clause 5 or in respect of a claim under the Tax Covenant is subject to Tax in the hands of the recipient (or would have been subject to Tax but for the availability of any Relief), the payer shall pay such additional amounts to the recipient as shall be required to ensure that the net amount received and retained by the recipient (after such Tax has been paid) will equal the amount that would have been received and retained had no Tax been chargeable on such amounts.
24.6Where any party defaults in the payment of any sum payable by virtue of this Agreement or any other Transaction Documents the liability of the party (as the case may be) shall be increased to include an amount equal to interest on such sum from the date when payment is due to the date of actual payment (both before and after judgment) at that annual rate which is 2% per annum above the base lending rate of AIB Bank plc from time to time in effect during such period. Such interest shall accrue from day to day and be compounded quarterly and shall be payable without prejudice to any other remedy available to the Sellers or the Purchaser (as the case may be) in respect of such default.
24.7Each Management Seller agrees with the Sellers' Representatives that he, she or they will:
(a)appoint any Paying Agent on behalf of the Management Sellers, signing any agreements, statements, or forms required for this purpose; and
(b)provide any Paying Agent with such information concerning himself, herself or themselves as that Paying Agent may reasonably require to comply with regulatory requirements and/or its internal policies.
25Notices
25.1Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 25.2 and served:
(a)by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address; or
(b)by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that any notice despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours.
25.2Notices under this Agreement shall be sent for the attention of the person and to the address, or e-mail address, subject to Clause 25.3, as set out below:
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For the Institutional Seller:

For the attention of:	Heinz Holsten and Maxime Menu
Address:	c/o Perwyn Advisors UK Limited 26 St. James's Square, London, SW1Y 4JH, England
E-mail address:	heinz@perwyn.com and maxime@perwyn.com
with a copy to (which shall not constitute notice):
Name:	Dentons Ireland LLP
For the attention of:	Eavan Saunders and Ciaran O’Boyle
Address:	20 Kildare Street, Dublin 2, Ireland
E-mail address:	eavan.saunders@dentons.com and ciaran.oboyle@dentons.com
For the Corporate Seller:
For Attention of:	Basil Holian
Address:	Watchman Investment Holdings Unlimited Company, Westerwood House, Tyrone, Kilcolgan, County Galway
E-mail address:	basil.holian@watchmanglobal.ie
with a copy to (which shall not constitute notice):
Name	Dentons Ireland LLP
For the attention of:	Eavan Saunders and Ciaran O’Boyle
Address:	20 Kildare Street, Dublin 2, Ireland
E-mail address:	eavan.saunders@dentons.com and ciaran.oboyle@dentons.com
For the Management Sellers:
For the attention of:	The Sellers' Representatives
Address:	c/o Perwyn Advisors UK Limited 26 St. James's Square, London, SW1Y 4JH, England
E-mail address:	maxime@perwyn.com; nigel.wenden@wgnstar.com
For the Purchaser:
Name:	ABM Industries Incorporated
For the attention of:	Miranda Tolar, Armen Israelian
Address:	One Liberty Plaza, Seventh Floor New York, NY 10006
E-mail address:	Miranda.Tolar@abm.com; Armen.Israelian@abm.com
with a copy to (which shall not constitute notice):
Name:	Sidley Austin LLP
For the attention of:	Germaine Gurr
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Address:	1001 Brickell Bay Drive, Suite 900 Miami, Florida 33131 and 787 Seventh Avenue New York, New York 10019
E-mail address:	Germaine.Gurr@sidley.com
For the Purchaser Representative:
Name:	ABM Industries Incorporated
For the attention of:	Scott Flynn
Address:	One Liberty Plaza, Seventh Floor New York, NY 10006
E-mail address:	legalnotice@abm.com; scott.flynn@abm.com
with a copy to (which shall not constitute notice):
Name:	Sidley Austin LLP
For the attention of:	Germaine Gurr
Address:	1001 Brickell Bay Drive, Suite 900 Miami, Florida 33131 and 787 Seventh Avenue New York, New York 10019
E-mail address:	Germaine.Gurr@sidley.com
25.3Any party to this Agreement may notify the other parties of any change to its address or other details specified in Clause 25.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.
25.4Any notice to be given to or by all of the Sellers under this Agreement shall be deemed to have been properly given if it is given to or by any or all of the Sellers' Representatives.
26Electronic Signature
The parties may enter into this Agreement by electronic signature (whatever form the electronic signature takes) and the parties agree that this method of signature is as conclusive of the parties’ intention to be bound by this Agreement as if signed by each party’s manuscript signature.
27Costs
27.1Except as otherwise provided in this Agreement, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents.
27.2The Purchaser shall bear all stamp duty or other similar transfer tax payable in connection with this Agreement or its execution or on or in respect of the transfer of the Sale Shares to it under this Agreement.
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28Counterparts
This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement, but all the counterparts together shall constitute but one and the same instrument.
29Governing Law and Jurisdiction
29.1This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
29.2The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any Disputes and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.
29.3For the purposes of this Clause 29.3, Dispute means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.
30Process Agent
30.1The Purchaser hereby appoints ABM International (Holdings) Limited of World Business Centre 3 Newall Road, London Heathrow Airport, Middlesex, United Kingdom, TW6 2TA, Attention: Myrianne Gbedemah, myrianne.gbedemah@abm.com as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement. Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England arising out of or in any way relating to this Agreement may be served upon the Purchaser by service on its agent effected in any manner permitted by the Civil Procedure Rules, service upon whom shall be deemed completed, whether or not such claim form, notice or other document is forwarded to the Purchaser or received by the Purchaser. If the agent at any time during the period of 7 years following the date of this Agreement ceases for any reason to act as such, the Purchaser shall appoint a replacement agent having an address for service in England and shall notify all the other parties in writing of the name and address of the replacement agent. Failing such appointment and notification, the Institutional Seller shall be entitled by notice to the Purchaser to appoint a replacement agent to act on behalf of the Purchaser. The provisions of this Clause 30 applying to service on an agent shall apply equally to service on a replacement agent.
30.2The Institutional Seller hereby appoints Perwyn Advisors UK Limited of 26 St. James's Square, London, SW1Y 4JH, England (Attention: Heinz Holstein and Maxime Menu) as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement. Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England arising out of or in any way relating to this Agreement may be served upon the Institutional Seller by service on its agent effected in any manner permitted by the Civil Procedure Rules, service upon whom shall be deemed completed, whether or not such claim form, notice or other document is forwarded to the Institutional Seller or received by the Institutional Seller. If the agent at any
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time during the period of 7 years following the date of this Agreement ceases for any reason to act as such, the Institutional Seller shall appoint a replacement agent having an address for service in England and shall notify all the other parties in writing of the name and address of the replacement agent. Failing such appointment and notification, the Purchaser shall be entitled by notice to the Institutional Seller to appoint a replacement agent to act on behalf of the Institutional Seller. The provisions of this Clause 30 applying to service on an agent shall apply equally to service on a replacement agent.
30.3The Corporate Seller hereby appoints Law Debenture Corporate Services Limited of 8th Floor, 100 Bishopsgate, London, EC2N 4AG as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement. Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England arising out of or in any way relating to this Agreement may be served upon the Corporate Seller by service on its agent effected in any manner permitted by the Civil Procedure Rules, service upon whom shall be deemed completed, whether or not such claim form, notice or other document is forwarded to the Corporate Seller or received by the Corporate Seller. If the agent at any time during the period of 7 years following the date of this Agreement ceases for any reason to act as such, the Corporate Seller shall appoint a replacement agent having an address for service in England and shall notify all the other parties in writing of the name and address of the replacement agent. Failing such appointment and notification, the Purchaser shall be entitled by notice to the Corporate Seller to appoint a replacement agent to act on behalf of the Corporate Seller. The provisions of this Clause 30 applying to service on an agent shall apply equally to service on a replacement agent.
30.4Each of the Management Sellers hereby appoints Law Debenture Corporate Services Limited of 8th Floor, 100 Bishopsgate, London, EC2N 4AG as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement. Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England arising out of or in any way relating to this Agreement may be served upon the Management Sellers if it is delivered by service on its agent effected in any manner permitted by the Civil Procedure Rules, service upon whom shall be deemed completed, whether or not such claim form, notice or other document is forwarded to the relevant party Management Seller or received by such Management Seller. If the agent at any time during the period of 7 years following the date of this Agreement ceases for any reason to act as such, the Management Sellers shall appoint a replacement agent having an address for service in England and shall notify all the other parties in writing of the name and address of the replacement agent. Failing such appointment and notification, the Purchaser shall be entitled by notice to the Management Sellers to appoint a replacement agent to act on behalf of the Management Sellers. The provisions of this Clause 30 applying to service on an agent shall apply equally to service on a replacement agent.
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1 – The Sellers
1.1 – The Institutional Seller (at the date of this Agreement)

	(1) Name and registered office	(2) Number and class of Shares held
1.	PW Red October S.à r.l. 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg.	15,951 A Ordinary Shares of €0.01 each

47)

1.2 – The Corporate Seller (at the date of this Agreement)

	(1) Name and registered office	(2) Number and class of Shares held
2.	Watchman Investment Holdings Unlimited Company Westerwood House, Tyrone, Kilcolgan, County Galway	16,602 B Ordinary Shares of €0.01 each

48)

1.3 – The Management Sellers (at the date of this Agreement)

	(1) Name and address/registered office	(2) Number and class of Shares held
1.	Andy Jones 3656 County Road, 2522 Royse City, TX 75189-3273, USA	•94 C Ordinary Shares of €0.01 each •94 D Ordinary Shares of €0.01 each
2.	Els Teunen 3312 Wade Avenue, Raleigh, NC 27607-4124, USA	•94 C Ordinary Shares of €0.01 each •94 D Ordinary Shares of €0.01 each
3.	Neal Landsburgh 44 Longcreek Drive, Burnt Hills, NY 12027	•110 C Ordinary Shares of €0.01 each •110 D Ordinary Shares of €0.01 each
4.	Kelsey Ross 514 W Orangeburg Ave, Modesto, CA 95350	•29 C Ordinary Shares of €0.01 each •29 D Ordinary Shares of €0.01 each
5.	Gene Wicker 2475 W Pecos Rd Apt 2001, Chandler, AZ 85224	•29 C Ordinary Shares of €0.01 each •29 D Ordinary Shares of €0.01 each
6.	Jaipal Basra 656 S Avocet St, Gilbert, AZ 85296	•24 C Ordinary Shares of €0.01 each •24 D Ordinary Shares of €0.01 each
7.	Mike Allison Furst-Johannes Strasse, 12a, 9490 Vaduz, Liechtenstein	•362 C Ordinary Shares of €0.01 each •362 D Ordinary Shares of €0.01 each
8.	Mark Morris 130 Beatty Park, Celbridge, Co Kildare	•1,085 C Ordinary Shares of €0.01 each •1,085 D Ordinary Shares of €0.01 each
9.	Shane Cox 84 Tritonville Road, Sandymount, Dublin 4	•362 C Ordinary Shares of €0.01 each •362 D Ordinary Shares of €0.01 each
49)

	(1) Name and address/registered office	(2) Number and class of Shares held
10.	Geoffrey Stoddart Balvag House, Strathyre, Perthshire, Scotland	•362 C Ordinary Shares of €0.01 each •362 D Ordinary Shares of €0.01 each
11.	Nigel Wenden 729 Liquidamber Place, Danville, CA 94506, USA	•1,086 C Ordinary Shares of €0.01 each •1,086 D Ordinary Shares of €0.01 each
12.	Darrell McDaniel 905 Neuse Ridge Dr, Clayton. NC 27527	•688 E1 Ordinary Shares of €0.01 each
13.	James Lyngar 2187 S. Bayou Bar Way, Meridian, ID 83642, USA	•94 C Ordinary Shares of €0.01 each •106 E2 Ordinary Shares of €0.01 each •94 D Ordinary Shares of €0.01 each
14.	Kaven DeShane 100 Tempe Drive, Granite Shoals, TX 78654, USA	•94 C Ordinary Shares of €0.01 each •94 D Ordinary Shares of €0.01 each
15.	David Byrne Culleen, Mountarmstrong, Donadea, Co Kildare	•272 C Ordinary Shares of €0.01 each •272 D Ordinary Shares of €0.01 each
16.	Timothy M. Wylie and Gina L.Wylie as trustees of the Timothy M. Wylie and Gina L. Wylie Revocable Trust 237 21st Avenue, Santa Cruz, CA 95062, USA	•885 E2 Ordinary Shares of €0.01 each
17.	Elizabeth Prochaska 9000 Cornwall Drive, Wake Forest, NC 27587, USA	•94 C Ordinary Shares of €0.01 each •53 E2 Ordinary Shares of €0.01 each •94 D Ordinary Shares of €0.01 each
50)

2 – The Shares
2.1 – The Sale Shares (at Completion)

	(1) Name and registered office	(2) Number and class of Sale Shares held
1.	PW Red October S.à r.l. 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg.	•15,951 A Ordinary Shares of €0.01 each
2.	Watchman Investment Holdings Unlimited Company Westerwood House, Tyrone, Kilcolgan, County Galway	•16,602 B Ordinary Shares of €0.01 each
3.	Andy Jones 3656 County Road, 2522 Royse City, TX 75189-3273, USA	•94 C Ordinary Shares of €0.01 each •94 D Ordinary Shares of €0.01 each
4.	Els Teunen 3312 Wade Avenue, Raleigh, NC 27607-4124, USA	•94 C Ordinary Shares of €0.01 each •94 D Ordinary Shares of €0.01 each
5.	Neal Landsburgh 44 Longcreek Drive, Burnt Hills, NY 12027	•110 C Ordinary Shares of €0.01 each •110 D Ordinary Shares of €0.01 each
6.	Kelsey Ross 514 W Orangeburg Ave, Modesto, CA 95350	•29 C Ordinary Shares of €0.01 each •29 D Ordinary Shares of €0.01 each
7.	Gene Wicker 2475 W Pecos Rd Apt 2001, Chandler, AZ 85224	•29 C Ordinary Shares of €0.01 each •29 D Ordinary Shares of €0.01 each
8.	Jaipal Basra 656 S Avocet St, Gilbert, AZ 85296	•24 C Ordinary Shares of €0.01 each •24 D Ordinary Shares of €0.01 each
9.	Mike Allison Furst-Johannes Strasse, 12a, 9490 Vaduz, Liechtenstein	•362 C Ordinary Shares of €0.01 each •362 D Ordinary Shares of €0.01 each
51)

	(1) Name and registered office	(2) Number and class of Sale Shares held
8.	Mark Morris 130 Beatty Park, Celbridge, Co Kildare	•651 C Ordinary Shares of €0.01 each •651 D Ordinary Shares of €0.01 each
9.	Shane Cox 84 Tritonville Road, Sandymount, Dublin 4	•217 C Ordinary Shares of €0.01 each •217 D Ordinary Shares of €0.01 each
10.	Geoffrey Stoddart Balvag House, Strathyre, Perthshire, Scotland	•362 C Ordinary Shares of €0.01 each •362 D Ordinary Shares of €0.01 each
11.	Nigel Wenden 729 Liquidamber Place, Danville, CA 94506, Costa County, USA	•1,086 C Ordinary Shares of €0.01 each •1,086 D Ordinary Shares of €0.01 each
12.	Darrell McDaniel 164 Avocet Lane, Clayton, NC 27520, USA	•688 E1 Ordinary Shares of €0.01 each
13.	James Lyngar 2187 S. Bayou Bar Way, Meridian, ID 83642, USA	•94 C Ordinary Shares of €0.01 each •106 E2 Ordinary Shares of €0.01 each •94 D Ordinary Shares of €0.01 each
14.	Kaven DeShane 100 Tempe Drive, Granite Shoals, TX 78654, USA	•94 C Ordinary Shares of €0.01 each •94 D Ordinary Shares of €0.01 each
15.	David Byrne Culleen, Mountarmstrong, Donadea, Co Kildare	•272 C Ordinary Shares of €0.01 each •272 D Ordinary Shares of €0.01 each
16.	Timothy M. Wylie and Gina L.Wylie as trustees of the Timothy M. Wylie and Gina L. Wylie Revocable Trust 237 21st Avenue, Santa Cruz, CA 95062, USA	•885 E2 Ordinary Shares of €0.01 each
17.	Elizabeth Prochaska 9000 Cornwall Drive, Wake Forest, NC 27587, USA	•94 C Ordinary Shares of €0.01 each •53 E2 Ordinary Shares of €0.01 each •94 D Ordinary Shares of €0.01 each
52)

53)

2.2 – The Irish Management Put and Call Shares (at Completion)

	(1) Name and registered office	(2) Number of Irish Management Option Shares held
1.	Mark Morris 130 Beatty Park, Celbridge, Co Kildare	•434 C Ordinary Shares of €0.01 each •434 D Ordinary Shares of €0.01 each
2.	Shane Cox 84 Tritonville Road, Sandymount, Dublin 4	•145 C Ordinary Shares of €0.01 each •145 D Ordinary Shares of €0.01 each
54)

3 – Group Information
3.1 – The Company

Name	Iveagh New Opportunities Limited
Registration number	654533
Registered office	Unit 1 Block H, Maynooth Business Campus, Maynooth County Kildare, Maynooth, Kildare, Ireland
Date and place of incorporation	01/08/2019 – Ireland
Issued share capital
15,951 A Ordinary Shares of €1.00 each
16,602 B Ordinary Shares of €1.00 each
4,191 C Ordinary Shares of €0.01 each
4,191 D Ordinary Shares of €0.01 each
688 E1 Ordinary Shares of €0.01 each
1,044 E2 Ordinary Shares of €0.01 each

Shareholder	Please see Schedule 1.
Directors	Shane Cox Mike Allison Heinz Hinrik Holsten Basil Holian Mark Morris Maxime Alain-Francois Menu
Secretary	Basil Holian
Corporate Officers	n/a
Registered Charge(s)	None
Company Accounts Date	31 December

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3.2 – The Subsidiaries

Name	Westerwood (WG) Global Limited
Registration number	316845
Registered office	Unit 1 Block H, Maynooth Business Campus, Maynooth County Kildare, Maynooth, Kildare, Ireland
Date and place of incorporation	13/12/1999 – Ireland
Issued share capital	15,951 A Ordinary Shares of €0.01 each 16,602 B Ordinary Shares of €0.01 each 1,809 C Ordinary Shares of €0.01 each
Shareholder	Iveagh New Opportunities Limited
Directors	Maxime Alain-Francois Menu Shane Cox Mike Allison Heinz Hinrik Holsten Mark Morris Basil Holian
Secretary	Basil Holian
Corporate Officers	n/a
Registered Charge(s)
1.    Charge over the book debts of Westerwood (WG) Global Limited, created on 2 February 2023, in favour of AIB Commercial Financial Limited (Charge Number. 33793); and
2.    Mortgage Debenture dated 13 June 2024, in favour of Allied Irish Banks, P.L.C. (Charge No. 48430),

Company Accounts Date	31 December

Name	Candystick Limited
Registration number	668826
Registered office	Unit 1 Block H, Maynooth Business Campus, Maynooth County Kildare, Maynooth, Kildare, Ireland
Date and place of incorporation	19/03/2020 – Ireland
Issued share capital	200 Ordinary Shares of €1.00 each
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Shareholder	Iveagh New Opportunities Limited
Directors	Maxime Alain-Francois Menu Shane Cox Mike Allison Heinz Hinrik Holsten Mark Morris Basil Holian
Secretary	Basil Holian
Corporate Officers	n/a
Registered Charge(s)	Mortgage debenture dated 13 June 2024, in favour of Allied Irish Banks, P.L.C. (Charge No. 48431).
Company Accounts Date	31 December

Name	Westerwood Global USA Corporation
Registration number	80-0905560
Registered office	2691 State Route 9, Suite 202, Ballston Spa, NY 12020
Date and place of incorporation	April 10, 2019 – Delaware
Issued share capital	1,000 shares of common stock
Directors	Basil Holian Nigel Wenden Shane Cox Heinz Holsten Darrell McDaniel
Secretary	Nigel Wenden
Corporate Officers	Basil Holian – Chairman of the Board Shane Cox – CFO and Treasurer Nigel Wenden – Secretary Heinz Holsten – Vice President Els Teunen – Finance Director Jeannie Jesson – Vice President HR & Recruitment
Registered Charge(s)	UCC Financing Statement, filed 8 July 2024, in favour of Allied Irish Banks, P.L.C. (File No. 2024585657)
Company Accounts Date	31 December

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Name	NSTAR Holdings, Inc.
Registration number	82-3616789
Registered office	120 Partlo Street, Garner, NC 27529
Date and place of incorporation	November 17, 2017 – North Carolina
Issued share capital	9,000 shares of common stock
Directors	Basil Holian Nigel Wenden Shane Cox Heinz Holsten Darrell McDaniel
Secretary	Nigel Wenden
Corporate Officers
Basil Holian – President
Nigel Wenden – Secretary
Shane Cox – CFO and Treasurer
Heinz Holsten – Vice President
Darrell McDaniel – Vice President
Els Teunen – Finance Director
Jeannie Jesson – Vice President HR & Recruitment

Registered Charge(s)	UCC Financing Statement, filed 8 July 2024, in favour of Allied Irish Banks, P.L.C. (File No. 20240082424K)
Company Accounts Date	31 December

Name	NSTAR Global Services, Inc
Registration number	03-0480734
Registered office	2626 Glenwood Ave, Ste 500, Raleigh, NC 27608
Date and place of incorporation	September 5, 2002 – North Carolina
Issued share capital	50,000 shares of common stock
Directors	Basil Holian Nigel Wenden Shane Cox Heinz Holsten Darrell McDaniel
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Secretary	Nigel Wenden
Corporate Officers
Basil Holian – President
Nigel Wenden – Secretary
Shane Cox – CFO and Treasurer
Heinz Holsten – Vice President
Darrell McDaniel – Vice President
Els Teunen – Finance Director
Jeannie Jesson – Vice President HR & Recruitment

Registered Charge(s)	UCC Financing Statement, filed 8 July 2024, in favour of Allied Irish Banks, P.L.C. (File No. 20240082427B)
Company Accounts Date	December 31

Name	Principal Service Solutions, Inc
Registration number	27-3617776
Registered office	4285 Spyres Way, Suite 2, Modesto, CA 95356
Date and place of incorporation	October 6, 2010 – California
Issued share capital	125,000 shares of common stock
Directors	Basil Holian Nigel Wenden Shane Cox Heinz Holsten Darrell McDaniel
Secretary	Nigel Wenden
Corporate Officers	Basil Holian – President Nigel Wenden – Secretary Shane Cox – CFO and Treasurer Heinz Holsten – Vice President Els Teunen – Finance Director Jeannie Jesson – Vice President HR & Recruitment
Registered Charge(s)	UCC Financing Statement, filed July 12, 2024, in favor of Allied Irish Banks, P.L.C. (File No. U240058020011)
Company Accounts Date	31 December

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4 – Pre-Completion Obligations
4.1.1Except as otherwise stated in this Agreement or with the consent of the Purchaser or as required by the terms of any Transaction Document, the Sellers shall, from the date of this Agreement until Completion:
(a)procure that each Group Company carries on its business in the ordinary course consistent with past practice in the 12 month period prior to the date of this Agreement;
(b)procure that none of the Group Companies:
(i)creates, allots or issues or grants any option over or other right to subscribe or purchase, or redeems, buys back or reduces, any share capital or securities or securities convertible into any of the foregoing, in each case, except to another Group Company;
(ii)declares, makes or pays a dividend or other distribution (whether in cash, stock or in kind) or makes any reduction of its paid-up share capital;
(iii)creates, grants, or allows to arise any Encumbrance on, over or affecting the whole or any part of its shares, assets or undertaking (other than Encumbrances which arise by operation of Law or in the ordinary course of business);
(iv)makes any amendment, variance or alteration to its constitutional documents;
(v)enters into any contract which has a sales value of in excess of USD250,000 per annum where liabilities exceed two times the value of such contract, individually or in the aggregate, or is (or would be if entered into prior to the date of this Agreement) a Material Contract, or materially amends or terminates any such contract, (except in the ordinary course of business);
(vi)hires, agrees to hire or terminates the employment of (other than a termination for cause) any full time employees or other persons who are engaged as directors or consultants or in a similar capacity having a base salary or similar base compensation in excess of USD150,000 per annum (each a Key Service Provider);
(vii)makes any change to (x) the terms and conditions of employment or other service (including remuneration, pension entitlements and other benefits) of any Key Service Provider or (y) the terms on which Key Service Provider are entitled to pension or other benefits;
(viii)introduce any new incentive scheme or vary in any way the terms of any such scheme currently operated by any Group Company, including any variation to performance targets, objectives, quanta of payment or any variation to the identities of participants;
(ix)increase the benefits or coverage under any Non-U.S. Benefit Plan or U.S. Benefit Plan (other than any increase required by operation of Law or adopted in the ordinary course of business and consistent with past practice);
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(x)save as required by applicable law or regulation, existing employment contracts or any existing applicable collective bargaining agreement, makes any amendment to the terms and conditions of employment (including remuneration, pension entitlements, bonuses, share incentive schemes or other benefits) of any employee or pays any bonuses to any employees, in each case, that would result individually or in the aggregate in an increase in excess of 2% of such employees total compensation, other than in accordance with the terms of their employment or in the ordinary course of business consistent with past practice;
(xi)(i) prepares or files any Tax Return (including any amendment thereof), (ii) makes, changes or revokes any material Tax election, (iii) settles or compromises any contested claim related to Taxes, (iv) surrenders any Purchaser’s Relief other than to a Group Company, (v) requests any ruling or similar guidance or makes any disclosure with respect to Taxes, or (vi) enters into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law), in each case, other than in the ordinary course of business and consistent with past practice;
(xii)enters into any new agreement, or amends or terminates any existing agreement, with any trade union or other employee representative body;
(xiii)amends, terminates or takes any other action to discontinue any insurance policies in effect at the date of this Agreement;
(xiv)makes any material change to its accounting practices or policies except as required by law or applicable accounting standards;
(xv)borrows any money (other than under the Existing Facilities by bank overdraft or similar facility in the ordinary course of business) or otherwise incurs any indebtedness or liabilities in the nature of indebtedness other than (i) trade credit in the ordinary course of business or (ii) from another Group Company;
(xvi)amends, varies, or enters into or terminates any hedging or derivative arrangements;
(xvii)enters into, or increases or extends any liability under, any guarantee or indemnity for any person which is not a Group Company;
(xviii)makes, increases, or extends any loan, advance or grant of credit to any person which is not a Group Company;
(xix)makes any capital commitments or capital expenditures outside of what has been approved in the annual budget prior to the date hereof;
(xx)acquires any assets, businesses or undertakings involving payment or having a book value in excess of USD50,000, individually or in the aggregate;
(xxi)disposes of any assets or part of its business and undertaking involving consideration or having a book value in excess of USD50,000, individually or in the aggregate;
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(xxii)commences or settles any litigation or arbitration proceedings, where the amount claimed in relation to such proceedings exceeds USD50,000, individually or in the aggregate, other than debt collection in the ordinary course of business;
(xxiii)surrenders or voluntarily modifies or amends any licences, consents, permissions, authorisations, approvals or waivers material to the carrying on its business;
(xxiv)initiates the winding up, liquidation, administration, receivership or other insolvency proceedings or makes any arrangement with creditors in respect of any Group Company;
(xxv)permit any material Owned IP that is registered or the subject of an application for registration to lapse other than in the ordinary course of business;
(xxvi)makes any material change in the nature or organisation of its business, discontinues or ceases to operate all or a material part of such business, or enters into any new markets or new lines of business other than as already contemplated by the business plan;
(xxvii)forms, enters into, terminates or withdraws from any partnership, consortium, joint venture or any other unincorporated association with any party;
(xxviii)enters into any new intra-group arrangements (including any arrangements relating to the provision of services or tax) or increase the interest on any intra-group arrangements or make any payments, pay any fees or expenses, or assume any obligation or liability in connection with any such new intra-group arrangements;
(xxix)sell, assign, transfer, pledge, grant a covenant not to sue to, abandon, permit to lapse or expire, license, sublicense, or otherwise dispose of, any Intellectual Property material to a Group Company’s business, other than non-exclusive licenses granted by a Group Company in the ordinary course of business;
(xxx)disclose any of the Group Company’s trade secrets or other material confidential information included in the Owned IP to any person (other than to employees or contractors engaged by a Group Company in the ordinary course of business consistent with past practice pursuant to a written confidentiality agreement); or
(xxxi)enter into any agreement (conditional or otherwise) to do any of the foregoing.
4.1.2Paragraph 1 shall not operate so as to restrict or prevent:
(a)any matter reasonably undertaken by any Group Company in an emergency or disaster situation with the intention of minimising any adverse effect of such situation;
(b)the completion or performance of any obligations required by any contract that has been Disclosed in the Disclosure Letter or any arrangement entered into by any
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Group Company prior to the date of this Agreement that has been Disclosed in the Disclosure Letter;
(c)the completion or performance of any actions required by applicable Laws;
(d)any action which is expressly contemplated by this Agreement;
(e)any repayment of any amount outstanding under the Existing Facilities; or
(f)the incurrence or making of any payment of Permitted Leakage.
4.1.3In relation to any matter requiring the approval of the Purchaser pursuant to Paragraph 1, if the Sellers wish to seek such approval from the Purchaser, the Sellers' Representative, on behalf of the requesting party, shall provide to the Purchaser Representative, in writing delivered to the e-mail address and in the manner set forth in Clause 25, all such information and documentation in relation to such matter as would reasonably be necessary to enable the Purchaser to assess whether or not to approve the matter (the Required Information) and subsequently any other information as the Purchaser may reasonably require. The Purchaser shall respond to any request for approval within ten Business Days from the date the Purchaser Representative receives the Required Information and shall not unreasonably withhold, or delay in providing a response to any request for, approval.
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5 – Completion Obligations
5.1.1Sellers’ Obligations
At Completion the Sellers shall:
(a)deliver to the Purchaser or procure the delivery to the Purchaser of:
(i)stock transfer forms to transfer all of the Sale Shares into the name of the Purchaser, duly executed by the Sellers;
(ii)evidence, reasonably satisfactory to the Purchaser, of the authority of any person or persons executing or attesting the execution of this agreement on behalf of a Seller and any other document on its behalf to do so and in each case, where the relevant Seller is a corporate entity, certified to be a true copy by a director or secretary of the relevant Seller;
(iii)share certificates in respect of all the Shares, or an indemnity for any lost share certificates duly executed by the relevant Sellers in Agreed Form;
(iv)a copy of any executed power of attorney in the Agreed Form under which any document to be delivered to the Purchaser under this paragraph 1 has been executed;
(v)the Escrow Agreement duly executed by each of the Sellers’ Representatives;
(vi)in respect of each Group Company, the written resignations in the Agreed Form of each of the directors and company secretaries set forth in Schedule 3 notified by the Purchaser to the Sellers’ Representative no later than 10 Business Days prior to Completion;
(vii)a valid Irish tax reference number (within the meaning of the Stamp Duty (e-stamping of Instruments and Self-Assessment Regulations 2012), for each Seller who is either resident in Ireland or who is non-resident but has been issued with an Irish tax reference number;
(viii)the duly executed Deed of Release;
(ix)either a CG50A Clearance Certificate under section 980 of the TCA or written confirmation from statutory auditors of the Company in a form satisfactory to the Purchaser that a clearance certificate under section 980 TCA is not required for the sale of the Sale Shares;
(x)the statutory books (duly written up to date), common seal, certificate of incorporation and certificates of incorporation on change of name (if any) of each Group Company;
(xi)evidence, reasonably satisfactory to the Purchaser, of the repayment of any and all amounts owed by each Seller or its Affiliate to any Group Company, whether due for payment or not, and termination of any underlying agreement with respect thereto;
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(xii)copies of the current bank mandates for each bank account operated by a Group Company and, to the extent requested by the Purchaser, the forms required by each relevant bank to effect (i) the revocation of the existing bank mandates and (ii) the issuance of new bank mandates giving authority to the person or persons as the Purchaser may nominate for each bank account operated by a Group Company, duly executed by the relevant person or persons within the Sellers’ Group;
(xiii)a letter from the natural person(s) with an indirect or direct interest of over 25% in each Group Company confirming that such person will, with effect from Completion, cease to be a beneficial owner within the meaning of the European Union (Anti-Money Laundering: Beneficial Ownership of Corporate Entities) Regulations 2019) (the Beneficial Ownership Regulations) in relation to each Group Company;
(xiv)in respect of each natural person that is a beneficial owner of the Company within the meaning of the Beneficial Ownership Regulations, their name, address, date of birth, nationality, personal public services number (PPSN) or RBO number (as the case may be);
(xv)the Completion Disclosure Letter (if any), duly executed by the Warrantors;
(xvi)a copy of the payment direction letter signed by the Corporate Seller in respect of the payment to each Seller, its pro-rata portion of the amount owing in connection with the historic litigation settled in August 2021 as referred to in section 19.1 of the Disclosure Letter;
(xvii)the Pay-Off Letter and evidence of upon payment in full of the Bank Pay-Off Amount, termination of all Encumbrances in connection therewith;
(xviii)a signed unanimous written resolution of the Sellers adopting the new constitution of the Company;
(xix)a counterpart of the Irish Management Put and Call Option Agreement, duly executed by each Irish Management Seller; and
(xx)a counterpart of the UK Loan Note Instrument, duly executed by the UK Management Seller; and
(xxi)a PDF copy certificate dated as of a date within five (5) Business Days prior to the Completion Date as to the good standing (or equivalent) of each of the Group Companies, executed by the appropriate officials of the jurisdiction of such Group Companies’ formation.
(b)procure a meeting of the board of Directors of the Company and each other Group Company as notified by the Purchaser no less than three Business Days prior to Completion to approve:
(i)the transfers of the Sale Shares (subject to stamping or any other registration or notarisation required);
(ii)the appointment of such individuals to the boards of those companies as shall be nominated by the Purchaser in writing no less than three Business Days
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prior to Completion and resignation of those individuals referred in paragraph (a)(vi) above;
(iii)the circulation of the unanimous written resolution at Paragraph 1(a)(xx) of Schedule 5 to the members of the Company; and
(iv)to the extent requested by the Purchaser, the existing mandates for the operation of bank accounts of each Group Company being revoked and new mandates being issued giving authority to the person or persons as the Purchaser may nominate.
5.1.2Purchaser’s Obligations
At Completion the Purchaser shall:
(a)pay the following amounts in cash:
(i)to the Institutional Seller, of an amount in cash equal to the Institutional Seller’s Agreed Proportion of the Net Consideration, by transfer of immediately available funds for same day value to the account nominated by the Institutional Seller to the Purchaser in accordance with Clause 24.1; and
(ii)to the Corporate Seller an amount in cash equal to the Corporate Seller’s Agreed Proportion of the Net Consideration, by transfer of immediately available funds for same day value to the account nominated by the Corporate Seller to the Purchaser in accordance with Clause 24.1;
(iii)to the Paying Agent, the aggregate amount of:
(A)an amount in cash equal to the aggregate amount of each Irish Management Seller’s Agreed Proportion of the Irish Management Consideration;
(B)an amount in cash equal to the aggregate amount of the UK Management Seller’s Agreed Proportion of the Initial Consideration;
(C)an amount in cash equal to the aggregate amount of each US Management Seller’s Agreed Proportion of the Initial Consideration, and
(D)in respect of each Management Seller other than the Key Management Sellers, an amount in cash equal to each such Management Seller’s Agreed Proportion of the Net Consideration,
(iv)by transfer of immediately available funds for same day value to the account nominated by the Paying Agent to the Purchaser in accordance with Clause 24.1;
and in each case receipt by such bank of such sum shall be good discharge to the Purchaser;
(b)deposit with the Escrow Agent (i) cash in an amount equal to the Leakage Escrow Amount, and (ii) cash in an amount equal to the Specified Tax Claim Escrow Amount, in each case, into the Escrow Accounts established under the Escrow Agreement;
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(c)procure the payment of the Escrow Agent's costs to the Escrow Agent;
(d)procure, to the extent not paid prior to the Completion Date, the payment by the Company to each relevant payee of the Disclosed Transaction Costs, including, in each case, any VAT chargeable thereon;
(e)procure payment by or on behalf of the relevant Group Company of the Bank Pay-Off Amount as set out in the Consideration Allocation Schedule to the providers of finance under the Existing Facilities;
(f)procure, to the extent not paid prior to the Completion Date, payment of the premium and any other fees and costs of the W&I Insurer and broker in relation to the W&I Insurance including, in each case, any Tax chargeable thereon;
(g)procure the payment by the relevant Group Company of an amount equal to the net amount of the Disclosed Exit Bonuses as shown in the Consideration Allocation Schedule to the persons entitled to such amounts (and procure that the relevant Group Company accounts for any applicable Taxes thereon);
(h)issue the UK Loan Notes to the UK Management Seller in accordance with the UK Loan Note Instrument and enter the UK Management Seller's name in the Purchaser's register of loan note holders as the holder of the UK Loan Notes;
(i)deliver to the Sellers' Representatives:
(i)a counterpart of the Irish Management Put and Call Option Agreement, duly executed by the Purchaser;
(ii)a counterpart of the UK Loan Note Instrument, duly executed by the Purchaser;
(iii)a signed acknowledgment of the Completion Disclosure Letter (if any), duly executed by the Purchaser;
(iv)the Escrow Agreement duly executed by the Purchaser and the Escrow Agent;
(v)a duly executed loan note certificate in respect of the UK Loan Notes issued to UK Management Seller;
(vi)evidence of the satisfaction of the Conditions; and
(vii)a copy of the Purchaser’s corporate authorisations approving the Transaction and the execution by the Purchaser of the Transaction Documents and any other documents referred to in this Agreements.
5.1.3Purchaser’s Post-Completion Obligations
(a)From the Completion Date until the first (1st) anniversary thereof, the Purchaser shall provide each employee who continues to be employed by any Group Company or the Purchaser or an Affiliate of the Purchaser as of the Completion Date (each, a Continuing Employee and collectively, the Continuing Employees) with (i) an annual base salary or wage level, as applicable, and annual cash incentive opportunities that are substantially comparable to those provided to each such
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Continuing Employee immediately prior to the Completion Date and (ii) employee benefits (excluding long-term incentive opportunities, defined benefit pensions and retiree welfare benefits, in each case, for U.S.-based Continuing Employees) that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Completion Date; provided, that nothing in this Agreement shall be deemed to limit the right of the Purchaser or any Group Company to terminate the employment of any Continuing Employee at any time or construed as altering the at-will nature of any Continuing Employee’s employment.
(b)As of the Completion Date, the Purchaser shall use commercially reasonable efforts to provide, or cause its relevant Affiliate (including, as applicable, the relevant Group Company) to use commercially reasonable efforts to provide, to each Continuing Employee under each employee benefit plan, program and arrangement (excluding long-term incentive opportunities, defined benefit pensions and retiree welfare benefits, in each case, for U.S.-based Continuing Employees) established or maintained by the Purchaser, its relevant Affiliate or the relevant Group Company in which Continuing Employees may be eligible to participate after the Completion Date (the Post-Completion Plans), credit for all purposes (including eligibility to participate, vesting, and benefit accrual) for full or partial years of service with the applicable Group Company or its Affiliates (including any predecessors) performed at any time prior to the Completion Date to the extent such service was taken into account under the analogous benefit plan immediately prior to the Completion Date; provided, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee.
(c)For purposes of each Post-Completion Plan providing medical, dental, prescription drug and/or vision benefits to any Continuing Employee, the Purchaser shall, or shall cause its relevant Affiliate (including, as applicable, the relevant Group Company) to, use commercially reasonable efforts to cause all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such Post-Completion Plan to be waived for such Continuing Employee and his or her covered dependents. The Purchaser shall, or shall cause its relevant Affiliate (including, as applicable, the relevant Group Company) to, use commercially reasonable efforts to cause any Post-Completion Plan to provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee and his or her covered dependents prior to the Completion Date and in the same plan year as the plan year in which the Completion Date occurs for purposes of satisfying any applicable deductible, coinsurance, or maximum out-of-pocket requirements under the analogous Post-Completion Plan for its plan year in which the Completion Date occurs, to the extent consistent with the governing terms of the Post-Completion Plan.
(d)From the Completion Date until the third (3rd) anniversary thereof, the Purchaser shall pay or cause to be paid the Deferred Payments to each of the US Management Sellers, with one third (1/3) of the applicable Deferred Payment payable, on each of the first three (3) anniversaries of the Completion Date.
(e)From the Completion Date until the third (3rd) anniversary thereof, the Purchaser shall pay or cause to be paid all amounts owing to the UK Management Seller, subject to and accordance with the terms of the UK Loan Note Instrument.
(f)On the third (3rd) anniversary of the Completion Date, the Purchaser shall pay or cause to be paid to the Key Management Sellers the amounts payable under the Retention Letters, subject to and accordance with the terms thereof.
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(g)This paragraph 3 of Schedule 5 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this paragraph 3 of Schedule 5, express or implied, shall confer upon any employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this paragraph 3 of Schedule 5, express or implied, shall be deemed an amendment of any plan providing benefits to any employee.
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6 – Leakage
Leakage means the following (with the exception of Permitted Leakage):
(a)the declaration, making or payment of any actual or deemed dividend or other distribution (in cash or in kind) to, or which is for the benefit of, a member of the Sellers’ Group;
(b)any payments made or agreed to be made (whether as redemption, repurchase, repayment, cancellation, issuance, reduction of capital, or otherwise) to, or for the benefit of, a member of the Sellers’ Group in respect of any share or loan capital or other securities of any Group Company;
(c)the purchase by a Group Company of any share capital of any Group Company which is not held by another Group Company;
(d)the payment, incurrence or assumption of any service, management, advisory, directors’, shareholder, brokerage or other fees or commissions and payments of a similar nature by any Group Company to, or for the benefit of, a member of the Sellers’ Group;
(e)the payment by a Group Company of any Transaction Costs;
(f)the payment by any Group Company of any Exit Bonuses;
(g)the sale, purchase, transfer or disposal of any asset to or from any member of the Sellers’ Group unless it is at fair market value;
(h)any assumption, guarantee, indemnification or incurrence of any liability, amount or obligation for the benefit of, or on behalf of, a member of the Sellers’ Group;
(i)any Encumbrance granted over the assets of a Group Company to, or for the benefit of, a member of the Sellers’ Group;
(j)the forgiveness, release, discount or waiver of any economic benefit, amount, debt, liability or claim outstanding against any member of the Sellers’ Group;
(k)any agreement or arrangement made or entered into by any member of the Sellers’ Group to do or give effect to any matter referred to in sub-paragraphs (a) to (j) above;
(l)the surrender or other transfer of any Relief to, or for the benefit of, any member of the Sellers Group;
(m)the payment of any fees or costs to, or for the benefit of, any member of the Sellers' Group which are or were incurred by any Group Company as a result of the matters set out in sub-paragraphs (a) to (l) (inclusive) above of this Schedule 6; and
(n)any Tax becoming payable (or that would have been payable, incurred or suffered but for the availability of any Relief) by a Group Company as a consequence of any matter referred to in sub-paragraphs (a) to (m) above of this Schedule 6 but excluding any VAT (other than any Irrecoverable VAT).

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7 – Permitted Leakage
Permitted Leakage means any of the following made by any Group Company:
(a)any payment made in respect of salaries, pension contributions, standard bonuses or other reimbursements, benefits, fees or expenses due to any of the Management Sellers or any employee, director, consultant or officer of the Group in the ordinary course of business, consistent with past practice in the 12 month period prior to the date of this Agreement, and in accordance with the terms of their respective employment, consultancy or directorship agreement in effect prior to the signing of this Agreement or as amended in accordance with Clause 8.1 (up to an aggregate cap of USD250,000) and not arising in connection with the Transaction (including any Taxes payable in respect of such payments);
(b)any fees and/or expenses incurred, paid or agreed to be paid or payable to the Institutional Seller of any of its Affiliates together with any other reasonable third party out of pocket expenses incurred by the Institutional Seller (in each case, whether in respect of any director appointed to any member of the Group by the Institutional Seller pursuant to the terms of the Shareholders’ Agreement or otherwise), up to an aggregate cap of EUR20,933.38 per month (inclusive of any VAT thereon);
(c)any reimbursement of directors’ fees and expenses of Basil Holian in connection with his appointment as chairman of the Group in the ordinary course of business and consistent with past practice in the 12 month period prior to the date of this Agreement not in excess of the amounts set forth in the Locked Box Accounts (inclusive of any VAT thereon);
(d)any payments made to the Corporate Seller in accordance with, the terms of the lease dated 2 April 2019 between (i) the Corporate Seller (formerly known as Westerwood Investment Holdings Limited) and (ii) Westerwood (WG) Global Limited relating to the lease of Unit 1 Block H Maynooth Business Campus, Maynooth, Co Kildare;
(e)any amounts incurred, paid or agreed to be paid or payable or agreed to be made in the ordinary course of the Group’s trading activities, on arm’s length terms and consistent with past practice in the 12 month period prior to the date of this Agreement by any member of the Group to any of the Institutional Seller’s Affiliates;
(f)payment of any premiums related to the renewal of any D&O insurance policies in place as at the date of this Agreement;
(g)any payment made by or on behalf of any Group Company to the extent that provision, reserve or allowance has been specifically and explicitly made for it as a line-item in the Locked Box Accounts (provided that, for the avoidance of doubt, to the extent that such payment exceeds the amount of such specific allowance, provision or reserve, the amount in excess of such specific allowance, provision or reserve shall constitute Leakage and not Permitted Leakage);
(h)any payment expressly provided for under the terms of any Transaction Document;
(i)any Disclosed Transaction Costs incurred or paid or agreed to be paid or payable;
(j)any Disclosed Exit Bonuses incurred or paid or agreed to be paid or payable;
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(k)any Leakage which has been reimbursed by or on behalf of the relevant Seller to the Group on or prior to Completion; and
(l)anything undertaken at the written request, or with the prior written consent, of any member of the Purchaser Group that is accompanied by a statement of such member of the Purchaser Group that such matter will constitute Permitted Leakage.
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8 – The Warranties
8.1 – Definitions and Interpretation
In this Schedule 8, where the context admits:
Accounts means the audited consolidated financial statements of the Company for the period ended on the Accounts Date together with the reports of the directors and auditors on those financial statements and the notes to those financial statements;
Accounts Date means 30 December 2023;
Affiliate Agreement has the meaning given to it in paragraph 19 of this Schedule 8;
Anti-corruption Laws means any laws, regulations, or orders relating to anti-bribery, anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010, the Criminal Justice (Corruption Offences) Act of 2018 and all national and international laws enacted to implement the OECD Convention on Combating Bribery or Foreign Public Officials in International Business Transactions;
Anti-money Laundering Laws means laws, regulations, and codes of practice designed to stop the practice of generating income through illegal actions, including without limitation (i) the Bank Secrecy Act, the USA Patriot Act, and all other applicable laws of the United States, (ii) the EU Anti-Money Laundering Directives, and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (iii) the laws, regulations, or codes of practice of any other applicable government institution;
Contracts has the meaning given to it in paragraph 4 of this Schedule 8;
Cyber Security Incident has the meaning given to it in paragraph 13 of this Schedule 8;
Environmental Claim means any claim, demand, action, arbitration, litigation, Proceeding or suit (whether civil or criminal) in connection with any Environmental Law or Hazardous Materials;
Environmental Laws means all Laws (i) concerning pollution or protection of the indoor or outdoor environment or human health or safety (solely with respect to exposure to Hazardous Materials) or natural resources, (ii) concerning Releases or threatened Releases of any Hazardous Material into the indoor or outdoor environment or otherwise relating to the generation, manufacture, processing, distribution, import, use, treatment, storage, transport, disposal, or handling of any Hazardous Material, or (iii) which impose liability or responsibility with respect to any of the foregoing;
Environmental Licenses means all permits, licenses, authorizations, approvals, certifications or registrations issued by or obtained from an Authority under Environmental Law;
Finance Documents has the meaning given to it in paragraph 7 of this Schedule 8;
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Former Pension Plan has the meaning given to it in paragraph 16 of this Schedule 8;
GDPR means the General Data Protection Regulation (2016/679);
Hazardous Materials means any toxic, hazardous, flammable, explosive, or infectious material, pollutant, contaminant, or waste, including those regulated by or giving rise to liability under Environmental Law and any other substance regulated by or giving rise to liability under Environmental Law, petroleum or its derivatives, fractions or byproducts, asbestos or asbestos-containing materials, radioactive materials, per- or polyfluoroalkyl substances, polychlorinated biphenyls, formaldehyde, volatile organic compounds, and chlorinated solvents;
Insurance Policies has the meaning given to it in paragraph 6 of this Schedule 8;
Intellectual Property Rights means all rights in: patents, patentable inventions, utility models, and supplementary protection certificates; trademarks, service marks, brands, logos, getup, trade or business names, corporate names, internet domain names, social media handles and other trading insignia, and all goodwill associated with the use of the foregoing (Trademarks); copyright (including rights in computer software and source code), design rights, moral rights, database rights and other rights in databases (including but not limited to design flow methodologies), topography rights; trade secrets, confidential information and knowledge (including know how, inventions, algorithms, secret formulae and processes, designs, models, methods, ideas, discoveries, data, market information and lists of customers and suppliers); rights protecting goodwill and reputation, in all cases whether registered or unregistered; and all other intellectual property and industrial property and forms of protection having a similar nature or effect anywhere in the world to any of the foregoing, whether or not any of these are registered and including applications for or registrations of any of the foregoing rights, the right to apply for applications for registration of any such right, all divisions, continuations, continuations in-part, re-issues, re-examinations, renewals or extensions of such rights, all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world and the right to sue for past, current and future infringements of any of the foregoing rights;
IP Licence means a licence, permission or consent in respect of the use of any Intellectual Property Rights;
IT Systems means all computer hardware, including peripherals and ancillary equipment and network and telecommunications equipment, computer software, databases and data, media, networks and/or other information technology (whether embedded or otherwise) and telecommunications and network equipment, including associated proprietary materials, user manuals and other related documentation related to the foregoing, used or held for use by any Group Company;
Leased Real Property has the meaning given to it in paragraph 14 of this Schedule 8;
Management Accounts means the unaudited monthly management accounts during the period commencing on the Accounts Date and ending on the Management Accounts Date, each in the form contained in the Data Room;
Management Accounts Date means 30 September 2025;
Material Contract has the meaning given to it in paragraph 4 of this Schedule 8;
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Material Customer has the meaning given to it in paragraph 23 of this Schedule 8;
Material Supplier has the meaning given to it in paragraph 23 of this Schedule 8;
Material Licence(s) has the meaning given to it in paragraph 9 of this Schedule 8;
Open Source Software means third party software code which is licensed upon terms which materially conform to either (i) the “open source” definition (as that term is defined by the Open Source Initiative), or (ii) “free software” definition (as that term is defined by the Free Software Foundation), including any third party software code which is licensed under the GPL, LGPL, AGPL, Mozilla License, Apache License, Common Public License, MIT license or BSD license or similar license;
Owned IP means Intellectual Property Rights owned or purported to be owned by any of the Group Companies;
Pension Schemes means the pension arrangements provided by the Group Companies to their employees, former employees and their dependants as disclosed in the Data Room;
Personal Data Breach has the meaning given to in paragraph 12 of this Schedule 8;
Proceeding(s) has the meaning given to it in paragraph 10 of this Schedule 8;
PSS Financial Information means the unaudited financial information of PSS as at the PSS Financial Information Date, located at folder 11.3 of the Data Room;
PSS Financial Information Date means 31 December 2024;
Real Property Leases has the meaning given to it in paragraph 14 of this Schedule 8;
Registered IP has the meaning given to it in paragraph 11 of this Schedule 8;
Releases means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, discarding, disposing, or other release into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility or fixture);
Relevant Transfer has the meaning given to it in paragraph 16 of this Schedule 8;
Remedial Environmental Action means sampling, investigation, monitoring, remediation, remedial action, cleanup or removal;
(a)Sanctioned Person means:
(b)any person listed on the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the EU Consolidated List of Asset Freeze Targets or any equivalent list of prohibited persons maintained under any Sanctions Laws;
(c)any person majority owned by any such person or persons in (a) above; and
(d)any person organised, operating from, incorporated or resident in a country or territory which is the subject of comprehensive export, import, financial or investment embargoes under any Sanctions Laws;
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Sanctions Authority means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union (EU), (iv) the State Secretariat for Economic Affairs of Switzerland (SECO) (v) the Swiss Directorate of International Law (DIL), (vi) the Monetary Authority of Singapore (MAS), (vii) the Hong Kong Monetary Authority, (viii) any member state of the EU, (ix) the United Kingdom, or (x) the respective governmental institutional of any of the foregoing including, without limitation, Her Majesty’s Treasury (HMT), the Office of Foreign Assets Control of the US Department of the Treasury (OFAC), the US Department of Commerce, the US Department of State and any other agency of the US government and/or any other relevant sanctions authority; and
Sanctions Laws means any applicable Laws, regulations, economic or financial sanctions, trade embargoes or restrictive measures imposed, administered, enacted or enforced from time to time by any Sanctions Authority.
Senior Employee means any employee with a base annual salary of $250,000 or more.
8.2 – Business Warranties
8.2.1Group Structure and Corporate Matters
(A)Schedule 1 of this Agreement sets forth a complete and accurate list of the Shares which have been properly allotted and issued. The Shares comprise the whole of the issued and outstanding share capital of the Company. There is no other Equity of any Group Company authorised, issued, reserved for issuance or outstanding and there are no outstanding Equity Rights binding upon any Group Company or any Group Company’s Equity.
(B)There are no (i) outstanding subscription, option, warrant, profit participation features, profits interests, right (including rights of first refusal or rights of first offer), conversion privilege, phantom equity interest, stock appreciation right, restricted stock, restricted stock unit, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of the Equity or any Equity Rights of any Group Company or other securities convertible into or exchangeable for the Equity or any Equity Rights of any Group Company (now, in the future or upon the occurrence of any contingency), (ii) other commitment or agreement providing for the issuance of additional Equity or any Equity Rights, or for the repurchase or redemption of any Equity or any Equity Rights, in any Group Company, (iii) authorised or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or that is convertible into, exchangeable for or evidencing the right to subscribe for or acquire Equity securities having the right to vote) with the holders of the Equity securities of any Group Company on any matter, or (iv) other obligation by any Group Company to make any payments based on the price or value of any securities described in the foregoing clauses (i) through (iii).
(C)The Company or another member of the Group is the sole legal and beneficial owner of each member of the Group (other than the Company) and all such shares or equivalent ownership interests are fully paid up (to the extent that the concept of “fully paid up” shares (or equivalent ownership interests) or a similar concept is relevant in the country of incorporation of the relevant member of the Group) and there is no Encumbrance affecting any such shares nor any agreement to create any such Encumbrance.
(D)The copies of the constitutional or organisational documentation (each as amended to date) of each member of the Group, each of which are included in the Data Room, are complete and accurate in all material respects.
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(E)The particulars of each Group Company set out in Schedule 3 and the background to this agreement are true, complete and accurate.
(F)All statutory books, minute books and registers of each Group Company have been properly kept, are written up to date and contain a true and accurate record of all matters which are required by law be contained in them. No notice or allegation in writing has been received by any Group Company that any such books or registers are incorrect or should be rectified. All such books and registers are in the possession of or under the control of a Group Company.
(G)No Group Company is, or has agreed to become, a member of any legal partnership, joint venture or consortium. No Group Company owns or holds the right to or has any obligation to, acquire, make any investment or capital contribution in, any stock, partnership interest or joint venture interest or other Equity interests in any other person.
(H)No Group Company:
(1)holds, beneficially owns or has agreed to acquire any shares, loan capital or other securities in any company or merge or consolidate with any person (other than a Group Company);
(2)has at any time had any subsidiaries or subsidiary undertakings, other than a Group Company;
(3)is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);
(4)controls or takes part in the management of any company or business organisation (other than a Group Company) nor has it agreed to do so; or
(5)has any branch or permanent establishment outside its country of incorporation.
(I)The information given in Schedule 3 is true, accurate and complete in all material respects.
(J)Each member of the Group is validly established, in existence and duly registered under the Laws of its jurisdiction of establishment or formation.
(K)Each member of the Group is duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except as has not and would not reasonably be expected to be material to the Group Companies, taken as a whole.
(L)All material returns, particulars, resolutions and other documents that a Group Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in Ireland) have been properly prepared.
(M)All dividends or distributions declared, made or paid by any Group Company have been declared, made or paid in accordance with the constitutional documents of the relevant Group Company, all applicable laws and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.
(N)No transfer of any shares in the capital of any Group Company have been registered, except in accordance with all applicable laws and the constitutional documents of the relevant Group Company and all such transfers have been duly stamped (where applicable).
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8.2.2Accounts
(A)The Accounts:
(1)give a true and fair view of the assets, liabilities and financial position of the Group (excluding Principal Services Solutions, Inc. (PSS)) as at the Accounts Date and of the profits or losses of the Group (excluding PSS) for the financial period ended on the Accounts Date;
(2)have been prepared on a basis substantially consistent with the audited annual accounts of each Group Company (excluding PSS) or the audited annual consolidated accounts of the Group (as the case may be) (excluding PSS) for the past two prior accounting periods without any change in accounting policies used, except as expressly stated in the notes to the audited balance sheets and profit and loss accounts for these periods;
(3)have been prepared in accordance with FRS 102;
(B)The Accounts make proper and adequate provision for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets, in each case to the extent required under FRS 102.
(C)The Accounts are not affected by any extraordinary, exceptional or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.
(D)The Accounts have been laid before each Group Company in general meeting in accordance with the requirements of all applicable laws.
(E)The Management Accounts:
(1)were prepared in good faith and on a basis substantially consistent with and using the same accounting principles, policies and practices as the Accounts; and
(2)do not materially misstate the consolidated assets and liabilities of the Group as at the Management Accounts Date.
(F)The Locked Box Accounts:
(1)were prepared in good faith and on a basis substantially consistent with and using the same accounting principles, policies and practices as the Accounts; and
(2)give a true and fair view of the consolidated assets, liabilities and financial position of the Group as at the Locked Box Date.
(G)The PSS Financial Information:
(1)was prepared in good faith and on a basis substantially consistent with and using the same accounting principles, policies and practices as the Accounts;
(2)was prepared using the same accounting policies utilized by PSS for the purposes of preparing its U.S. Federal Income Tax Returns for the period ending December 31, 2024; and
(3)does not materially misstate the consolidated assets, liabilities and financial position of PSS as at the PSS Financial Information Date.
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(H)Each Group Company’s accounting records are in its possession or under its control.
(I)The Company (i) maintains a standard system of accounting established and administered in accordance with FRS 102 and (ii) has established and maintains a system of internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of the financial statements for external purposes in accordance with FRS 102. There (A) are no significant deficiencies or weaknesses in any system of internal accounting controls used by any Group Company, (B) has not, since January 1, 2022, been any fraud or other unlawful act on the part of any of management or other employees of any Group Company who have a role in the preparation of the Accounts or the internal accounting controls used by any Group Company related to such preparation or controls, and (C) has not, since January 1, 2022, been any claim or allegation regarding any of the foregoing.
(J)All accounts receivable of the Group Companies reflected in the Accounts are, so far as the Warrantors are aware, enforceable subject to the terms thereof, represent valid obligations arising from sales actually made or services actually performed in the ordinary course. All reserves for the collection of such accounts receivable were calculated in accordance with FRS 102. All accounts receivable of the Group Companies are good and collectible receivables and are expected to be collected in accordance with past practice and the terms of such receivables, other than returns in the ordinary course, subject to the allowance for doubtful accounts.
(K)No Group Company has any material Liability, whether or not accrued or unaccrued or contingent, except for (i) the Liabilities specifically reflected in the Locked Box Accounts (including all notes thereto); (ii) Liabilities incurred in the ordinary course since the date of the Locked Box Accounts (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any Proceeding); (iii) Liabilities incurred in connection with the Transaction; or (iv) Liabilities that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies.
(L)Except for any adequate reserves set forth in the Locked Box Accounts, all of the material inventory of the Group Companies, wherever located, is in good condition, is not obsolete, is useable or saleable in the ordinary course and, if saleable, is saleable at customary gross margins consistent with the past practices of the Company. None of the Group Companies owns any inventory or, so far as the Warrantors are aware, is in possession of any inventory not owned by the Group Companies, including goods already sold.
8.2.3Changes Since the Locked Box Date
(A)Since the Locked Box Date:
(1)the business of the Group (taken as a whole) has been carried on, in all material respects, in the ordinary course and as a going concern;
(2)no part of the business of the Group (taken as a whole) has been affected by any material abnormal factor;
(3)no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by any Group Company;
(4)no Group Company has borrowed or raised any money or given or taken any form of financial security (other than from another Group Company);
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(5)no Group Company has (i) prepared or filed any Tax Return inconsistent with past practice, (ii) made, changed or revoked any Tax election, (iii) filed any amended Tax Return, (iv) settled or compromised any claim related to Taxes, (v) entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law), (vi) otherwise settled any dispute relating to Taxes, (vii) surrendered any right to claim a Tax refund, offset or other reduction in Tax liability or (viii) requested any ruling or similar guidance with respect to Taxes;
(6)no Group Company has acquired, or agreed to acquire, any asset, or has sold, leased, licensed, transferred or otherwise disposed of any of the assets reflected in the Locked Box Accounts except in the ordinary course;
(7)no Group Company has discharged or paid any obligation or Liability (absolute or contingent) other than (i) liabilities reflected in the Locked Box Accounts, and (ii) liabilities incurred since the Locked Box Date in the ordinary course;
(8)there has been no abnormal increase or reduction of stock-in-trade;
(9)no Group Company has offered price reductions or discounts or allowances on sales of stock-in-trade or sold stock-in-trade at less than cost price;
(10)no fact or condition exists, or, so far as the Warrantors are aware, is contemplated or threatened, which is be expected to cause any material deterioration in the turnover, financial position or prospects of any Group Company; and
(11)no fact or condition exists, which is be expected to cause any Material Adverse Effect on the Group taken as whole.
8.2.4Contracts and Commitments
(A)Section 4.1 of the Disclosure Letter sets forth a true and accurate list, as of the date of this Agreement, of each of the following Contracts (such Contracts required to be listed on Section 4.1 of the Disclosure Letter, together with the Affiliate Agreements and the Real Property Leases, and all amendments and modifications thereto, are referred to herein as the Material Contracts) to which any Group Company is a party or by which a Group Company or any of their respective assets, properties, or businesses, or any of member of the Sellers’ Group is bound (excluding, in each case, any U.S. Benefit Plan):
(1)any Contract relating to pension, profit sharing, retirement, bonus, incentive, unit option, phantom unit, employee unit purchase or other material plan or arrangement providing for deferred compensation to employees;
(2)any employment Contract or Contract for services by any officer, employee or independent contractor which requires the payment of more than USD150,000 annually in base compensation;
(3)any collective bargaining agreement or any other Contract with any labour or trade union, organization, or association;
(4)any Contract under which any Group Company has advanced or loaned, or agreed to advance or loan, other than to any of its employees for business expenses in the ordinary course, any amount to any person;
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(5)any Contract with (A) any supplier or vendor of the Group Companies for the purchase or sale of goods or services and (B) any customer of the Group Companies for the provision of goods or services, in each case, which has a sales value in excess of USD250,000 where liabilities exceed two times the value of such contract, individually or in the aggregate, per year;
(6)any Contract with (A) any Material Supplier and (B) any Material Customer;
(7)any Contract of a Group Company (A) with exclusivity provisions, “most favoured nation” provisions or rights of first refusal, (B) requiring a Group Company to purchase all or substantially all of its requirements of a particular product from a supplier or (C) limiting a Group Company’s ability to compete with any person or to operate at any location in the world;
(8)any Contract creating a partnership at Law or a joint venture, strategic alliance or similar arrangement;
(9)any Contract under which any Group Company has continuing material indemnification obligations, “earn out” or other contingent payment obligations to any person, other than, with respect to Contracts containing indemnification obligations, those contained in customer and supplier Contracts entered into in the ordinary course;
(10)any Contract entered into since January 1, 2022, relating to (A) the disposition of assets or business operations or Equity in any Group Company or (B) the acquisition of, or investment in, the assets or business operations or Equity of any business or person, in each case, not including acquisitions and sales of assets or inventory in the ordinary course;
(11)any Contract with any Authority;
(12)any settlement, consent, co-existence or similar agreement involving actions by or against any Group Company under which a Group Company has outstanding obligations (other than customary confidentiality obligations and covenants not to sue (other than with respect to Intellectual Property Rights));
(13)any Contract (or series of related Contracts) obligating a Group Company to make capital expenditures outside of what has been approved in the annual budget prior to the date hereof;
(14)any Contract under which any Intellectual Property Rights are or have been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided by a third party to a Group Company (other than (A) licenses of commercially available off-the-shelf software for which the aggregate fees payable by a Group Company in a twelve-month period do not exceed USD5,000 and (B) Contracts entered into with employees in the ordinary course on a Group Company’s standard form of agreement; provided, that the foregoing shall be considered Material Contracts with respect to sub-paragraphs 4.2-4.3 and 4.5-4.6);
(15)any Contract under which any Intellectual Property Rights are or have been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided by a Group Company to a third party (other than (A) non-exclusive use licenses granted by a Group Company to any person, in the ordinary course of business and (B) any license to Open Source Software; provided, that the foregoing shall be considered Material Contracts with respect to sub-paragraphs 4.2-4.3 and 4.5-4.6);
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(16)any currency exchange, interest rate exchange, commodity exchange or similar Contract;
(17)any Contract that contains restrictive covenants that bind or purport to bind any Group Company;
(18)any equityholders’, investors’ rights, registration rights or similar Contract relating to the issuance, sale, transfer, ownership, voting, repurchase or redemption of any Equity interests of any Group Company (except, in each case, any such Contract that will be terminated in connection with the Transaction);
(19)any Contract relating to any real property or interests in real property (including relating to (A) any pending acquisition or disposition of real property or (B) requiring or granting any options, rights of first offer, rights of first refusal or similar rights in any real property); and
(20)any Contract representing any Indebtedness of any Group Company. For the purposes of this warranty "Indebtedness" means: (a) the amount of all indebtedness (interest and non-interest bearing) for borrowed money of the Group Companies from financial institutions (including any unpaid principal, premium and accrued and unpaid interest); (b) (if any) liabilities of the Group Companies by way of overdraft, acceptance credit or similar facilities, loan stocks bonds, debentures, notes or other similar instruments or debt securities, finance leases, debt or inventory financing, finance leases or sale and lease back arrangements, any guarantees, contingent payments, or any other arrangements in each case the purpose of which is to borrow or raise money; (c) letters of credit (to the extent drawn) issued by the Group Companies and (d) all guaranties, endorsements and other contingent obligations of the Group Companies to assure a creditor against Loss with respect to any obligation mentioned in the foregoing clauses (a) through (d).
(B)No Material Contract can be lawfully terminated or its terms lawfully varied as a result of the Transaction.
(C)All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the applicable Group Company and, so far as the Warrantors are aware, the other parties thereto, and are enforceable against the applicable Group Company and, so far as the Warrantors are aware, the other parties thereto, in each case, in accordance with their respective terms, subject to the Equitable Exceptions.
(D)True, and accurate copies of the Material Contracts have been made available in the Data Room.
(E)No member of the Group is in material breach of any Material Contract and, so far as the Warrantors are aware, no counterparty or other party to any Material Contract is in material breach (with or without the giving of notice or lapse of time or both). So far as the Warrantors are aware, there are no grounds for any other determination, rescission or avoidance of any Material Contract nor has any Group Company received written notice of any such default and, so far as the Warrantors are aware, no event has occurred that, with notice or lapse of time or both, (i) would constitute such a material breach or violation or default by a Group Company under any Material Contract or, any other party thereto, (ii) give to any other party any rights of termination, acceleration or cancellation of any Material Contract, (iii) result in any obligation or a loss of a benefit under any Material Contract, (iv) allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under any Material Contract or (v) give rise to any increased, guaranteed, accelerated or additional rights or entitlements under any Material Contract.
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(F)No written termination, or written notice of intention to terminate, any Material Contract has been given or received by the relevant member of the Group.
8.2.5Powers of Attorney
(A)There are no powers of attorney in force that have been given by any member of the Group to any person to enter into any contract or commitment on its behalf (other than to its directors, officers and employees to enter into routine trading contracts in the ordinary course of their duties).
8.2.6Insurances
(A)Section 6.1 of the Disclosure Letter sets forth true and accurate details of the material insurance policies maintained by or covering the Group (the Insurance Policies, and Insurance Policy shall be construed accordingly).
(B)The Group Companies have at all times maintained insurance as required by applicable Law for purposes of the operation of the business of the Group Companies or under any Material Contract to which they are or they have been a party. True and accurate copies of each Insurance Policy and a true, and accurate details of all insurance claims thereunder since January 1, 2022 have been made available to the Purchaser. Each of the Insurance Policies is in full force and effect and is a legal, valid, binding obligation of the insurer, enforceable against such insurer, except to the extent that the enforceability thereof may be affected by the Equitable Exceptions.
(C)With respect to each Insurance Policy, (i) all premiums due and payable in respect of the Insurance Policies have been paid and (ii) none of the Group Companies is in default with respect to its obligations thereunder.
(D)No written notice of cancellation, termination, revocation or nonrenewal of, premium increase with respect to, alteration of coverage under, or that any issuer of such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, of any Insurance Policy has been received by any member of the Group.
(E)No Group Company has any individual insurance claim in excess of USD50,000 outstanding as at the date of this Agreement.
(F)The coverage under the Insurance Policies set forth on Section 6.1 of the Disclosure Letter will not lapse or be materially modified by reason of the Transaction or any other Transaction Document. None of the Group Companies has any self-insurance or co-insurance programs.
(G)All claims of the Group Companies for which insurance coverage would have been available have been properly tendered to the applicable insurance provider. There is no claim pending under any Insurance Policy that has been denied, rejected, questioned or disputed by any insurer in respect of any Insurance Policy or as to which any insurer in respect of any Insurance Policy has made any reservation of rights or refused to cover all or any portion of such claim.
8.2.7Finance and Guarantees
(A)The Disclosure Letter contains details of the overdrafts, loans or other financial facilities currently outstanding or available to any Group Company (excluding any such overdrafts,
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loans or other financial facilities or instruments under which any amounts are owing from one Group Company to another) (the Finance Documents).
(B)No member of the Group has received any written notice (which is current and still outstanding) from any counterparty under the Finance Documents:
(1)that it is in material default under the terms of any of the Finance Documents (which default remains outstanding at the date of this Agreement); or
(2)to repay (either in whole or part) any of the Finance Documents in advance of their stated maturity.
(C)Except as set forth on Section 7.3 of the Disclosure Letter, no Group Company is a party to any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement with respect to, or is responsible for, the indebtedness or for the default in the performance of any obligation of, any person other than another Group Company or any employee thereof.
(D)No Group Company has factored or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts or waived any right of set-off it may have against any third party.
(E)No indebtedness of any Group Company is due and payable and no security over any of the assets of any Group Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.
8.2.8Insolvency
(A)No distress, execution or other process has been levied in respect of any Group Company which remains undischarged and there is no unfulfilled or unsatisfied judgment or court order outstanding against any Group Company.
(B)No receiver or manager or similar officer has been appointed over the whole or any part of the assets or undertaking of any Group Company. No examiner or interim examiner is, or has been, appointed to any Group Company and there is no petition pending or threatened in respect of such an appointment.
(C)No Group Company is insolvent or bankrupt or unable to pay its debts as they fall due and no Group Company has stopped or suspended payment of its debts or indicated its intention to do so nor has any analogous procedure or step been taken or proposed in any jurisdiction in relation to any Group Company, nor has any Group Company commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness.
(D)No steps have been taken or proposed for the winding-up, bankruptcy, administration, insolvency, dissolution or reorganisation of any Group Company.
(E)No event analogous to those specified in sub-paragraphs 8.1 to 8.4 (including the opening of bankruptcy proceedings, the granting of a debt moratorium or a corporate law moratorium for the approval of a composition agreement) has occurred in relation to any member of the Group incorporated outside Ireland.
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8.2.9Licences
(A)All licences (excluding licences of Intellectual Property Rights), consents and other permissions and approvals (the absence of which would have a Material Adverse Effect on the business of the Group Companies taken as a whole) necessary or required to allow the Group Companies to carry on the business now being carried on by it or to own or operate any of their respective assets or properties (each, a Material Licence and collectively, Material Licenses) have been obtained and maintained by or for the benefit of the Group Companies.
(B)The Group Companies are in compliance with all Material Licenses and no written notice has been received by any member of the Group regarding any alleged failure to comply with any Material Licence.
(C)Each Material Licence is in full force and effect in accordance with its terms and none of the Material Licences will be terminated or terminable, impaired, or require amendment, in whole or in part, as a result of or in connection with the consummation of the Transaction.
(D)No outstanding written notice (or, so far as the Warrantors are aware, oral notice) of revocation, cancellation, suspension, withdrawal, nonrenewal, modification or termination of any Material Licence has been received by the Group Companies. All fees and charges with respect to Material Licences have been timely paid in full. Each of the Group Companies is and since January 1, 2022 has been in compliance in all material respects with all Material Licences.
(E)Section 9.5 of the Disclosure Letter sets forth a true and accurate list of all Material Licences.
8.2.10Compliance with Laws and Disputes
(A)Other than in respect of the collection of debts in the ordinary course of business, no member of the Group is engaged in any litigation, arbitration or other dispute resolution process, or administrative, regulatory or criminal investigations, enquiries or proceedings (together, the Proceedings), whether as claimant, defendant or otherwise which, in each case, is material.
(B)No Proceedings which are material have been threatened in writing or are pending, or, so far as the Warrantors are aware, no circumstance or fact exists which is likely to give rise to any such Proceedings which would be material.
(C)No Group Company:
(1)so far as the Warrantors are aware, it is the subject of any investigation, inquiry or enforcement proceedings by any Authority; or
(2)is engaged in any conduct which could constitute an offence under the Criminal Justice (Corruption Offences) Act 2018, the Bribery Act 2010, the Competition Act 2002 (as amended) or any similar Laws in any other jurisdiction in which the Group carries on its business.
(D)In the three years prior to the date of this Agreement, the Company has neither taken any action nor entered into nor engaged in any activity (or conduct or other dealing) in relation to the conduct of its business that has resulted in a material violation of:
(1)any applicable Anti-trust Laws;
(2)any applicable Anti-corruption Laws; or
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(3)any applicable Sanctions Laws.
(E)No Group Company nor any officers, directors, and employees thereof are in material breach of any applicable Anti-corruption Laws or Sanctions Laws in relation to any function or activity of the Group’s business.
(F)Neither the Group nor any officer, director, or employee of any Group Company: (A) is a Sanctioned Person; or (B) has engaged in the last three years in any transaction or dealing, or provided funds or anything of value, to a Sanctioned Person.
(G)The Group has procedures in place reasonably designed to prevent any persons who perform services for or on behalf of the Group from bribing another person intending to obtain or retain business or an advantage in the conduct of business for the Group.
(H)The Group has not, in the last three years, conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-corruption Laws.
(I)The operations of the Group have been conducted in the last three years in material compliance with applicable Anti-money Laundering Laws.
8.2.11Intellectual Property
(A)Section 11.1 of the Disclosure Letter sets forth a true and accurate list of Owned IP that is: (i) patents, patents applications, registered Trademarks, filed Trademark applications, registered copyrights and registered interest domain names (Registered IP), specifying as to each, as applicable, the record owner (and beneficial owner, if different), the jurisdiction by or in which it has been issued, registered, or filed, the registration or application serial number, the issue, registration and/or filing date, and the current status, (ii) social media handles and material unregistered Trademarks and (iii) proprietary software. Each Group Company’s Registered IP is subsisting, valid and in full force and have not expired or been cancelled, abandoned or otherwise terminated. All fees (including application fees, renewal fees, and maintenance fees) that are due in respect of any Registered IP have been paid when due.
(B)The Group Companies solely and exclusively own all Owned IP free and clear of all Encumbrances.
(C)The Company, and if applicable, the relevant Group Company owns or has valid IP Licences to use all Intellectual Property Rights, in all material respects, which are used in, held for use in or necessary for the conduct of the respective businesses of the Group Companies.
(D)No Group Company has, nor, so far as the Warrantors are aware, has any counterparty to any such IP Licence, committed a material breach of any such IP Licence.
(E)No Group Company has, since January 1, 2022:
(1)received a written notice or threats in writing, or so far as the Warrantors are aware, any threats orally alleging that any Group Company or the operations of any of the Group Companies infringe, violate or misappropriate the Intellectual Property Rights of a third party; or
(2)sent a written notice alleging that a third party is infringing, violating or misappropriating any of the Owned IP.
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(F)Neither any Group Company nor the businesses of any Group Company is infringing, violating or misappropriating or has since January 1, 2022 infringed, violated or misappropriated the Intellectual Property Rights of a third party.
(G)No Group Company is a party to any Contract or other arrangements, which restrict the use of any Owned IP.
(H)Each Group Company has taken reasonable steps and precautions to protect its rights in the Owned IP and to preserve and maintain the confidentiality of trade secrets, know-how and other Intellectual Property Rights of a confidential nature used or held for use by such Group Company. No such trade secrets, know-how and other Intellectual Property Rights of a confidential nature have been authorised for disclosure or actually disclosed to any employee or any third person other than pursuant to a valid written confidentiality or non-disclosure agreement sufficiently restricting the disclosure and use thereof.
(I)So far as the Warrantors are aware, no item of Open Source Software is used in, incorporated into, combined or distributed with any Group Company product with a consequence that requires the disclosure, distribution or licensing of any other software or any derivative work thereof (other than such item of Open Source Software in its unmodified form), whether at no charge or otherwise.
8.2.12Data Protection
(A)The Group Companies comply, and, so far as the Warrantors are aware, have at all times complied, in all material respects with applicable data protection Laws and no Group Company has received a written notice (including from any data subject or data protection Authority) alleging that a Group Company has not complied with any of them and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to such a notice, complaint or allegation.
(B)All Personal Data collected or processed by the Group Companies has been collected fairly and lawfully (including through the provision of information notices) and can be used lawfully in the course of the business of the Group Companies as it is presently conducted.
(C)The Group Companies also confirm that they:
(1)comply in all material respects with all rules relating to the deployment and use of cookies and similar technologies;
(2)implement appropriate technical and organisational measures reasonably designed to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Group Companies or their Processors;
(3)have an agreement in place with each of their Processors which incorporates the terms stipulated by Article 28 of the GDPR; and
(4)have complied with all data subject requests which they have received, including any requests for access to Personal Data, the porting of Personal Data, the cessation, restriction or objection of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws, and there are no such requests outstanding at the date of this agreement.
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(D)To the extent that any member of the Group or any of their Processors have suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data (Personal Data Breach) it has:
(1)notified such Personal Data Breaches to the applicable Authority or affected individuals (to the extent notifiable under GDPR) within the timescales required pursuant to Articles 33 and 34 of the GDPR;
(2)included details of such Personal Data Breaches (and any other Personal Data Breaches) within their data breach log; and
(3)taken reasonable steps in order to rectify any information security issue identified as a result of any Personal Data Breach.
(E)In respect of any electronic marketing which requires specific consent under Data Protection Laws, the Group Companies have either obtained or recorded such valid consents unless a valid exemption under Data Protection Laws apply.
(F)To the extent that any member of the Group has disclosed or transferred any Personal Data outside the European Economic Area and/or the United Kingdom, it has complied with all applicable requirements of Data Protection Laws relating to such disclosure or transfer, including the imposition of any necessary contractual clauses as approved by the European Commission or other such adequacy mechanism as approved under Data Protection Laws.
(G)The application of the GDPR and/or any legislation implementing the GDPR has not had a material adverse impact on the business of the Group Companies.
(H)No member of the Group is involved in any disputes or investigations in respect of its material non-compliance with data protection Laws applicable to its business.
8.2.13Information Technology
(A)Each Group Company either owns or has a licence or other contractual right to use all IT Systems required to operate its business in all material respects in the manner currently operated.
(B)Where an element of the IT Systems is owned by a Group Company, the relevant Group Company is the owner of that element of the IT Systems free and clear of all Encumbrances.
(C)Each Group Company has sufficient rights, either by ownership or under valid licences, to use all off-the-shelf standard software and hardware currently used in, held for use in or necessary for carrying on the business of the Group.
(D)All software licensing fees for off-the-shelf standard software, which is material to the ongoing conduct of the business of the relevant Group Companies, have been duly paid by the relevant Group Company and, so far as the Warrantors are aware, there are no circumstances upon which the validity or subsistence of any such licence could be challenged.
(E)The Group:
(1)has the benefit of arrangements designed for the maintenance, support and disaster recovery of its IT Systems; and
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(2)follows procedures designed to protect its IT Systems from infection by software viruses and from access by unauthorised persons.
(F)Since January 1, 2022, the IT Systems have not materially failed, been materially compromised or subject to any material data loss or theft, corruption, unauthorised access, malware attack or other security breach (each a Cyber Security Incident).
(G)The IT Systems (i) operate and perform in all material respects as intended (and in accordance with applicable specifications) in connection with the operation of the business of each Group Company as currently conducted, (ii) so far as the warrantors are aware, have the capacity and performance necessary to fulfil all data processing and communication requirements of each Group Company’s business as currently conducted, (iii) so far as the Warrantors are aware, do not have any flaws or defects which materially interfere with the use thereof, and (iv) do not, so far as the Warrantors are aware, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (a) disrupt or adversely affect the functionality of any IT Systems, except as disclosed in their documentation, or (b) enable or assist any person to access without authorization any IT Systems. Since January 1, 2022, no significant defects or operational disturbances in the IT Systems used in carrying on the business of the Group have occurred which have caused interruptions or stoppages lasting more than two Business Days.
8.2.14Property
(A)Section 14.1 of the Disclosure Letter sets forth a true and accurate list of each lease, sublease or other Contract pursuant to which any Group Company leases, subleases or has rights in any real property (including all amendments, modifications, guaranties and other agreements with respect thereto, collectively, the Real Property Leases and each individually, a Real Property Lease). True and accurate copies of the Real Property Leases have been made available to Purchaser in the Data Room.
(B)The Group Companies have a valid and subsisting leasehold interest in all of the real property which is the subject of each of the respective Real Property Leases set forth on Section 14.1 of the Disclosure Letter (individually, the Leased Real Property and, collectively, the Leased Real Properties), in each case free and clear of all Encumbrances. The Leased Real Property constitutes all of the real property currently leased, used, occupied or currently held for use by the Group Companies. The Real Property Leases are valid, binding and enforceable obligations of the Group Companies in accordance with their terms and are in full force and effect, except as enforceability may be limited by the Equitable Exceptions, and no occurrence of any event exists which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by the Group Companies or any other party to such Real Property Lease, or would permit termination, cancelation, material modification, or acceleration of rent or any other payment under such Real Property Lease. There are no subleases, licenses or similar agreements granting to any person other than the applicable Group Company the right to use or occupy any Leased Real Property. There are no unpaid landlord or tenant obligations, commissions or other amounts payable to or on behalf of any brokers, finders, agents or similar parties in connection with the current term of any Real Property Lease. All rent, charges or other material payments due pursuant to each Real Property Lease have been timely paid, and there are no deferred payments of rent or other amounts that remain unpaid. No security deposit or portion thereof deposited pursuant to the terms of a Real Property Lease has been applied in respect of a breach or default that has not been redeposited in full. All Real Property Leases have been entered into in the ordinary course on arms’ length terms.
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(C)With respect to each parcel of Leased Real Property: (i) no Group Company has received any written notice of (x) violations in any material respect of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (y) existing, pending or threatened in writing (or, so far as the Warrantors are aware, threatened orally) condemnation proceedings affecting the Leased Real Property, or (z) existing, pending or threatened in writing (or, so far as the Warrantors are aware, threatened orally) zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect in any material respect the ability to operate the Leased Real Property as currently operated; and (ii) neither the whole nor any portion of any Leased Real Property has been damaged or destroyed by fire or other casualty that has not been fully repaired.
8.2.15Environmental
(A)Each Group Company is, and has been since January 1, 2022, in compliance in all material respects with all applicable Environmental Laws. No Group Company has material liabilities or obligations pursuant to any Environmental Law or in connection with Hazardous Materials other than obligations regarding ongoing compliance with Environmental Laws.
(B)Each Group Company holds all material Environmental Licenses needed for its current operations and all such Environmental Licenses are in full force and effect, final and non-appealable. Each Group Company is, and has been in the prior three years, in compliance in all material respects with the terms and conditions of such Environmental Licenses. No Group Company has received any written notice alleging that it is in violation in any material respect of any of the material terms or conditions of, or of any threatened suspension, revocation, invalidation or modification of, such Environmental Licenses. For any material Environmental License held by a Group Company that will expire within six months after the date of this Agreement, a timely and complete renewal application has been filed with the appropriate Authority.
(C)No Group Company has received any written notice alleging liability in connection with any Environmental Law or Hazardous Materials which has not been fully and finally resolved.
(D)No Group Company is subject to any Environmental Claim. No Environmental Claim has been threatened in writing, or, to the Warrantor’s knowledge, orally against any Group Company.
(E)No Release of, or exposure to, Hazardous Materials exists or has occurred at any location, for which Remedial Environmental Action by any Group Company is required under Environmental Law, or, so far as the Warrantors are aware, no circumstance or fact exists related to any Release of, or exposure to, Hazardous Materials that will give rise to any material liability of any Group Company under Environmental Law.
(F)No Group Company has assumed the material Liability of any other entity, or agreed to indemnify any other entity, in each case by written contract, for liability arising out of the Release of Hazardous Materials, exposure to Hazardous Materials, or compliance with Environmental Laws.
(G)No Group Company is subject to any order, consent decree, or settlement agreement regarding Environmental Laws or Hazardous Materials which has not been fully and finally resolved.
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(H)The Data Room contains the following documents within the possession or reasonable control of the Group Companies, to the extent such documents relate to the Group Companies, their operations, property or business: current Environmental Licenses, environmental compliance assessments, environmental site assessments (including any Phase I or Phase II environmental site assessments), material documents regarding sampling results, and material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with Environmental Laws (including, without limitation, costs of Remedial Environmental Action and pollution control equipment).
8.2.16Employment
(A)The Data Room contains:
(1)copies of the Group Company’s standard form offer letter or contract of employment for employees, as well as any offer letter or contract of employment that materially differs from the standard form;
(2)copies of the standard terms and conditions and staff handbooks which apply to employees of each Group Company; and
(3)details of the share incentive schemes, share option schemes or profit sharing, commission, bonus or other incentive schemes applicable to any employees of the Group Companies.
(B)All Warrantors have been solely dedicated to the business of the entity that employs or engages them for the past twelve months (or the duration of their employment or engagement if less than twelve months). No Warrantors have in the past twelve months worked for any other entity.
(C)No Warrantor is currently absent, or anticipated to be absent, from the business for a period of six months or more.
(D)Other than as provided for in any written agreements in the ordinary course of business, no Group Company is under any obligation to make any material changes to the basis of remuneration (including commission or bonuses), incentives, or other benefits paid or provided to any of its employees in the twelve months following the date of this Agreement.
(E)There is no material sum due to any employee or group of employees of any Group Company in connection with such employees’ employment, which is in arrears or unsatisfied at the date of this Agreement (other than such employee’s normal salary for the relevant current period).
(F)No contractual or gratuitous payment (including in the form of a “golden parachute”) material enhancement to remuneration (including commission, or bonus), incentive, or benefit has been made or may become due to be made to any employee of any member of the Group in connection with the execution of this Agreement or the transactions contemplated by this Agreement.
(G)No Warrantor or employee of a Group Company with a salary in excess of USD150,000 has given or received a written notice of termination of such Warrantor’s or employee’s employment.
(H)No offer of employment has been made by a Group Company to an individual who would be entitled to a fixed salary (which, for the avoidance of doubt excludes bonus, commission and
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any other elements of remuneration outside of salary) of greater than USD 175,000 if such offer were accepted, which has not yet been accepted or which has been accepted but where the employment has not yet started.
(I)Copies of any consultation, recognition, or wage bargaining or similar collective agreements with any trade union, works council, social and economic committee, staff association or other body representing employees to which any member of the Group is a party, or which are proposed or requested, are included in the Data Room. There have been no application for recognition of a trade union or the agreement or agreement of an appropriate bargaining unit in respect of a Group Company in any jurisdiction.
(J)No Group Company is a party to any collective bargaining agreement, nor is any Group Company currently under any obligation to bargain, negotiate or consult with any labour organization, trade union, works council, social and economic committee, staff association or other body representing employees, or provide notification to employees or government officials, concerning any redundancies, organisational change, or other proposed economic dismissals affecting the Warrantors or employees of any Group Company in any relevant jurisdiction. No member of the Group is aware of any present, or future (in the next 6 months) obligation to engage with any trade union, works council, staff association or other body representing employees in connection with any such matters, including without limitation pursuant to any social plan.
(K)No member of the Group is currently on notice of, engaged or involved in any dispute with any labour organization, trade union, works council or staff association (including any actual or threatened strike, lockout, picket, slowdown, work to rule or other industrial action).
(L)There is no on-going or anticipated dispute, litigation, mediation, or arbitration related to employment, engagement, or termination of employment or engagement of employees or staff of any Group Company which could reasonably be expected to give rise to a potential liability to the Group of USD250,000 or more. No Group Company is aware of any group or class action, or any terms, practices or circumstances related to employment or engagement that could give rise to such claims.
(M)No member of the Group engages any individual person as a self-employed consultant who is entitled to an annual remuneration of greater than USD175,000.
(N)There have been no transfers under the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 (TUPE) as amended or similar local legislation applicable to a Group Company in the past twelve months.
(O)No employee or former employee has at any time transferred to a Group Company pursuant to the TUPE or similar local legislation applicable to a Group Company (a Relevant Transfer) who at any time prior to the Relevant Transfer was a member of a defined benefit pension arrangement (a Former Pension Plan) in circumstances where that Group Company has or reasonably could be expected to have inherited an obligation to fund benefits payable under that Former Pension Plan.
(P)Each Group Company maintains up-to-date and accurate records and registers of all current and former staff as required by law in the relevant jurisdiction. The Disclosure Letter contains a list of all current employees of each Group Company as of the date of this Agreement, and accurately sets forth with respect to each such employee: (A) date of hire, (B) position, (C) Group Company, (D) current annual base salary or hourly wate, (E) work location, (F) status as a full-time or part-time employee, (G) Fair Labor Standards Act and applicable state law
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classification as exempt or non-exempt (for U.S. employees), (H) status as a temporary or permanent employee, (I) status as a regular or leased employee, (J) work authorization or permit type (if applicable) and (K) status as an active or inactive employee and, if such employee is inactive, the date of commencement of leave and expected return date.
(Q)So far as the Warrantors are aware, each U.S.-based consultant, independent contractor and employee has been at all times, property classified as an independent contractor or as exempt or non-exempt, as applicable, for all purposes including (A) for purposes of the Fair Labor Standards Act and similar applicable state and local Laws; (B) taxes; and (C) unemployment insurance and worker’s compensation obligation. In the prior three years, the Company has not received any notice in writing from any Authority or lawsuit, charge or written demand or complaint from any consultant, independent contractor, or employee disputing such classification. No consultant or independent contractor is eligible to participate in any U.S. Benefit Plan.
(R)The Group Companies have made available to Purchaser true and accurate copies of all restrictive covenant agreements with any employees or independent contractors of the Company.
(S)During the prior three years no person has claimed in writing to a Group Company that any employee: (i) is in violation of any material term of any employment contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such person; (ii) has disclosed or utilized any trade secret or proprietary information or documentation belonging to any Group Company; or (iii) has interfered in the employment relationship between such person or entity and any of its current or former employees. So far as the Warrantors are aware, during the prior three years no person or entity has used any trade secret, information or documentation proprietary to any former employer or violated any confidential relationship with any person or entity in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Group Company.
(T)All Group Companies are, and have been in the prior three years, in material compliance with all Laws relating to employment, including all such Laws relating to hiring practices, terms and conditions of employment, health and safety, wages, hours, overtime, business expense reimbursements, labour relations, paid or unpaid leaves of absence, paid sick leave laws, vacation, work breaks, classification of workers, maintenance of employment records to the extent required by applicable Laws, immigration, unfair competition, employee rights of privacy, and applicable Laws related to discrimination, harassment, or retaliation, equal pay, fair credit reporting, reasonable accommodation, equal employment, fair employment practices, wrongful discharge, workers’ compensation, severance pay, the WARN Act and any similar state or local “mass layoff,” “relocation,” “plant closing” or “termination” Laws (collectively, WARN), collective bargaining, collection and payment of tax withholding or social security taxes and any similar tax, employee benefits, employment equity, pay equity (collectively Employment Laws). In the past three years, there are no and have not been any, litigation, complaints, charges or claims against any Group Company that are pending or, so far as the Warrantors are aware, threatened, by or before any Authority based on, arising out of, in connection with or otherwise relating to any alleged breach or violation of any Employment Laws. So far as the Warrantors are aware, each current employee of the Company is lawfully authorised to work in the jurisdiction in which he or she is employed or provides services according to applicable immigration Laws.
(U)In the past three years, there have been no unfair labour practice charges or complaints against the Company pending before the National Labor Relations Board or similar labour
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relations Authority. The Company is not a party to or otherwise bound by any consent decree with or citation from any Authority relating to employees or employee practices with respect to the business of the Company pursuant to which outstanding obligations will be owed after the date of this Agreement. There currently is not, nor in the past three years has there been: (i) any demand for recognition as the exclusive bargaining representative of any employees has been made to the Company by or on behalf of any labour union; (ii) so far as the Warrantors are aware, any organizational efforts, such as union organizing campaigns.
(V)No complaint of sexual harassment, sexual misconduct or similar behaviour (a Misconduct Allegation) has been made in writing against any officer, director, or supervisory employee of any Group Company in such person’s capacity as such and no Group Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement, non-disclosure agreement or contract similar to any of the foregoing relating directly or indirectly to any Misconduct Allegation against any Group Company or any officer, director, employee or independent contractor of any Group Company.
(W)In the past three years, the Company has not implemented a “plant closing,” or “relocation,” or “mass layoff,” as defined within the meaning of the WARN Act.
8.2.17Pensions
(A)Materially complete and accurate details of the Pension Schemes are set out in the Data Room.
(B)Apart from the Pension Schemes, no Group Company operates, sponsors, is bound by or has or could reasonably be expected to have any liability towards any pension arrangement that provides benefits which are calculated on a defined benefit basis.
(C)Each member of the Group is, in all material respects, in compliance with the terms of each Pension Scheme in which its employees participate and all relevant legislation.
(D)No member of the Group has any liability to make any payment to any Pension Scheme or any insurance arrangement held in relation to any such Pension Scheme which is due but remains unpaid, other than any such amount which is payable for the relevant current period.
(E)No Pension Scheme, nor any member of the Group, is party to any litigation which relates to the provision of any benefits under any such Pension Scheme in respect of any employee or former employee of a Group Company.
8.2.18U.S. Benefit Plan Matters
(A)True, complete and accurate copies of the following documents, as applicable, establishing or otherwise in relation to the material U.S. Benefit Plans have been made available to Purchaser and are contained in the Data Room: (i) the most recent documents constituting such material U.S. Benefit Plans together with all amendments thereto or, if not reduced to writing, a written summary of all material plan terms; (ii) the current summary plan descriptions (including any summary of material modifications); (iii) in the case of any U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, advisory or opinion letter from the U.S. Internal Revenue Service; (iv) in the case of any U.S. Benefit Plan for which a Form 5500 must be filed, the most recent annual reports on Form 5500, including all schedules and attachments thereto; (v) any trust agreements, custodial agreements, insurance policies, and material administrative or advisory agreements; (vi) results of non-discrimination testing performed under the Code for each of
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the last three years; (vii) all U.S. Internal Revenue Service Forms 1094-C and 1095-C for the last three years; and (viii) any non-routine material correspondence (including any applications or submissions under any voluntary correction programs) with any Authority within the last three years.
(B)All U.S. Benefit Plans have been established, maintained and administered in all material respects in accordance with their respective terms and all applicable Laws. Each U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a currently effective favourable determination letter from the U.S. Internal Revenue Service, or is entitled to rely on a currently effective opinion or advisory letter from the U.S. Internal Revenue Service, and, for all applicable periods since the issuance of such letter, nothing has occurred that could reasonably be expected to adversely affect such qualified status in a material way.
(C)No Group Company nor, so far as the Warrantors are aware, any fiduciary or trustee of any U.S. Benefit Plan, has engaged in any transaction with respect to any U.S. Benefit Plan that could subject any such U.S. Benefit Plan, or any Group Company, to any material liability or obligation for a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or that has subjected or, could reasonably be expected to, subject any Group Company to any Tax or other material penalty under the Code, ERISA or any other applicable Law.
(D)There is no pending or, so far as the Warrantors are aware, threatened Proceeding of any kind with respect to any U.S. Benefit Plan (other than routine claims for benefits), and, so far as the Warrantors are aware, no fact or circumstance exists that could reasonably be expected to give rise to any such Proceeding. No U.S. Benefit Plan is, or within the last three years has been, the subject of an examination or audit by any Authority or Tax Authority, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty or similar program.
(E)No U.S. Benefit Plan is, and neither the Group Companies nor any ERISA Affiliate thereof has ever sponsored, maintained, contributed to or otherwise has ever had any liability or obligation in respect of, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any benefit plan that, in each case, is or was subject to Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) post-employment or post-retirement health or welfare benefits other than health continuation coverage pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.
(F)No current or former employee, director, consultant or officer of a Group Company is entitled to any gross-up, make-whole, indemnification or other reimbursement from the Group Companies in respect of any Tax or interest or penalty related thereto, including under Section 409A of the Code, Section 4999 of the Code or otherwise.
(G)Except as otherwise expressly contemplated in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event) would (i) result in any payment or benefit (whether of compensation, termination or severance pay or otherwise) becoming due to any current or former employee, director, consultant or officer of a Group Company (without regard to whether their performance of services occurs or occurred within or outside of the United States), (ii) cause or accelerate the time of payment, funding or vesting, or increase
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the amount or value of compensation (including equity or equity-based compensation) or benefits payable under, or the required funding of, any U.S. Benefit Plan, (iii) result in any forgiveness of indebtedness of any current or former employee, director, consultant or officer of a Group Company (without regard to whether their performance of services occurs or occurred within or outside of the United States), or (iv) result in any “excess parachute payment” within the meaning of Section 280G of the Code.
8.2.19Transactions with Affiliates:
(A)No person who is an Affiliate, Senior Employee, director or equityholder (direct or indirect), or any Affiliate of any such person, of the Group Companies or any individual in such Senior Employee's, director’s or equityholder’s immediate family (a) has any ownership interest or other financial interest in any properties or assets or rights, tangible or intangible, used in the operation of the businesses of the Group Companies, (b) is a party to any Contract, transaction, business arrangement or business relationship with the Group Companies, other than employment Contracts and severance agreements entered into in the ordinary course (collectively, the Affiliate Agreements), (c) owes any money to, or is owed any money by, the Group Companies (other than amounts to be paid in connection with the closing or compensation and benefits owed by the Group Companies to their employees in the ordinary course), (d) provides services to the Group Companies or is provided services by the Group Companies (other than in his, her or its capacity as an officer, manager, director or employee) or (e) has been a director, officer or employee of, any competitor, customer, contractor, subcontractor or supplier of or to the Group Companies. The Company has made available to the Purchaser true and accurate copies of each Affiliate Agreement.
8.2.20Advisory and Other Fees
(A)None of the Group Companies has incurred, has engaged any person entitled to, nor shall any of them become liable for, any advisory fee, broker's commission, investment bankers', finder's fee or similar payment relating to or in connection with the Transaction.
8.2.21Absence of Certain Changes.
(A)The Group Companies have complied in all respects with the covenants and restrictions set forth in Schedule 4 to the same extent as if this Agreement had been executed on, and had been in effect since, the Locked Box Date.
8.2.22Tangible Personal Property.
(A)The Group Companies have good and valid title to, or hold a valid leasehold interest in or a valid license to use, all of the material items of tangible personal property reflected in the Locked Box Accounts or otherwise owned or used by the Group Companies in the operation of their business, except as sold or disposed of subsequent to the date thereof in the ordinary course, and all such tangible personal property is owned free and clear of all Encumbrances. The assets of the Group Companies include all of the material tangible assets that are used in the operations of the Group Companies as presently conducted or proposed to be conducted as at the date of this Agreement and are adequate in all material respects to conduct the business of the Group Companies as presently conducted or proposed to be conducted as at the date of this Agreement and are sufficient and adequate to carry on the business of the Group Companies immediately after the closing as presently conducted or proposed to be conducted as at the date of this Agreement by the Group Companies. The material tangible assets of the Group Companies, taken as a whole, are in good operating condition and repair,
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other than normal wear and tear and other than tangible assets that are not currently in good operating condition solely as a result of maintenance in the ordinary course.
8.2.23Customers and Suppliers
(A)Section 23.1 of the Disclosure Letter contains a list of (a) the top 12 largest customers of the Group Companies (based on consolidated revenue generated from such customers) (each, a Material Customer) and (b) the top 10 suppliers (based on consolidated gross expenditures) of the Group Companies (each, a Material Supplier), in each case, as of the twelve month period ended on May 31, 2025. Since January 1, 2022, no Material Customer or Material Supplier has adversely altered or materially reduced its business with the Group Companies under, any Material Contract.
8.2.24Bank Accounts
(A)Section 24.1 of the Disclosure Letter contains accurate details of each bank, financial institution and brokerage company in which the Group Companies have an account together with the type of account and the names of all persons authorised to draw thereon. None of the Sellers or any other person holds any bank, financial or other account that is used for the business of the Group Companies.
8.2.25Defective Products
(A)No Group Company has manufactured or sold any products or supplied any services which were not compliant with, in all material respects:
(1)any warranties or representations expressly or impliedly made by or on behalf of any Group Company in connection with such products or services; or
(2)any laws applicable to such products or services, and that could result in a liability to the Group of exceeding USD1,000,000.
(B)No Group Company has had to recall, repair or replace products in the sixty-month period ending on the date of this Agreement in circumstances where the aggregate costs of any such recall, repair or replacement exceeded USD1,000,000.
8.3 – Tax Warranties
(A)The Locked Box Accounts make full provision or reserve in accordance with generally accepted accounting principles in respect of any period ended on or before the Locked Box Date for all Tax assessed or liable to be assessed on each Group Company or for which each Group Company is accountable as at the Locked Box Date and proper provision has been made and shown in the Locked Box Accounts for deferred Tax in accordance with generally accepted accounting principles.
(B)Each Group Company has in the five years pre-Completion punctually filed and made or filed as appropriate all Tax Returns, declarations, applications, notifications, computations, reports, accounts, statements, registrations, notices, elections, claims, forms and assessments and other information it is required by law to make for Tax purposes. All such filings were true, complete and correct in all material respects. No extension of time within which to file any such Tax Return is in effect.
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(C)Each Group Company has kept and maintained true and accurate records, invoices and other information in relation to Tax as they are required or as is prudent to keep and maintain. Such records, invoices and information form part of Tax accounting arrangements that enable the Tax liabilities of each Group Company to be calculated accurately.
(D)Each Group Company has timely paid or accounted for all Tax required by law for which it has been liable (whether or not shown on any Tax Return). No waiver of any statute of limitations relating to Taxes for which any Group Company may be liable is in effect, and no written request for such a waiver is outstanding.
(E)No Group Company is involved in any dispute with any Tax Authority and has not been in the five years pre-Completion the subject of any review, audit, compliance intervention, aspect query or investigation by any Tax Authority. No issue has been raised by a Tax Authority in any prior examination of any Group Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. All deficiencies asserted or assessments made as a result of any examination of the Tax Returns filed by or on behalf of the Group Companies have been paid in full or otherwise finally resolved.
(F)No Group Company has received any dispensation or concession from any Tax Authority or entered into any other special arrangement in respect of Taxation with any Tax Authority.
(G)Each Group Company is resident in its jurisdiction of incorporation for Tax purposes and has never been resident in any jurisdiction other than its jurisdiction of incorporation for Tax purposes nor has any such company been managed and controlled in or from any jurisdiction other than its jurisdiction of incorporation. No Group Company has ever been, subject to Tax in a jurisdiction outside the country in which it is organized. No Group Company has been informed in writing by any jurisdiction that the jurisdiction believes that the Group Company was required to file any Tax Return that was not filed or was required to pay any Tax that was not paid.
(H)Each Group Company is duly registered for and has in the five years pre-Completion properly operated payroll taxes and contributions and has made all payments, returns and submissions to the relevant Tax Authority in respect thereof in so far as such payments, returns and submissions ought to have been made on or prior to the Locked Box Date.
(I)Each Group Company has complied with the terms of all statutory provisions, regulations, directions, conditions, notices and agreements relating to VAT.
(J)No Group Company is nor has been treated as a member of a VAT Group.
(K)All documents under which a Group Company has any right, title or interest and which attract stamp duty have been duly stamped and, where applicable, the Group Company has paid all stamp duty for which it is or has been liable.
(L)No relief from stamp duty has been claimed by a Group Company in the five years prior to the date of this Agreement.
(M)Entering into and implementing this agreement shall not give rise to a conveyance to which Section 31C of the Stamp Duties Consolidation Act, 1999 applies.
(N)All expenses incurred by each Group Company prior to the date of this Agreement and for which a tax deduction has been taken were incurred wholly and exclusively for the purposes
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of the trade of that company and were fully deductible for Corporation Tax purposes. No circumstances exist which make it likely that a Tax Authority would seek to limit the Tax deduction for any such expense.
(O)The Shares do not derive their value or the greater part of their value directly or indirectly from land in Ireland, minerals or mining rights in Ireland, or exploration or exploitation in Ireland (Specified Assets) and none of the Sale Shares were acquired by the vendors, or any prior holder, in exchange for shares, debenture or other securities, the greater part of the value of which was derived from Specified Assets.
(P)In the five years prior to the date of this Agreement, no Group Company has repaid any share capital or issued any share capital as paid up otherwise than by the receipt of new consideration. No distribution will arise for Tax purposes on the redemption of any share capital or security at par of any Group Company.
(Q)No Group Company has within the six years prior to the date of this Agreement entered into or been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion or avoidance of Tax.
(R)No Group Company has made a mandatory disclosure to a Tax Authority in respect of a proposed transaction which enables a person to obtain a Tax advantage, and no circumstances exist which mean that a Group Company should have made such a disclosure but failed to do so.
(S)The Accounts and the Locked Box Accounts fully reflect all capital allowances and other tax depreciation expenses claimed by each Group Company.
(T)In the five years prior to the date of this Agreement, no Group Company has been involved in any transaction in respect of which relief under section 615 TCA was claimed.
(U)No Group Company has acquired from any other company any asset in circumstances where the companies were, at the time of the acquisition, members of the same group of companies.
(V)No Group Company has been involved in any transaction, scheme or arrangement (including the sale of the Group Companies pursuant to this agreement) which gives rise to a liability under sections 622 TCA (Dividend Stripping), 623 TCA (Company Ceasing to be a Member of Group), 625 TCA (Shares in Subsidiary Member of Group) or 626 TCA (Tax on Company Recoverable from Other Members of Group).
(W)No Group Company has any outstanding liability in respect of surcharge on undistributed estate and investment income (within the meaning of section 440 TCA) or surcharge on undistributed income of service companies (within the meaning of section 441 TCA).
(X)In the five years prior to the date of this Agreement, no Group Company has incurred any expense or paid any amount to any director or any associate of any director in consequence of which the Group Company has been or could be treated as having made a distribution.
(Y)In the five years prior to the date of this Agreement, no loan or advance or payment has been made or consideration given or transaction effected falling within sections 438, 438A or 439 TCA which would cause a Group Company to be treated as having paid an annual payment for Tax purposes.
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(Z)All research and development tax credits claimed by a Group Company were properly claimed in accordance with applicable law within appropriate time limits and no such claims are, or have been within the five years prior to the date of this Agreement, the subject of any dispute with, or any audit, compliance intervention, enquiry or investigation by, any Tax Authority.
(AA)There are no liens with respect to Taxes upon any of the assets of the Group, other than liens for taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings, in each case, and for which an adequate reserve or provision has been accrued in the Accounts in accordance with generally accepted accounting principles (if required by generally accepted accounting principles).
(AB)There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Group Companies may be liable that could affect any Group Company’s liability for Taxes for any taxable period ending after the Completion Date.
(AC)No Group Company is party to, or has applied for, any advanced pricing agreement or an equivalent agreement or ruling for the purposes of transfer pricing.
(AD)No Group Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Completion, as a result of any change in method of accounting, closing agreement, intercompany transaction, instalment sale, the receipt of any prepaid amount, in each case prior to Completion, or as a result of any election under Section 965(h) of the Code.
(AE)No Group Company is party to or bound by any Tax Sharing Arrangement, Tax indemnity or similar agreement in favour of any person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Authority) other than commercial agreements the primary purpose of which does not relate to Taxes.
(AF)No Group Company has any liability for Taxes of another person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise.
(AG)No Group Company has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) and, with respect to each transaction in which any Group Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.
(AH)During the last five years, no Group Company has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.
(AI)Notwithstanding anything herein to the contrary, no attributes of any Group Company will be reduced or reattributed pursuant to Treasury Regulation Section 1.1502-36.
(AJ)There are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of a failure by any Group Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.
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(AK)No Group Company is a party to any gain recognition agreement under Section 367 of the Code.
(AL)So far as the Warrantors are aware, all intercompany transactions have been conducted on an arm’s length basis for the purpose of applicable transfer pricing laws and that the Group Companies have not received any written notice from any tax authority proposing any material adjustment.
(AM)No Group Company is (i) a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) a “controlled foreign corporation” within the meaning of Section 957 of the Code.
(AN)No Group Company (i) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (ii) has an election under Section 897(i) of the Code to be treated as a domestic corporation.
(AO)No Group Company has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.
(AP)The Group Companies are and at all times have been in compliance with all legal requirements to claim any available Tax credits under (i) Section 2301 of the CARES Act, (ii) Section 3134 of the Code, and (iii) Sections 7001 through 7005 of the Families First Coronavirus Response Act. The Group Companies’ representations and certifications made in obtaining any such Tax credits were made in good faith and without the making of any false claims. The Group Companies have not received any notice that any Group Company was ineligible to receive any such Tax credits.
(AQ)The Group Companies are and at all times have been in compliance with all conditions and other requirements to claim any PPP Loan, including the application of all PPP Loan proceeds toward forgivable uses as specified in the CARES Act and related guidance. The Group Companies’ representations and certifications made in obtaining any such PPP Loans were made in good faith and without the making of any false claims. The Group Companies have not received any notice that any Group Company was ineligible to receive any PPP Loans nor have been debarred or otherwise prohibited from engaging in any contracting activities with any Authority.
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9 – Limitations on Seller Liability
9.1.1Financial Limits
(A)The aggregate liability of:
i)the Warrantors in respect of all Business Warranty Claims and Tax Claims (excluding Specified Tax Claims) (including any costs, expenses and other liabilities payable by the Warrantors in connection with such Business Warranty Claims and Tax Claims (excluding Specified Tax Claims)) shall not exceed USD1.00;
ii)the Sellers in respect of all Specified Tax Claims (including any costs, expenses and other liabilities payable by the Sellers (including the Covenantors) in connection with such Specified Tax Claims (including all amounts payable pursuant to Schedule 10) shall not exceed the Specified Tax Claim Escrow Amount; and
iii)each Seller for all claims under or in connection with this Agreement (including any costs, expenses and other liabilities payable by the relevant Seller in connection with such claims) shall be limited to and shall in no event exceed the amount of Consideration actually received by such Seller pursuant to this Agreement.
9.1.2Time Limits
(A)No Seller shall be liable in respect of any Claim and any such Claim shall be wholly barred and unenforceable unless the Purchaser has given notice in writing of such Claim to the Sellers' Representatives:
i)in the case of a Tax Claim (excluding any Specified Tax Claims), on or before the fifth anniversary of the end of the accounting period of the Company in which Completion occurs;
ii)in the case of a Specified Tax Claim, on or before the seventh anniversary of the end of the accounting period of the Company in which Completion occurs;
iii)in the case of a claim pursuant to Clause 5.1, in accordance with Clause 5.5;
iv)in the case of any claim pursuant to a Fundamental Warranty, on or before the sixth anniversary of the Completion Date;
v)in the case of any claim pursuant to a Business Warranty, on or before the second anniversary of the Completion Date;
vi)in the case of any other Claim, on or before the second anniversary of the Completion Date.
(B)Any Claim notified pursuant to sub-paragraph 2.1 of this Schedule 9 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn (and no Seller shall be liable in respect of any such Claim) 9 months after the relevant notice has been given by the Purchaser, unless at such time legal proceedings in respect of the relevant Claim have been commenced by being both issued and served, provided that in the case of a Claim based upon a liability which is contingent or otherwise not capable of being quantified, such 9-month period shall commence on the date that the contingent liability becomes an actual liability or the liability is capable of being quantified.
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9.1.3Awareness of the Warrantors
Each Warrantor shall be deemed to have knowledge of such matters as they would have discovered, had they made reasonable enquiries as at the date of this Agreement or as of the Completion Date, as applicable.
9.1.4Consequential Loss
No Seller shall be liable for any indirect, consequential or punitive loss in respect of any claim under this Agreement, except to the extent:
(a)that any such losses result from damages which are payable to a third party not affiliated with the Purchaser;
(b)solely with respect to consequential losses, such losses are the reasonably foreseeable result of the event that gives rise thereto.
9.1.5Disclosure
No Warrantor shall be liable in respect of a Business Warranty Claim or Tax Warranty Claim (excluding Specified Tax Claims) to the extent that the fact, matter, event or circumstance giving rise to such Claim is Disclosed.
9.1.6Contingent Liabilities
9.1.7No Seller shall be liable in respect of any contingent liability in relation to any Claim unless and until such contingent liability becomes an actual liability and is due and payable, provided that this paragraph 6 shall not operate to exclude liability in relation to a Claim made in respect of an actual or contingent liability within the relevant time limit specified in paragraph 2.1 of this Schedule 9.
9.1.8Accounts
No Seller shall be liable in respect of any Claim if and to the extent that allowance, provision, reserve or accrual in respect of the fact, matter, event or circumstance giving rise to such Claim has been specifically and expressly made in the Accounts, the Locked Box Accounts; provided that, for the avoidance of doubt, this paragraph 6 shall not relieve the Sellers of any liability to the extent that the liability in respect of such Claim exceeds the amount of such specific allowance, provision or reserve.
9.1.9Manner of Payment; Insurance; Alternative Recovery
(A)Notwithstanding any provision to the contrary in this Agreement:
i)the parties acknowledge that the Purchaser has secured a policy of insurance for the benefit of it and/or the Purchaser’s Group (including, after Completion, the Group Companies) to cover Losses arising in respect of breaches of and claims under the Business Warranties, Tax Warranties and the Tax Covenant (the W&I Insurance);
ii)the Purchaser acknowledges and agrees that it will not be entitled to make, will not make, and irrevocably waives any right it may have to make any Business Warranty Claim or Tax Claim (excluding any Specified Tax Claim) against any of the Warrantors except in connection with or as a result of the fraud of any of the Warrantors;
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iii)the Purchaser acknowledges and agrees that the amount standing to the credit of the Specified Tax Claim Escrow Account from time to time and (to the extent the W&I Insurance is applicable to such Losses) the W&I Insurance, will be the Purchaser’s only recourse in the event of a Specified Tax Claim, except in connection with or as a result of the fraud of any of the Warrantors;
iv)unless expressly permitted by paragraph 8.1(b) above, for the avoidance of doubt:
a)the Purchaser shall not be entitled to make a claim in respect of a Business Warranty Claim or Tax Claim (excluding Specified Tax Claims) against any Warrantor and the Purchaser’s sole recourse in respect of any Business Warranty Claim or Tax Claim (excluding Specified Tax Claims) will be against the W&I Insurer under the W&I Insurance, whether or not such claim is covered by the W&I Insurance (including, for the avoidance of doubt, if the Purchaser is unable to make a claim under the W&I Insurance as a result of a deductible or excess applying pursuant to the terms of the W&I Insurance) and whether or not such policy of insurance is actually taken out by the Purchaser (or remains in effect);and
b)any Business Warranty Claim or Tax Claim (excluding Specified Tax Claims) will be exclusively settled by the W&I Insurer under the W&I Insurance;
v)the Purchaser agrees and undertakes that the W&I Insurance shall contain: (i) an express waiver in favour of the Warrantors from the W&I Insurer waiving all its rights to take subrogated action or to exercise rights assigned to it against the Warrantors or their respective directors or officers in relation to any Business Warranty Claim, Tax Claim or any other claim, except in connection with or as a result of the fraud of any of the Warrantors;
vi)the Purchaser:
a)shall not agree to any amendment, variation or waiver of the waiver referred to in paragraph 8.1(f) (or do anything which has a similar effect) without the prior written consent of the Sellers' Representatives; and
b)shall not novate, or otherwise assign, its respective rights with respect to the waiver referred to in paragraph 8.1(f) (or do anything which has similar effect) or do anything which causes the waiver referred to in paragraph 8.1(f) not to have full force and effect in accordance with its terms; and
vii)the Purchaser acknowledges and agrees that no Warrantor shall be liable to pay any excess or any of the costs relating to the W&I Insurance.
(B)The amount of any Claim against the Sellers shall be net of any amounts recovered by the Purchaser under any insurance policy with respect to such Claim; provided, that, subject to paragraph 8 of this Schedule 9, the Purchaser shall not have any obligation to seek any such insurance recoveries. For the avoidance of doubt, if an amount has been paid to the Purchaser from Specified Tax Escrow Account in discharge of a Specified Tax Escrow Claim and the Purchaser recovers an amount under the W&I Insurance in respect of the matter the subject of the Specified Tax Claim, the Purchaser shall pay to the Sellers as soon as reasonable practicable after receipt, an amount equal to the lesser of:
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i)any sum recovered by the Buyer under the W&I Insurance in respect of the relevant Specified Tax Claim (less any reasonable and reasonably incurred costs and expenses incurred by the Purchaser and each member of the Group in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered); and
ii)the amount previously paid to the Purchaser from the Specified Escrow Account in respect of the relevant claim.
(C)No Seller shall be liable in respect of any Claim if and to the extent that the Losses to which the Claim relates has otherwise been made good or has otherwise been compensated for without loss to any member of the Purchaser Group.
9.1.10Voluntary Acts/Future Changes
(A)No Seller shall be liable in respect of any Claim if and to the extent that the Claim would not have arisen but for, or is increased as a result of:
i)any alteration to or enactment (other than a re-enactment) of any statute, statutory instrument or other legislative act which was announced or enacted after the date of this Agreement (whether relating to Taxation, rates of Taxation or otherwise);
ii)any reorganisation or change in ownership of any member of the Purchaser Group after Completion;
iii)any voluntary act or omission of any member of the relevant Sellers' Group or any Group Company prior to Completion taken at the express written request of or with the express written consent of the Purchaser;
iv)any voluntary act or omission of any member of the Purchaser Group after Completion, excluding any act or omission which is (i) carried out in the ordinary course of business of the Group as conducted at Completion; or (ii) carried out pursuant to a legally binding obligation entered into on or before Completion or pursuant to any obligation imposed by any Law;
v)any change made after Completion in the accounting policies, bases, methods or practices of any member of the Purchaser's Group other than a change which is reported by the auditors for the time being of that Group Company to be necessary in their opinion because such bases, policies, practice or methods as at Completion are not in accordance with any appropriate published accounting practices or principles then current.
9.1.11Conduct of Third Party Claims
(A)In respect of any fact, matter, event or circumstance which comes to the notice of any member of the Purchaser Group which is reasonably likely to result in a claim against any of them (a Third Party Claim) and which, in turn, is reasonably likely to result in a Claim, the Purchaser shall as soon as reasonably practicable give written notice of the Third Party Claim to the Sellers' Representatives specifying in reasonable detail the material aspects of the Third Party Claim and shall and shall procure that each member of the Purchaser Group shall:
i)keep the Sellers' Representatives promptly informed of the progress of such Third Party Claim; and
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ii)reasonably consult with the Sellers' Representatives and reasonably consider such action as it may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend such Third Party Claim (provided always that the Purchaser shall be under no obligation to agree to any such request).
9.1.12Duty to Mitigate
Nothing in this Agreement shall, or shall be deemed to, affect the Purchaser’s common law or other legal duty to mitigate its loss, save that nothing in this Agreement shall be deemed to require the Purchaser to mitigate any loss or damage incurred by it in respect of a Tax Claim.
9.1.13Double Recovery
No member of the Purchaser Group shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once under this Agreement or any other Transaction Document in respect of the same Loss, regardless of whether more than one Claim or any claim pursuant to Clause 5.1 arises in respect of such Loss.
9.1.14Settled Claims
The Sellers shall have no liability in respect of any Claim or Specified Tax Claim save to the extent it is a Settled Claim. For the avoidance of doubt, the foregoing shall be without prejudice to any judgment which may be issued by a court of competent jurisdiction in relation to any appeal which has been validly brought in respect of any Settled Claim.
9.1.15Fraud
(a)Subject to paragraph 14(b)(ii) of this Schedule 9, nothing in this Schedule 9 shall have the effect of excluding, limiting or restricting any liability of any of the Sellers in respect of a claim under this Agreement (including any Claim) which arises or is increased as a result of any fraud by the Sellers; provided however, each Non-Fraudulent Seller shall only be liable for its Agreed Proportion of any such claim and provided further however, with respect to the Fundamental Warranties, each Seller shall be severally and not jointly liable for any breach of such Fundamental Warranties applicable to such Seller.
(b)If, in connection with the fraud of any Seller, the Purchaser brings a claim against any other Seller in circumstances where there shall have been no fraud on the part of that other Seller (each, a “Non-Fraudulent Seller”):
(i)if the Purchaser withdraws any such claim against any of the Non-Fraudulent Sellers, the Purchaser shall also withdraw that claim against each of the other Non-Fraudulent Sellers; and
(ii)if the Purchaser settles any such claim against a Non-Fraudulent Seller, the Purchaser shall offer the other Non-Fraudulent Sellers settlement terms which are, as far as practicable, the same (having regard to the percentage of each such claim to be borne by, and the maximum aggregate and individual liability of, such Non-Fraudulent Sellers) as those agreed with that Non-Fraudulent Seller with whom the Purchaser has settled.

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10 – Tax Covenant
10.1.1Definitions and interpretation
(A)The following words and expressions where used in this Schedule 10 have the meanings given to them below:
Accounts Relief means any Relief:
(a)which has been treated as an asset in preparing or has reduced or eliminated a liability in the Locked Box Accounts; or
(b)which has been taken into account in computing (and so reducing or eliminating) any provision for Tax or deferred Tax made in the Locked Box Accounts or has resulted in no provision for Tax or deferred Tax being made in the Locked Box Accounts;
Auditors means the auditors of the Company for the time being;
Corresponding Saving means for the reduction or elimination of any liability of a Group Company to make an actual payment of Tax by the use of any Relief arising wholly as a result of an Actual Tax Liability in respect of which payment has been made by the Sellers pursuant to a Specified Tax Claim;
Deemed Tax Liability means:
(c)any Loss of Tax Assets; and
(d)the set off or use of any Purchaser’s Relief where, but for such set off or use, the Group Company would have had a liability to make a payment of Tax for which the Purchaser would have been able to make a claim against the Covenantors under this Schedule 10 or the W&I Insurance (disregarding for these purposes the limitations in this Agreement), in which case the amount of the Tax Liability will be the amount of the Tax Liability will be the amount of the Tax for which the Covenantors would have been liable but for such set off or utilisation.
Due Date means the relevant date for payment specified in paragraph 4 of this Schedule 10;
Employee Retention Credit means any employee retention tax credit pursuant to Section 2301 of the CARES Act and the employee retention credit pursuant to Code Section 3134 (and any similar credit under state, local or other similar applicable law);
Event means (without limitation) any transaction, act, failure to act, omission, supply or occurrence of whatever nature and includes Completion;
Loss means the absence, failure to obtain, withdrawal, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, disallowance or clawback for whatever reason and whether in whole or in part and Lost will be construed accordingly;
Loss of Tax Assets means the Loss of an Accounts Relief, in which case the amount of the liability will be the amount of Tax that would have been saved but for such Loss assuming for this purpose that the Group Company had sufficient profits or was otherwise in a position to use the Relief or where the Relief is a right to repayment of Tax or payment of a payable tax credit, the amount of the repayment or payment so Lost;
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Purchaser’s Relief means:
(e)any Accounts Relief;
(f)any Relief of a Group Company which arises in connection with, or by reason of, any Event occurring, or any income, profits or gains earned, accrued or received following the Locked Box Date;
(g)any Relief arising to the Purchaser or any member of the Purchaser’s Tax Group, other than a Group Company, at any time;
Purchaser’s Tax Group means the Purchaser and any other company or companies that are, from time to time, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose, including a Group Company after Completion;
Tax Authority Claim means any claim, notice, demand, assessment, determination letter or other document has been issued by any Tax Authority which, in the determination of the Purchaser, is reasonably likely to give rise to a Specified Tax Claim for which the Covenantors may be liable under this Agreement;
Tax Liability means:
(h)any liability of a Group Company to make a payment or increased payment of or on account of or in respect of Tax (whether or not such liability has been discharged), and regardless of whether such liability is primarily payable by or for the account of the Group Company and/or whether the Group Company has or may have any right of reimbursement against or right of recovery from any other person(s), in which case the amount of the Tax Liability will be the amount of the actual payment; and
(i)any Deemed Tax Liability.
Transaction Tax Deductions means without duplication, any amount deductible for Tax purposes (at a “more likely than not” or higher level of comfort) by any Group Company for any Pre-Completion Tax Period, in each case, resulting from or attributable to the payment or accrual of the indebtedness of the Group Companies or Transaction Costs; provided that, for U.S. federal income tax purposes, the parties shall apply the seventy-percent (70%) safe harbour election under Revenue Procedure 2011-29 to any “success-based fees”.
(B)In this Schedule 10:
i)reference to “income, profits or gains” include references to income, profits or gains (including capital gains) of any description and from any source and references to income, profits or gains earned, accrued or received on or before a particular date, shall unless otherwise specified, include a reference to income, profits or gains deemed to have been earned, accrued or received for Tax purposes on or before that date;
ii)reference to the Purchaser shall, where the benefit of this Schedule 10 has been assigned under Clause 22 of this Agreement, mean the person(s) for the time being entitled to the benefit of this Schedule 10;
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iii)reference to an Event occurring on or before a particular date will include an Event deemed for any Tax purpose to occur or to be treated or regarded as occurring on or before that date;
iv)reference to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax);
v)for the purposes of determining whether a Tax Liability or a Relief arises in respect of, by reference to or in consequence of an Event which occurred on or before Completion (or after Completion as the case may be) or any income, profits or gains earned, accrued or received on or before Completion (or after Completion as the case may be), for apportionment purposes, Completion shall be treated as the end of the relevant tax period;
vi)the Contents, headings and sub-headings of this Schedule 10 are inserted for convenience only and shall not affect the construction of this Schedule 10; and
vii)words and expressions which are defined in this Agreement but which are not defined in this Schedule 10 shall (to the extent context permits) have the meanings set out in this Agreement.
(C)Any payment under this Schedule shall, so far as legally possible, constitute an adjustment to the Consideration.
10.1.2Covenant
(A)Subject to paragraphs 3.1 and 3.2 of this Schedule 10, the Covenantors hereby covenant with the Purchaser to pay to the Purchaser an amount equal to any:
(1)Tax Liability of a Group Company arising (i) in respect of, by reference to or in consequence of any income, profits or gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion or (ii) as a consequence of or in respect of or by reference to any Event which occurs on or before Completion;
(2)Deemed Tax Liability;
(3)any liability of a Group Company arising in respect of, by reference to or in consequence of such Group Company’s claim for an Employee Retention Credit on or before Completion or in respect of a period ending on or before Completion;
(4)Tax Liability which is primarily the liability of another person (the Primary Person) for which a Group Company is liable in consequence of (i) the Primary Person failing to discharge any liability to Tax for which it is primarily liable and/or (ii) a Group Company at any time before Completion being or having been treated as a member of the same group, fiscal unity or consolidation or otherwise connected or associated with the Primary Person for any Tax purpose (including for this purpose any liability pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of non-United States applicable law, or any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or by contract or otherwise); and/or
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(5)all costs and expenses reasonably and properly incurred by the Purchaser and/or by a Group Company as a result of or in connection with any liability as is mentioned in this paragraph 2.1 (or any claim for such liability) or in taking or defending any valid action under this Schedule 10.
(B)Subject to paragraphs 3.1 and 3.2 of this Schedule 10, the Covenantors hereby covenant with the Purchaser to pay to the Purchaser an amount equal to any:
(1)Tax Liability arising from:
i)any Group Company’s failure to comply with applicable transfer pricing Laws for United States federal, state or local Tax purposes; or
ii)the recharacterization as equity by any Tax Authority of (i) the 2022 loan between Westerwood (WG) Global Limited and Westerwood Global USA Corporation or (ii) the 2024 loan between Candystick Limited and NSTAR Holdings, Inc. for United States federal, state or local Tax purposes; or
iii)Westerwood Global USA Corporation’s failure to comply with applicable sales or use tax Laws in Arizona, New York or Texas;
iv)in each case, arising (i) in respect of, by reference to or in consequence of any income, profits or gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion or (ii) as a consequence of or in respect of or by reference to any Event which occurs on or before Completion.
(2)all costs and expenses reasonably and properly incurred by the Purchaser and/or by a Group Company as a result of or in connection with any liability as is mentioned in this paragraph 2.2 (or any claim for such liability) or in taking or defending any valid action under this Schedule 10.
10.1.3Exclusions & Limitations
(A)The Covenantors shall not be liable under paragraph 2.1 or under the Tax Warranties in respect of a Tax Claim (excluding any Specified Tax Claims) if and to the extent:
(1)an identifiable and specific provision or specific reserve in respect of the Tax Liability was made in the Locked Box Accounts or to the extent that payment or discharge of such Tax Liability has been taken into account in the Locked Box Accounts;
(2)such Tax Liability arises from the ordinary course of business of the relevant Group Company, either:
i) as a consequence of any Event occurring after the Locked Box Date but on or before Completion; or
ii)from income, profits or gains earned, accrued or received after the Locked Box Date but on or before Completion
(3)such Tax Liability is Permitted Leakage;
(4)such Tax Liability is increased as a result only of an increase in rates of Tax made after Completion or;
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(5)such Tax Liability arises as a result of any change in legislation, regulation, directive or requirement or the published practice of any Tax Authority occurring after Completion, except for any such change that takes effect with retrospective effect with the purpose of targeting Tax avoidance;
(6)such Tax Liability would not have arisen but for a voluntary act or transaction carried out by the Purchaser or a Group Company after Completion other than in the ordinary course of business as carried on immediately prior to Completion, except that for these purposes a voluntary act or transaction shall not include an act or transaction which was:
i)carried out pursuant to a legally binding arrangement entered into by the relevant Group Company on or before Completion;
ii)required to comply with any applicable law whether coming into force or existing before, on or after the Completion Date or to comply with any reasonable request of a Tax Authority; or
iii)carried out at the written request or with the consent of the Covenantors.
(7)such Tax Liability results from or is increased or extended by the change of the accounting date of a Group Company after Completion or any change in the accounting policies employed by a Group Company in the preparation of its accounts (including the variation of the account basis upon which the relevant Group Company values its assets) except where such change was necessary in order to comply with generally accepted accounting principles, any applicable legal or regulatory requirement, the published practice of any Tax Authority or transfer pricing guidelines, in each case, in force before the Completion Date;
(8)such Tax Liability arises solely as a result of a Group Company failing to submit the returns and computations required to be made by it or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Completion;
(9)recovery has been made in respect of the matter giving rise to such Tax Liability by the Purchaser under the Tax Warranties or otherwise pursuant to the terms of this Agreement;
(10)such Tax Liability would not have arisen or would have been reduced or eliminated but for a failure on the part of the Group Company to make a claim, election, surrender or disclaimer or give any notice or consent or do anything after Completion the making, giving, or doing of which was taken into account in the preparation of the Locked Box Accounts and in respect of which details are provided to the Purchaser in writing in reasonable time for the relevant action to be taken;
(11)such Tax Liability has been discharged prior to Completion and the payment or discharge of such Tax Liability was taken into account in the Locked Box Accounts.
(B)Notwithstanding any other term of this Schedule 10, the Purchaser's sole recourse for all amounts payable under this Schedule 10, shall be, subject to paragraph 1.1(b) of Schedule 9, against the amount outstanding in the Specified Tax Claim Escrow Account from time to time, or against the W&I Insurance.
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10.1.4Payments
(A)If a liability of the Covenantors arises under paragraph 2, the Purchaser shall notify the Covenantors of the amount payable and, following such notification, the Covenantors will make payment of such amount in accordance with this paragraph 4.
(B)The Covenantors will pay any amount for which they are liable under this Schedule 10 to the Purchaser in cleared and immediately available funds on or before the Due Date which will be on or before the fifth Business Day after the date of notification under paragraph 4.1 for such amount or, if later:
i)in any case falling within limb (a) of the definition of Tax Liability, five (5) Business Days before the last date on which the Tax is payable without any interest, fine, charge or penalty being incurred;
ii)in any case falling within limb (a) of the definition of Deemed Tax Liability (other than a Loss of a right to repayment of Tax or payment of a payable tax credit), the date on which the Tax that would have been saved falls due;
iii)in any case falling within limb (a) of the definition of Deemed Tax Liability which relates to the Loss of a right to repayment of Tax or payment of a payable tax credit, the date on which the repayment or payment (as the case may be) was or would have been due from the relevant Tax Authority;
iv)in any case falling within limb (b) of the definition of Deemed Tax Liability, the date on which the relevant Tax would have been due but for the setting off of the Relief; or
v)in any other case, five (5) Business Days before the date on which the relevant payment or repayment is due and payable without any interest, fine, charge or penalty being incurred.
10.1.5Tax Returns
(A)The Purchaser or their duly authorised agents shall prepare the Tax returns and computations (Tax Documents) for each Group Company for all outstanding accounting periods ending on or prior to Completion which have not already been submitted to a Tax Authority (the Outstanding Periods), and for the accounting period starting before Completion and ending after Completion (the Straddle Period). For purposes of this Agreement, in the case of any Straddle Period, the portion of any Tax liabilities for such Straddle Period that relates to the pre-Completion Straddle Period shall be determined as follows: (i) in the case of any real and personal property Taxes and any Taxes not based on gross or net income, based on the total amount of such Taxes for the relevant Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in such Straddle Period through the date of closing and the denominator of which shall be the total number of days in such Straddle Period, and (ii) in the case of any Taxes other than those described in clause (i), as if such taxable period ended at the close of Completion. For purposes of this paragraph 5.1, any exemption, deduction, credit or other item that is calculated on an annual basis will be apportioned on a per diem basis. Notwithstanding the foregoing, any franchise Taxes payable with respect to any Straddle Period will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
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(B)Prior to submission of such Tax Documents, the Purchaser shall procure that the Covenantors are given a reasonable period (being at least 10 Business Days) to comment on the Tax Documents relating to the Outstanding Periods and to comment on the Tax Documents relating to the Straddle Period to the extent the Straddle Period Tax Documents relate to any Event on or before Completion, and provided that such reasonable comments are received no later than ten (10) Business Days prior to the due date of such Tax Document, the Purchaser shall reflect the reasonable comments received from the Covenantors in the final Tax Documents submitted to the Tax Authority (but only insofar as such comments relate to matters which will or may result in any Group Company becoming subject to any Tax for which the Covenantors could be liable under paragraph 2).
(C)To the maximum extent permitted by applicable Law, all applicable Transaction Tax Deductions associated with this Transaction by the Group Companies shall be deducted in the Pre-Completion Tax Period.
10.1.6Conduct of Tax Claims
(A)Subject to the remainder of this paragraph 6, the Purchaser shall have conduct of any dispute, appeal, negotiations, discussions or other Proceedings in connection with any claim, notice, demand, assessment, determination letter or other document issued by any Tax Authority which could reasonably be expected to result in a Group Company becoming subject to any Tax.
(B)The Purchaser shall inform the Sellers' Representative within a reasonable period of time of becoming aware if any engagement of the Purchaser or a Group Company with a Tax Authority pursuant to paragraph 6.1 relates to a matter (other than a Specified Tax Claim) having relevance to a pre-Completion period and which may result in an increased Tax liability for a Covenantor in respect of any pre-Completion period.
(C)If the Purchaser becomes aware after Completion of any Tax Authority Claim, the Purchaser shall procure that notice in writing with relevant details is given to the Sellers' Representative as soon as reasonably practicable and in any case where there is a deadline for a response or appeal, such notice shall be within no later than 5 Business Days of the Purchaser becoming so aware.
(D)Subject to paragraphs 6.5 and 6.6 below of this Schedule 10, the Purchaser shall (and where relevant, shall procure that the relevant Group Company shall) take any reasonable action as the Sellers' Representative may reasonably request in writing to avoid, dispute, defend, resist, appeal or compromise any Tax Authority Claim subject to the Covenantors agreeing (to the Purchaser's satisfaction) to indemnify the Purchaser and the relevant Group Company out of the amounts standing to the credit of the Specified Tax Claim Escrow Account against all losses, Tax, damages and costs and expenses which they may suffer or incur as a result of taking such action.
(E)Neither the Purchaser nor any Group Company shall be required to take any action pursuant to paragraph 6.4 above if:
i)it would involve the Group Company contesting any Tax Authority Claim before any court, tribunal or other appellate or judicial body (including the Tax Appeal Commission in Ireland) unless Tax counsel (of at least ten years' experience appointed at the sole cost of the Covenantors and by agreement between the Covenantors and the Purchaser) opines, in writing after disclosure of all relevant
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information and documentation, that an appeal against the Tax Authority Claim in question has a more likely than not prospect of success; or
ii)within 15 days following the Sellers' Representative's receipt of written notice of the Tax Authority Claim from the Purchaser or the Group Company, the Covenantors:
(i)do not request that the Purchaser or the Group Company takes any action under paragraph 6.4;
(ii)notify the Purchaser that they do not wish the Purchaser or the Group Company to take any action under paragraph 6.4; or
(iii)fail to indemnify the Purchaser and/or the Group Company in accordance with paragraph 6.4 or the amounts standing to the credit of the Specified Tax Claim Escrow Account are insufficient to pay the Specified Tax Claim and indemnify the Purchaser and/or Group Company against all losses, Tax, damages and costs and expenses which they may suffer or incur as a result of taking such action in accordance with paragraph 6.4.
iii)in the Purchaser’s reasonable opinion, the action requested by the Sellers’ Representative pursuant to paragraph 6.4 is likely to materially adversely affect the liability of the Purchaser or a Group Company to Tax or materially affect the business or financial interests of any of them or is contrary to the legal obligation of any of them.
(F)The Purchaser shall keep the Sellers’ Representative reasonably informed of matters pertaining to actions taken pursuant to paragraph 6.4 and shall send the Sellers’ Representative correspondence to or from any Tax Authority pertaining to the relevant Tax Authority Claim within five Business Days of dispatch or receipt, as the case may be.
(G)The Purchaser shall give to the Sellers’ Representative (and his professional advisers) such access to the books, records, relevant correspondence and other relevant information relating solely to the Group Companies within the control of either Buyer or the Company as may be reasonably necessary to allow the Sellers’ Representative to exercise fully the rights of the Covenantors under this paragraph 6.
(H)Neither the Purchaser nor any Group Company shall be subject to any claim by or liability to the Covenantors for non-compliance with any of the foregoing provisions of this paragraph 6 if the Purchaser or the relevant Group Company has acted in good faith in accordance with the instructions of the Covenantors.
(I)If the Purchaser or a Group Company intends to make a voluntary disclosure (excluding, for the avoidance of doubt, any disclosure which is required by Law) to a Tax Authority in respect of any Pre-Completion Tax Period and where such disclosure discloses a Tax Liability which gives rise a Specified Tax Claim, the Purchaser shall give notice of this intention to the Sellers' Representative. If the Covenantors do not agree that a voluntary disclosure should be made, the matter shall be referred to a senior tax practitioner of at least ten years standing appointed by agreement between the Purchaser and the Sellers' Representative (at the sole cost of the Covenantors). Such practitioner shall be asked to determine whether in his or her opinion:
i)on the balance of probabilities, a Tax Liability exists which has not been declared to the appropriate Tax Authority;
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ii)it is recommended that the Purchaser or the relevant Group Company make a voluntary disclosure to the Tax Authority in respect of same.
(J)If the Covenantors agree that a voluntary disclosure should be made or, in the event of a dispute, the opinion of senior tax practitioner is in the affirmative on both of the questions posed at paragraph 6.9(a) and 6.9(b), then, within 20 Business Days of such agreement or affirmative opinion, the Covenantors shall prepare such voluntary disclosure. In such circumstances, the Covenantors shall deliver to the Purchaser a draft copy of such voluntary disclosure in advance of any discussion with, or submission to, the Tax Authority to enable the Purchaser and/ or its professional advisers to review and comment on same. The reasonable comments of the Purchaser and / or its professional advisers shall be included in the disclosure prior to submission to the Tax Authority. Following receipt of such comments from the Purchaser, the Covenantors shall submit the disclosure to the Tax Authority within 10 Business Days of receipt of such comments.
(K)If the Purchaser has an obligation to make a disclosure which is required by Law which may give rise to a Tax Liability which gives rise to a Specified Tax Claim, the Purchaser shall notify the Sellers' Representatives and shall provide a draft of the disclosure to the Sellers' Representatives and reflect the reasonable comments of the Sellers' Representatives in such disclosure prior to submission to the Tax Authority (provided such comments are given within 20 Business Days of the receipt of the draft disclosure).
(L)If the Covenantors do not respond to a notification under paragraph 6.9 or 6.11 within 10 Business Days of receipt thereof, the Purchaser or relevant Group Company shall be entitled to make any disclosure in relation to the matters notified thereunder.
10.1.7Purchaser’s Covenant
(a)The Purchaser covenants with the Covenantors, the Corporate Seller, the Institutional Seller (and any director appointed to the board of the Company by either of the Corporate Seller or Institutional Seller) (together the Covered Parties) to pay the Covered Parties, an amount equal to any Tax for which the Covered Parties are liable as a result of any change in the jurisdiction of the tax residency of a Group Company after Completion and which arises as a result of the failure of the Group Company or the Purchaser to discharge such Tax.
(b)Paragraph 7 shall not apply where such liability to Tax has been recovered under any relevant statutory provision or has otherwise been recovered by the Covered Parties or any affiliate of the Covered Parties.
(c) If any sum payable by the Purchaser to the Covered Parties pursuant to paragraph 7.1 is subject to Tax in the hands of the Covered Parties, the Purchaser shall pay such additional amounts to the Covered Parties as shall be required to ensure that the new amount received and retained by the recipient (after such Tax has been paid) will equal the amount that would have been received and retained had no Tax been chargeable on such amounts.
10.1.8Savings
(A)If the Purchaser (acting reasonably and in good faith) or the Auditors determine that a Corresponding Saving exists, the Purchaser shall notify the Covenantors.
(B)If the Purchaser or the Auditors determine that a Corresponding Saving exists:
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i)the amount of the Corresponding Saving, as determined by the Purchaser or the Auditors (being the “Relevant Amount”) shall first be set off against any payment then due from the Sellers in respect of a Specified Tax Claim;
ii)to the extent there is an excess of the Relevant Amount after any set off under paragraph 8.2(a), a refund shall be paid to the Covenantors up to the amount of any previous payment or payments made by the Sellers in respect of a Specified Tax Claim; and
iii)to the extent there is any excess of the Relevant Amount after amounts have been set off or refunded under paragraphs 8.2(a) and (b), the excess shall be carried forward and set off against any future payments which subsequently become due from the Covenantors to the Purchaser in respect of a Specified Tax Claim, in chronological order until the expiration of the period under which a claim may be made in respect of a Specified Tax Claim.

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11 - Escrow Arrangements
11.1.1Establishment and Operation of the Escrow Accounts
(A)The parties agree that:
i)the Leakage Escrow Amount will be deposited in cash on Completion by the Purchaser by electronic funds transfer to the Escrow Agent in accordance with paragraph 2(b) of Schedule 5, to be held by the Escrow Agent in an escrow account (the Leakage Escrow Account) in accordance with this Schedule 11 and the Escrow Agreement; and
ii)the Specified Tax Claim Escrow Amount will be deposited in cash on Completion by the Purchaser by electronic funds transfer to the Escrow Agent in accordance with paragraph 2(b) of Schedule 5, to be held by the Escrow Agent in an escrow account (the Specified Tax Claim Escrow Account) in accordance with this Schedule 11 and the Escrow Agreement.
(B)In addition to any other rights and remedies available to Purchaser, and without limitation to any other rights which the Purchaser may have to recover for any claims made pursuant to this Agreement:
i)the Leakage Escrow Amount (inclusive of any interest and earnings thereon) will be available to satisfy any amounts owing by any Seller to the Purchaser pursuant to any Leakage Claim that has been agreed in writing by the Sellers’ Representative and the Purchaser in favour of the Purchaser or awarded by the Expert in favour of the Purchaser following the determination of the matter in accordance with Clause 5; and
ii)the Specified Tax Claim Escrow Amount (inclusive of any interest and earnings thereon) will be available to satisfy any amounts owing by any Seller to the Purchaser pursuant to any Specified Tax Claim that has become a Settled Claim,
(in each case being, a Substantiated Claim).
11.1.2Release of the Leakage Escrow Amount
(A)If, at any time before the Leakage Escrow Release Date, a Leakage Claim has been agreed or awarded as a Substantiated Claim in accordance with Clause 5, then within five Business Days after any and each such Leakage Claim becoming a Substantiated Claim, the Purchaser and the Sellers' Representatives shall jointly (by means of a Joint Transfer Instruction) instruct the Escrow Agent to release to an account nominated by the Purchaser, a sum which is equal to the amount of the Substantiated Claim without any set-off or deduction on a dollar-for-dollar basis.
(B)On the Business Day immediately following the Leakage Escrow Release Date, the Purchaser and the Sellers' Representatives shall (by means of a Joint Transfer Instruction) instruct the Escrow Agent to release and deliver to the Paying Agent to be paid on to the Sellers in their respective Agreed Proportions adjusted to take account of any Leakage Claim having been previously made against any Seller that has been satisfied in whole or in part by the amount standing to the credit of the Leakage Escrow Account) an amount equal to the amount (if any) which is standing to the credit of the Leakage Escrow Account on the Leakage Escrow Release Date less an amount equal to the aggregate of:
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i)any amount which is due to the Purchaser pursuant to paragraph 2.1 of this Schedule 11 but has not yet been paid to the Purchaser in accordance with paragraph 2.1 of this Schedule 11; and
ii)any Leakage Claim which is outstanding and has not by the Leakage Escrow Release Date either:
a)been withdrawn by the Purchaser or been agreed in writing by the Sellers’ Representative and the Purchaser in favour of the Seller(s) or awarded by the Expert in favour of the Seller(s) following the determination of the matter in accordance with Clause 5 (Non-Substantiated Claim); or
b)become a Substantiated Claim,
iii)in respect of which paragraph 2.4 of this Schedule 11 shall apply.
(C)In the circumstances referred to in paragraph 2.2(a) of this Schedule 11, paragraph 2.1 of this Schedule 11 shall continue to apply to the release of such amount to the Purchaser.
(D)In the circumstances referred to in paragraph 2.2(b) of this Schedule 11:
i)any amount of any Leakage Claim that becomes a Substantiated Claim, the Purchaser and the Sellers’ Representative shall, within five Business Days after such Leakage Claim becoming a Substantiated Claim, instruct the Escrow Agent (by Joint Transfer Instruction) to release to an account nominated by the Purchaser a sum which is equal to the amount of such Substantiated Claim without any set-off or deduction on a dollar-for-dollar basis;
ii)in respect of any amount of any Leakage Claim that has not yet become either a Substantiated Claim or a Non-Substantiated Claim, the Escrow Agent shall retain the applicable Notified Leakage Amount in respect of that Leakage Claim pending that Leakage Claim becoming either a Substantiated Claim or a Non-Substantiated Claim (whether that occurs before or after expiry of the Leakage Escrow Period); and
iii)as soon as possible once any Leakage Claim has become either a Substantiated Claim or a Non-Substantiated Claim, then the Escrow Agent shall be instructed to release (by Joint Transfer Instruction): (i) any amount of the applicable Notified Leakage Amount that is payable to the Purchaser in accordance with paragraph 2.2(a) of this Schedule 11 (if any) to the Purchaser; and (ii) any remaining amount of the applicable Notified Leakage Amount to the Paying Agent (to be paid on to the Sellers in their respective Agreed Proportions adjusted to take account of any Leakage Claim having been previously made against any Seller that has been satisfied in whole or in part by the amount standing to the credit of the Leakage Escrow Account).
11.1.3Release of the Specified Tax Claim Escrow Amount
(A)If, at any time before the Specified Tax Claim Escrow Release Date, a Specified Tax Claim becomes a Substantiated Claim, then within five Business Days after any and each such Specified Tax Claim becoming a Substantiated Claim, the Purchaser and the Sellers' Representatives shall jointly (by means of a Joint Transfer Instruction) instruct the Escrow Agent to release to an account nominated by the Purchaser, a sum which is equal to the
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amount of such Specified Tax Claim without any set-off or deduction on a dollar-for-dollar basis.
(B)On the Business Day immediately following the Specified Tax Claim Escrow Release Date, the Purchaser and the Sellers' Representatives shall (by means of a Joint Transfer Instruction) instruct the Escrow Agent to release and deliver to the Paying Agent (to be paid on to the Sellers in their respective Agreed Proportions adjusted to take account any Specified Tax Claim having been previously made against any Seller that has been satisfied in whole or in part by the amount standing to the credit of the Specified Tax Claim Escrow Account) an amount equal to the amount (if any) which is standing to the credit of the Specified Tax Claim Escrow Account on the Specified Tax Claim Escrow Release Date less an amount equal to the aggregate of:
i)any amount which is due to the Purchaser pursuant to paragraph 3.1 of this Schedule 11 but has not yet been paid to the Purchaser in accordance with paragraph 3.1 of this Schedule 11; and
ii)any Specified Tax Claim which is outstanding and has not by the Specified Tax Claim Escrow Release Date become a Substantiated Claim, in respect of which paragraph 3.4 of this Schedule 11 shall apply.
(C)In the circumstances referred to in paragraph 3.2(a) of this Schedule 11, paragraph 3.1 of this Schedule 11 shall continue to apply to the release of such amount to the Purchaser.
(D)In the circumstances referred to in paragraph 3.2(b) of this Schedule 11:
i)any amount of any Specified Tax Claim that becomes a Substantiated Claim, the Purchaser and the Sellers’ Representative shall, within five Business Days after such Specified Tax Claim becomes a Settled Claim, instruct the Escrow Agent (by Joint Transfer Instruction) to release to an account nominated by the Purchaser a sum which is equal to the amount of such Specified Tax Claim without any set-off or deduction on a dollar-for-dollar basis;
ii)in respect of any amount of any Specified Tax Claim that has not yet become a Substantiated Claim, the Escrow Agent shall retain the applicable Held-over Amount in respect of that Specified Tax Claim pending that Specified Tax Claim becoming a Substantiated Claim (whether that occurs before or after expiry of the Specified Tax Claim Escrow Period); and
iii)as soon as possible once any Specified Tax Claim has become a Substantiated Claim, then the Escrow Agent shall be instructed to release (by Joint Transfer Instruction): (i) any amount of the applicable Held-over Amount that is payable to the Purchaser in accordance with paragraph 3.4(a) of this Schedule 11 (if any) to the Purchaser; and (ii) any remaining amount of the applicable Held-over Amount to the Paying Agent, to be paid on to the Sellers in their respective Agreed Proportions adjusted to take account of any Specified Tax Claim having been previously made against any Seller that has been satisfied in whole or in part by the amount standing to the credit of the Specified Tax Claim Escrow Account.
(E)For the purposes of paragraph 3.4 of this Schedule 11, in respect of any Specified Tax Claim, the “Held-over Amount” shall be an amount (for the avoidance of doubt, up to a maximum in aggregate of the amount standing to the credit of the Escrow Account from time to time) determined as follows:
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i)At any time prior to the Specified Tax Claim Release Date, the Purchaser may notify the Sellers’ Representatives of its best estimate of the amount which it reasonably believes it will be entitled to recover in respect of such Specified Tax Claim (the “Best Estimate”), which shall be deemed to be the Held-over Amount unless and until determined otherwise in accordance with this paragraph 3.5.
ii)If the Sellers' Representatives does not agree with the Best Estimate, the Sellers' Representatives may, within fifteen (15) Business Days after receipt of the Best Estimate, require that an Expert (acting as an expert and not as an arbitrator) be instructed to opine on whether the Purchaser has a good arguable case in respect of such Specified Tax Claim and, if so, the Expert’s estimate of the amount which is reasonably likely to be recoverable by the Purchaser in respect thereof.
a)If the Expert opines that the Purchaser has a good arguable case in respect of the Specified Tax Claim and, if successful, is reasonably likely to recover an amount at least equal to or higher than the Best Estimate, then the Best Estimate (or such higher amount as determined by the Expert) shall be deemed to be the Held-over Amount for the purposes of paragraph 3.4.
b)If the Expert opines that the Purchaser has a good arguable case in respect of the Specified Tax Claim and, if successful, is reasonably likely to recover less than the Best Estimate (the "Revised Estimate"), then the Revised Estimate shall be deemed to be the Held-over Amount for the purposes of paragraph 3.4.
c)If the Expert opines that the Specified Tax Claim has no real prospect of success, then the Held-over Amount shall be nil.
iii)An Expert appointed in accordance with paragraph 3.5(b) shall be jointly instructed by the Purchaser and the Sellers' Representative, and the Purchaser and the Sellers’ Representative shall each be entitled to see any instructions (and any revision or supplement thereof) prior to such instructions being submitted to the Expert by the Purchaser or the Sellers’ Representative, and to attend and speak at all conferences with such Expert.
iv)The fees and costs of any Expert shall be borne by Purchaser and the relevant Sellers in inverse proportion as they may prevail on matters resolved by the Expert, which proportionate allocations shall also be determined by the Expert at the time its determination is rendered on the merits of the matters submitted.
(F)Notwithstanding the foregoing, after the first, second and third anniversary of the Completion Date, Purchaser will consider in good faith releasing any portion of the Specified Tax Claim Escrow Amount to the extent such amount relates to a Tax period where such Tax can no longer be assessed by the relevant Tax Authority.
11.1.4Interest
(A)Where any payment is made to the Purchaser out of the Escrow Amount as provided in this Schedule 11, the Purchaser will at the same time be entitled to a corresponding proportion of the interest accrued on the Escrow Amount (or, in the case of negative interest, the corresponding proportion shall be deducted from any amounts payable to the Purchaser). Otherwise all interest accrued on the Escrow Amount will be payable to the Sellers at the time of payment to them out of the Escrow Amount in accordance with this Schedule 11 (or, in the
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case of negative interest, shall be deducted from any amounts payable to the Sellers). All payments of interest to the Purchaser or the Sellers will be made in accordance with their respective instructions and will be less any tax on such interest for which the Escrow Agent may be accountable. In any Joint Transfer Instruction the Purchaser and the Sellers' Representatives shall instruct the Escrow Agent to pay interest in the manner set out in this paragraph 3.5 of this Schedule 11.
(B)If any interest on sums due to the Purchaser are included in any determination or award and paid to the Purchaser out of the Escrow Amount then the amount of interest payable to the under paragraph 4.1 of this Schedule 11 will be reduced by the amount of such interest determined or awarded.
11.1.5General
(A)For the purposes of this Schedule 11, any notice or determination given by the Escrow Agent of the amount of interest paid on any sum in the Escrow Amount will be conclusive and final and binding for all purposes, save in the case of manifest error.
(B)Any payments by the Escrow Agent to the Paying Agent (for the benefit of the Sellers) or to the Purchaser, in each case, in accordance with this Schedule 11 will be made in cash by electronic funds transfer to the bank account set out in the Joint Transfer Instruction. For the avoidance of doubt, the Purchaser shall not be concerned with, or have any liability whatsoever with respect to, such apportionment or for any failure by the Sellers or any other person to apportion such sum among the Sellers in accordance herewith.
(C)The Escrow Agent will at no time have any beneficial interest in any sum standing to the credit of the Escrow Accounts, and no interest in such sum will vest in either the Sellers or the Purchaser unless and until (in either case) that sum becomes payable to it in accordance with the terms of this Agreement or pursuant to a Joint Transfer Instruction.
(D)Once given, any Joint Transfer Instruction will be irrevocable (and the payment amount will be conclusive) except with the written consent of the Sellers' Representative and the Purchaser.
(E)The fees of the Escrow Agent shall be paid by the Purchaser and paid in accordance with the Escrow Agreement.
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12SIGNATURE

SIGNED
for and on behalf of PW RED OCTOBER S.À R.L
by its lawfully appointed attorney	/s/ Maxime Menu
Signature of Attorney

Maxime Menu
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SIGNED
for and on behalf of WATCHMAN INVESTMENT HOLDINGS UNLIMITED COMPANY
by its lawfully appointed attorney	/s/ Basil Holian
Signature of Attorney

Basil Holian
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SIGNED
for and on behalf of ANDY JONES
by his lawfully appointed attorney	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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SIGNED
for and on behalf of ELS TEUNEN
by her lawfully appointed attorney	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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SIGNED
for and on behalf of NEAL LANDSBURGH
by his lawfully appointed attorney	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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SIGNED
for and on behalf of KELSEY ROSS
by her lawfully appointed attorney	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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SIGNED
for and on behalf of GENE WICKER
by his lawfully appointed attorney	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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SIGNED
for and on behalf of JAIPAL BASRA
by his lawfully appointed attorney	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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SIGNED
for and on behalf of MIKE ALLISON
by his lawfully appointed attorney	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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SIGNED by MARK MORRIS
/s/ Mark Morris
Signature

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SIGNED by SHANE COX
/s/ Shane Cox
Signature

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SIGNED by GEOFFREY STODDART
/s/ Geoffrey Stoddart
Signature

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SIGNED by NIGEL WENDON
/s/ Nigel Wenden
Signature

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SIGNED
for and on behalf of DARRELL MCDANIEL
by his lawfully appointed attorney	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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SIGNED
for and on behalf of JAMES LYNGAR
by his lawfully appointed attorney	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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SIGNED
for and on behalf of KAVEN DESHANE
by his lawfully appointed attorney	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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SIGNED
for and on behalf of DAVID BYRNE
by MICHAEL EDE
an authorised signatory
of PERWYN ADVISORS UK LIMITED
the lawfully appointed attorney	/s/ Michael Ede
of DAVID BYRNE	Authorised Signatory (Signature)

Michael Ede
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SIGNED
for and on behalf of TIMOTHY M. WYLIE AND GINA L. WYLIE, TRUSTEES OF THE TIMOTHY M. WYLIE AND GINA L. WYLIE REVOCABLE TRUST
by its lawfully appointed attorneys MARK MORRIS and NIGEL WENDEN	/s/ Nigel Wenden
Signature of Attorney

Nigel Wenden
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/s/ Mark Morris
Signature of Attorney

Mark Morris
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SIGNED
for and on behalf of ELIZABETH PROCHASKA
by her lawfully appointed attorney	/s/ Shane Cox
Signature of Attorney

Shane Cox
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SIGNED
by ABM INDUSTRIES INCORPORATED acting by SCOTT SALMIRS who, in accordance with the laws of Delaware, is acting under the authority of the company	............../s/ Scott Salmirs............ Authorised signatory

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